Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

FINTECH ACQUISITION CORP. IV,

FINTECH INVESTOR HOLDINGS IV, LLC,

FINTECH MASALA ADVISORS, LLC,

PWP HOLDINGS LP,

PWP GP LLC,

PWP PROFESSIONAL PARTNERS LP

AND

PERELLA WEINBERG PARTNERS LLC

dated as of December 29, 2020

TABLE OF CONTENTS

Article I
THE TRANSACTIONS

1.1	Professionals Reorganization	3
1.2	Closing DeSPAC Transactions	3

Article II
THE CLOSING

2.1	Closing	3
2.2	Closing Documents	3
2.3	Closing Payments	6
2.4	Withholding Taxes	7

Article III
REPRESENTATIONS AND WARRANTIES OF PROFESSIONALS,
PROFESSIONALS GP, THE COMPANY AND COMPANY GP

3.1	Organization and Qualification	7
3.2	Existing Group Company Ownership	8
3.3	Investment	9
3.4	Company Subsidiaries	9
3.5	Capitalization of the Company and Company GP	10
3.6	Authority Relative to this Agreement	12
3.7	No Conflict; Required Filings and Consents	12
3.8	Compliance; Approvals	13
3.9	Financial Statements	13
3.10	No Undisclosed Liabilities	14
3.11	Absence of Certain Changes or Events	15
3.12	Litigation	15
3.13	Employee Benefit Plans	15
3.14	Labor Matters	17
3.15	Real Property; Tangible Property	19
3.16	Taxes	20
3.17	Environmental Matters	22
3.18	Brokers; Third Party Expenses	23
3.19	Intellectual Property	23
3.20	Privacy	26
3.21	Agreements, Contracts and Commitments	27
3.22	Insurance	29
3.23	Interested Party Transactions	29
3.24	Information Supplied	30
3.25	Indebtedness	30
3.26	Anti-Bribery; Anti-Corruption	31
3.27	International Trade; Sanctions	31
3.28	Disclaimer of Other Warranties	32

i

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Organization and Qualification	33
4.2	Parent Subsidiaries	33
4.3	Capitalization	34
4.4	Authority Relative to this Agreement	35
4.5	No Conflict; Required Filings and Consents	35
4.6	Compliance; Approvals	36
4.7	Parent SEC Reports and Financial Statements	37
4.8	Absence of Certain Changes or Events	37
4.9	Litigation	38
4.10	Business Activities	38
4.11	Parent Material Contracts	38
4.12	Parent Listing	38
4.13	PIPE Investment Amount	39
4.14	Trust Account	39
4.15	Taxes	40
4.16	Information Supplied	41
4.17	Employees; Benefit Plans	42
4.18	Board Approval; Stockholder Vote	42
4.19	Title to Assets	42
4.20	Affiliate Transactions	42
4.21	Investment	43
4.22	Brokers	43
4.23	Disclaimer of Other Warranties	44

Article V
CONDUCT PRIOR TO THE CLOSING DATE

5.1	Conduct of Business by the Group Companies	45
5.2	Conduct of Business by Parent	48

Article VI
ADDITIONAL AGREEMENTS

6.1	Proxy Statement; Special Meeting	50
6.2	Certain Regulatory Matters	53
6.3	Other Filings; Press Release	54
6.4	Confidentiality; Communications Plan; Access to Information	54
6.5	Reasonable Best Efforts	56
6.6	No Parent Securities Transactions	56
6.7	No Claim Against Trust Account	57
6.8	Disclosure of Certain Matters	57

ii

6.9	No Solicitation	57
6.10	Trust Account	58
6.11	Directors’ and Officers’ Liability Insurance	58
6.12	Transfer Taxes	60
6.13	Subscription Agreements	60
6.14	Section 16 Matters	60
6.15	Qualification as an Emerging Growth Company	60
6.16	Board of Directors	60
6.17	Termination of Affiliate Arrangements	60
6.18	Release	60
6.19	DeSPAC Transaction Steps and Closing DeSPAC Transactions	61
6.20	Employment Agreements	61

Article VII
CONDITIONS TO THE TRANSACTION

7.1	Conditions to Obligations of Each Party’s Obligations	61
7.2	Additional Conditions to Obligations of Professionals, Professionals GP, the Company and Company GP	62
7.3	Additional Conditions to the Obligations of Parent	64

Article VIII
TERMINATION

8.1	Termination	65
8.2	Notice of Termination; Effect of Termination	66

Article IX
NO SURVIVAL

9.1	No Survival	67

Article X
GENERAL PROVISIONS

10.1	Notices	67
10.2	Interpretation	68
10.3	Counterparts; Electronic Delivery	69
10.4	Entire Agreement; Third Party Beneficiaries	69
10.5	Severability	69
10.6	Other Remedies; Specific Performance	70
10.7	Governing Law	70
10.8	Consent to Jurisdiction; Waiver of Jury Trial	70
10.9	Rules of Construction	71
10.10	Expenses	71
10.11	Assignment	71
10.12	Amendment	71
10.13	Extension; Waiver	72
10.14	No Recourse	72
10.15	Legal Representation.	72
10.16	Disclosure Letters and Exhibits	74

iii

EXHIBITS

SCHEDULES

Schedule A	Defined Terms
Schedule B	DeSPAC Transaction Steps; Closing DeSPAC Transactions
Schedule C	Subscribed Shares and Units Calculations

iv

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT is made and entered into effective as of December 29, 2020, by and among:

(i) FINTECH ACQUISITION CORP. IV, a Delaware corporation (“Parent”);

(ii) FINTECH INVESTOR HOLDINGS IV, LLC, a Delaware limited liability company;

(ii) FINTECH MASALA ADVISORS, LLC, a Delaware limited liability company (together with FinTech Investor Holdings IV, LLC, “Sponsors”, and each individually, a “Sponsor”);

(iii) PWP HOLDINGS LP, a Delaware limited partnership (the “Company”);

(iv) PWP GP LLC, a Delaware limited liability company and the general partner of the Company (“Company GP”);

(v) PWP PROFESSIONAL PARTNERS LP, a Delaware limited partnership, and a limited partner of the Company (“Professionals”); and

(vi) PERELLA WEINBERG PARTNERS LLC, a Delaware limited liability company and the general partner of Professionals (“Professionals GP”).

Each of Parent, the Company, Company GP, Professionals and Professionals GP are referred to herein individually as a “Party” and collectively as the “Parties”.  The term “Agreement” as used herein refers to this Business Combination Agreement, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a Business Combination (as such term is defined in the Parent Certificate);

WHEREAS, the Company is a limited partnership, the general partner of which is Company GP, and the limited partners of which are Professionals and certain third party investor limited partners (“ILPs”); and Professionals is a limited partnership, the general partner of which is Professionals GP and the limited partners of which are certain Working Partners and certain Legacy Partners;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction, pursuant to which, in connection with the Closing (as defined below) the Parties shall complete the DeSPAC Transaction Steps and effect the Closing DeSPAC Transactions, in each case as set forth on Schedule B (together, the “Transactions”); and

WHEREAS, in connection with the entry into and delivery of this Agreement:

(1) The board of directors of Parent has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, for Parent to enter into and perform this Agreement and the Transactions; (b) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending that the stockholders of Parent vote in favor of the Transactions submitted to the stockholders for approval (the “Parent Recommendation”);

(2) Professionals GP, Professionals, Company GP and the Company have authorized and approved the entry into and performance of this Agreement, the Transactions and the transactions contemplated hereby and thereby;

(3) Parent has entered into subscription agreements with certain investors for such investors to purchase shares of Parent Class A Common Stock (the “PIPE Investment”), such purchases to be consummated immediately prior to the consummation of the Transactions;

(4) Sponsors have entered into a letter agreement with Parent, which letter agreement is attached hereto as Exhibit H (the “Sponsor Letter Agreement”), pursuant to which Sponsors will, in connection with the Closing of the Transactions, (i) surrender to Parent an aggregate of 1,023,333 shares of Pre-Combination Class B Common Stock held by them as of immediately prior to the consummation of the Transactions, without consideration therefor (the “Founders Shares Forfeiture”), (ii) subject their respective shares of Pre-Combination Class B Common Stock (and the shares of Parent Class A Common Stock issued upon the automatic conversion of such shares of Pre-Combination Class B Common Stock into shares of Parent Class A Common Stock in connection with the consummation of the Transactions) to certain restrictions on transfer or sale, and to certain repurchase rights in favor of Parent upon the happening of certain events, as all set forth therein and (iii) waive any adjustment to the conversion ratio set forth in the Parent Certificate and any rights to other anti-dilution protections with respect to the Pre-Combination Class B Common Stock that may result from the PIPE Investment and/or the transactions contemplated by this Agreement on the terms and conditions set forth in the Sponsor Letter Agreement; and

(5) Parent, Sponsors, Professionals GP, Professionals, Company GP, the Company, and certain Working Partners have entered into a support agreement, attached hereto as Exhibit I, by which each has agreed to support the Transaction (the “Support Agreement”) on the terms described therein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
THE TRANSACTIONS

1.1 Professionals Reorganizatio.  Prior to the Closing, Professionals GP and Professionals shall cause a reorganization of Professionals (the “Professionals Reorganization”), as described in the Existing Limited Partner Consents, to be consummated without any material liability or obligation (Tax or otherwise) to Parent or the Group Companies.

1.2 Closing DeSPAC Transaction. At the Closing, the Parties shall, and shall cause their applicable Affiliates to, complete the DeSPAC Transaction Steps and effect the Closing DeSPAC Transactions, in each case in accordance with Schedule B.

Article II
THE CLOSING

2.1 Closing.  Upon the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall occur by electronic exchange of documents at a time and date to be specified in writing by the Parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, that in no event shall the Closing occur prior to April 1, 2021. Notwithstanding the foregoing, the Closing may occur at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email .pdf files.

2.2 Closing Documents.  Upon the terms and subject to the conditions of this Agreement:

(a) At the Closing, Parent and Sponsors shall deliver:

(i) to Professionals GP and the Company evidence of the filing of the Parent A&R Certificate with the Secretary of State of the State of Delaware, in form and substance reasonably acceptable to Professionals GP;

(ii) to Professionals GP and the Company a certificate, dated as of the Closing Date and signed by an officer of Parent, certifying as to copies of resolutions and actions taken by Parent’s board of directors in connection with the approval of this Agreement and the Transactions, including the adoption of the Parent A&R Bylaws as of the Closing;

(iii) to the Company a subscription agreement for the Parent Class B Common Stock being acquired by the Company pursuant to item 3 of subsection (b) of Schedule B (the “Parent Class B Common Stock Subscription Agreement”), duly executed by Parent, together with evidence, in form and substance reasonably acceptable to Parent and the Company, of the issuance, by book-entry with the Transfer Agent, of the Parent Class B Common Stock acquired by the Company pursuant to item 3 of subsection (b) of Schedule B and such subscription agreement;

(iv) to the Company a subscription agreement for the Parent Subscribed Units being acquired by Parent pursuant to item 5 of subsection (b) of Schedule B (the “Parent Subscribed Units Subscription Agreement”) duly executed by Parent, in form and substance reasonably acceptable to Parent and the Company;

(v) to Professionals GP the A&R Registration Rights Agreement and the Stockholders Agreement, duly executed by Parent and Sponsors;

(vi) to Professionals GP the Tax Receivable Agreement, duly executed by Parent;

(vii) to Professionals GP the resignations of each of the officers of Parent from their respective positions as officers, effective as of the Closing Date; and

(viii) (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 7.2; and (B) such other documents or certificates as shall reasonably be required by Professionals GP and its counsel in order to consummate the Transactions.

(b) At the Closing, the Company, Company GP, Professionals and Professionals GP shall deliver to Parent:

(i) a copy of the Company A&R Partnership Agreement, duly executed by Company GP and consented to by a Majority in Interest of the Investor Limited Partners (as such term is defined in the Agreement of Limited Partnership of the Company dated February 28, 2019);

(ii) a certificate, dated as of the Closing Date and signed by an officer of each such Person, certifying as to copies of resolutions and actions taken by each such entity and/or its equity holders, as applicable, in connection with the approval of this Agreement and the Transactions, including the Professionals Reorganization;

(iii) the Parent Class B Common Stock Subscription Agreement, duly executed by the Company, together with the Parent Class B Common Stock Purchase Price;

(iv) evidence, in form and substance reasonably acceptable to Parent, of the distribution of the Parent Class B-1 Common Stock to Professionals, and of the distribution of the Parent Class B-2 Common Stock to the ILPs;

(v) the Parent Subscribed Units Subscription Agreement, duly executed by the Company, together with evidence, in form and substance reasonably acceptable to Parent, of the issuance of the Parent Subscribed Units being acquired by Parent pursuant to item 5 of subsection (b) of Schedule B and such subscription agreement;

(vi) the A&R Registration Rights Agreement and the Stockholders Agreement, duly executed by Professionals;

(vii) the Tax Receivable Agreement, duly executed by the Company, Professionals and the partners party thereto;

(viii) a certificate from the Company pursuant to Treasury Regulations Section 1.1445-11T, and W-9 or W-8 (or equivalent applicable forms) certificates for each Person receiving a payment from Parent or the Company in connection with the Closing; and

(ix) (A) all other documents, instruments or certificates required to be delivered at or prior to the Closing pursuant to Section 7.3; and (B) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

(c) At least two (2) Business Days prior to the expected Closing Date, the Company will deliver to Parent, in each case in form and substance reasonably acceptable to Parent:

(i) for each Convertible Noteholder, evidence in form and substance reasonably acceptable to Parent of the repayment and termination of the Convertible Note held by such Convertible Noteholder;

(ii) for each Cash Electing ILP, equity transfer documentation in form and substance reasonably acceptable to Parent;

(iii) for each Cash Electing Legacy Partner, equity transfer documentation in form and substance reasonably acceptable to Parent;

(iv) evidence of the authorizations and approvals described in Schedule 3.7(b) of the Company Disclosure Letter; and

(v) a prepayment notice (in compliance with the Existing Credit Agreement or any refinancing thereof, as applicable) evidencing the Company’s intent to repay in full the outstanding principal amount of indebtedness under the Existing Credit Agreement or any refinancing thereof, as applicable, (together with accrued interest thereon) on the Closing Date.

(d) At least two (2) Business Days prior to the expected Closing Date, (i) Parent will deliver to the Company information regarding its Estimated Transaction Costs, the respective amounts thereof, and the applicable wire transfer instructions for each such Estimated Transaction Cost, together with reasonable relevant supporting documentation used by Parent in calculating such amounts, including all invoices or, if no invoice is available, other documentation reasonably accounting for such costs, (ii) the Company will deliver to Parent information regarding its Estimated Transaction Costs, the respective amounts thereof, and the applicable wire transfer instructions for each such Estimated Transaction Cost, together with reasonable relevant supporting documentation used by Parent in calculating such amounts, including all invoices or, if no invoice is available, other documentation reasonably accounting for such costs, and (iii) the Parties will together document the same in a funds flow memorandum (the “Funds Flow Memorandum”).

2.3 Closing Payments.  At the Closing on the Closing Date, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall make any payments required to be made by Parent in connection with the Parent Stockholder Redemption (the “Parent Stockholder Redemption Payments”);

(b) the Company shall pay the Parent Class B Common Stock Purchase Price to Parent pursuant to the Parent Class B Common Stock Subscription Agreement;

(c) Parent shall pay to the Company the Parent Subscribed Units Purchase Price pursuant to the Parent Subscribed Units Subscription Agreement;

(d) the Company shall pay to the applicable Convertible Noteholders the applicable payoff amounts in respect of the Convertible Notes held by such Convertible Noteholders pursuant to the payoff elections in respect thereof;

(e) if, and to the extent, applicable, the Company shall pay to the applicable Cash Electing ILPs the repurchase amounts in respect of the limited partnership interests of the Company being repurchased from such Cash Electing ILPs pursuant to the repurchase elections in respect thereof (in each case net of applicable withholding Taxes, which Taxes will be timely paid to the relevant Governmental Entity);

(f) if, and to the extent, applicable, the Company shall pay to the applicable Cash Electing Legacy Partners the repurchase amounts in respect of the limited partnership interests of the Company and the capital stock of Parent (following receipt by such Cash Electing Legacy Partners of such securities upon redemption of such Cash Electing Legacy Partners’ corresponding limited partnership interests of Professionals) being repurchased from such Cash Electing Legacy Partners pursuant to the repurchase elections in respect thereof (in each case net of applicable withholding Taxes, which Taxes will be timely paid to the relevant Governmental Entity);

(g) the Company shall pay to the agent under the Existing Credit Agreement or any refinancing thereof, as applicable, the outstanding principal amount of indebtedness under the Existing Credit Agreement or any refinancing thereof, as applicable, (together with accrued interest thereon) as of the Closing Date; and

(h) the Company shall (on its own behalf, or on behalf of Parent, as applicable) pay, or, cause to be paid, all Estimated Transaction Costs to the applicable payees as set forth in the Funds Flow Memorandum; provided, that the Estimated Transaction Costs may be paid promptly after the Closing Date as necessary or appropriate.

2.4 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, each Party and its respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements and shall thereafter pay all such amounts so deducted or withheld to the proper Governmental Entity. If any Tax withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), the Party required to so withhold shall provide written notice to the Party in respect of whom such withholding is to be paid of the amounts to be deducted and withheld no later than two (2) Business Days prior to such payment. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF PROFESSIONALS,
PROFESSIONALS GP, THE COMPANY AND COMPANY GP

Except as set forth in the letter dated as of the date of this Agreement and delivered by the Company to Parent prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), each of Professionals, Professionals GP, the Company and Company GP hereby represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

3.1 Organization and Qualification.  Each of Professionals and the Company is a limited partnership, and each of Professionals GP and Company GP is a limited liability company, (a) duly formed, validly existing and in good standing under the Legal Requirements of the State of Delaware and (b) with all requisite limited partnership or limited liability company, as applicable, power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of this clause (b) (i) with respect to Professionals and Professionals GP, as would not, individually or in the aggregate, reasonably be expected to have a Professionals Material Adverse Effect, and (ii) with respect to the Company and Company GP, as would not be material to the Group Companies, taken as a whole.  Each of Professionals, Professionals GP, the Company and Company GP is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than (x) with respect to Professionals and Professionals GP, in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Professionals Material Adverse Effect, and (y) with respect to the Company and Company GP, in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of the Company and Company GP as currently in effect have been made available to Parent.  Each of the Company and Company GP is not in violation of any of the provisions of such Governing Documents.

3.2 Existing Group Company Ownership.

(a) The outstanding ownership interests of Professionals as of the date of this Agreement, and the holders thereof, are as set forth on Schedule 3.2(a) of the Company Disclosure Letter. Such ownership interests comprise all of the issued and outstanding equity interests of Professionals. Except in connection with the Transactions, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Professionals or Professionals GP is a party or by which it is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of Professionals or Professionals GP or obligating Professionals or Professionals GP to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation awards or similar rights with respect to Professionals or Professionals GP other than as set forth in Professionals’ or Professionals GP’s Governing Documents made available to Parent. Except as set forth in Professionals’ and or Professionals GP’s Governing Documents made available to Parent and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Professionals or Professionals GP is a party or by which Professionals or Professionals GP is bound with respect to any ownership interests of Professionals or Professionals GP. Except as provided for in this Agreement, as a result of the consummation of the Transactions, no equity interests, warrants, options or other securities of Professionals or Professionals GP are issuable and no rights in connection with any shares, warrants, options or other securities of Professionals or Professionals GP accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(b) The aggregate amount of securities that the Legacy Partners have elected to be repurchased pursuant to their Legacy Partner Elections is set forth on Schedule 3.2(b) of the Company Disclosure Letter.

3.3 Investment. Each of the Company, Professionals and each ILP (together, the “Parent Equity Recipients”) is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  The shares of Parent Class B Common Stock, and shares of Parent Class A Common Stock issuable upon conversion thereof, to be acquired by each applicable Parent Equity Recipient pursuant to this Agreement and the Transactions will be acquired for investment for such Parent Equity Recipient’s own account or for one or more separate accounts maintained by it for the benefit of one or more other accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and such Parent Equity Recipient has no present intention of selling, granting any participation in, or otherwise distributing the same.  At no time was such Parent Equity Recipient presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of shares of Parent Class A Common Stock.  Such Parent Equity Recipient has received or has had full access to all the information such Parent Equity Recipient considers necessary or appropriate to make an informed investment decision with respect to the shares of Parent Class A Common Stock.  Such Parent Equity Recipient further has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the shares of Parent Class B Common Stock, and shares of Parent Class A Common Stock issuable upon conversion thereof, and to obtain additional information necessary to verify any information furnished to such Parent Equity Recipient or to which such Parent Equity Recipient had access.  Such Parent Equity Recipient is fully aware of: (a) the highly speculative nature of the shares of Parent Class B Common Stock; and (b) the financial risks involved.  Such Parent Equity Recipient has such knowledge and experience in financial and business matters that such Parent Equity Recipient is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect such Parent Equity Recipient’s own interest in connection with this transaction and is financially capable of bearing a total loss of the shares of Parent Class A Common Stock.  Such Parent Equity Recipient understands and acknowledges that, in reliance upon the representations and warranties made by such Parent Equity Recipient herein, the shares of Parent Class B Common Stock are not being registered with the SEC under the Securities Act or any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws which impose certain restrictions on such Parent Equity Recipient’s ability to transfer the shares of Parent Class B Common Stock. Such Parent Equity Recipient acknowledges that, because the shares of Parent Class B Common Stock have not been registered under the Securities Act, such shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  Such Parent Equity Recipient is aware of the restrictions on the use of Rule 144 promulgated under the Securities Act.

3.4 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 3.4(a) of the Company Disclosure Letter (the “Company Subsidiaries”). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens).  Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Significant Company Subsidiary, as amended and currently in effect, have been made available to Parent.  No Company Subsidiary is in violation of any of the provisions of its Governing Documents.

(c) All issued and outstanding shares of capital stock and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in compliance with Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

3.5 Capitalization of the Company and Company GP.

(a) The outstanding ownership interests of the Company as of the date of this Agreement, and the holders thereof, and the outstanding ownership interests of Company GP, and the holders thereof, are as set forth on Schedule 3.5(a) of the Company Disclosure Letter.

(b) Other than as set forth on Schedule 3.5(a) of the Company Disclosure Letter, and with respect to the Company, as contemplated by the Company A&R Partnership Agreement, there are no other equity interests of the Company or Company GP authorized, issued, outstanding or reserved for issuance.

(c) All issued and outstanding ownership interests of the Company and Company GP (i) have been duly authorized and validly issued, (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, (iii) have been offered, sold and issued in compliance with Legal Requirements and the Company’s and Company GP’s respective Governing Documents and (iv) are free and clear of all Liens (other than Permitted Liens).

(d) Except in connection with the Transactions, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or Company GP is a party or by which it is bound obligating the Company or Company GP to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of the Company or Company GP or obligating the Company or Company GP to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation awards or similar rights with respect to the Company or Company GP.

(e) Except as set forth in the Company’s and Company GP’s Governing Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Company or Company GP is a party or by which the Company or Company GP is bound with respect to any ownership interests of the Company or Company GP.

(f) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company or Company GP are issuable and no rights in connection with any shares, warrants, options or other securities of the Company or Company GP accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(g) An aggregate summary of the Convertible Noteholders’ elections pursuant to their Convertible Notes Elections is set forth on Schedule 3.5(g) of the Company Disclosure Letter.

(h) The aggregate amount of limited partnership interests of the Company that the ILPs have elected to be repurchased is set forth on Schedule 3.5(h) of the Company Disclosure Letter.

3.6 Authority Relative to this Agreement. Each of Professionals, Professionals GP, the Company and Company GP has all requisite limited partnership or limited liability company, as applicable, power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by each of Professionals, Professionals GP, the Company and Company GP of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions have been duly and validly authorized by all requisite action on the part of it, and no other proceedings on the part of Professionals, Professionals GP, the Company or Company GP are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement and the other Transaction Agreements to which each of Professionals, Professionals GP, the Company and Company GP is a party have been duly and validly executed and delivered by Professionals, Professionals GP, the Company and Company GP, as applicable, and, assuming the due authorization, execution and delivery thereof by the other Parties thereto, constitute the legal and binding obligations of each of Professionals, Professionals GP, the Company and Company GP, as applicable, enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The entry into and performance of this Agreement, and the consummation of the Transactions, do not give rise to any preemptive or appraisal rights in favor of any equity holder of Professionals, Professionals GP, the Company or Company GP.

3.7 No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of Professionals, Professionals GP, the Company and Company GP of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by each of Professionals, Professionals GP, the Company and Company GP shall not, and the consummation of the Transactions will not: (i) conflict with or violate the Governing Documents of such Person; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Schedule 3.7(b) of the Company Disclosure Letter are duly and timely obtained or made, conflict with or violate any Legal Requirements; (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time, or both, would become a default) under, or materially impair such Person’s or any of its Subsidiaries’ rights or, in a manner adverse to such Person, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of such Person pursuant to any Company Material Contract, except, with respect to clause (iii), as would not, individually or in the aggregate, (x) with respect to Professionals and Professionals GP, have a Professionals Material Adverse Effect, or (y) with respect to the Company and Company GP, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Professionals, Professionals GP, the Company and Company GP, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (ii) filings required pursuant to Antitrust Laws (if any) and the expiration of the required waiting periods thereunder (if any); (iii) the consents, approvals, authorizations and permits described on Schedule 3.7(b) of the Company Disclosure Letter; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) with respect to Professionals and Professionals GP, have a Professionals Material Adverse Effect, or (y), with respect to the Company and Company GP, be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company and Company GP to perform its obligations under this Agreement or the other Transaction Agreements.

3.8 Compliance; Approvals.  Each of the Group Companies has since the Reference Date complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole.  No written or, to the Knowledge of the Company, oral notice of non-compliance with any Legal Requirements has been received by any of the Group Companies since the Reference Date.  Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Each Approval held by the Group Companies is valid, binding and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. None of the Group Companies (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

3.9 Financial Statements.

(a) The Company has made available to Parent true and complete copies of: (i) the audited consolidated balance sheets of the Company and its consolidated subsidiaries as of December 31, 2019, 2018 and 2017, and the audited consolidated statements of operations and comprehensive loss, changes in partners’ capital and cash flows of the Company and its consolidated subsidiaries for the fiscal years ended December 31, 2019, 2018, and 2017 (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as of September 30, 2020 and 2019, and statements of operations and comprehensive loss, changes in partners’ capital and cash flows of the Company and its consolidated subsidiaries for the nine (9) month periods ended September 30, 2020 and 2019 (together, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Company GP has no assets, liabilities or operations other than those that are both not material and solely related to the management of the Company. The Financial Statements: (w) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of earnings, income, changes in equity and cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the inclusion of limited footnotes); (x) were prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the inclusion of limited footnotes); (y) were prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries; and (z) in the case of the Audited Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board.

(b) The Company has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that accounts, notes and other receivables and inventory are recorded accurately. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (y) “material weakness” in the internal controls over financial reporting of the Group Companies or (z) fraud, whether or not material, that involves management or other employees of the Group Companies who have a role in the internal controls over financial reporting of the Group Companies.

(c) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

3.10 No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of the Company’s business consistent with past practice since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities to the extent incurred in connection with the Transactions that are described either in a Transaction Agreement or on Schedule 3.10 of the Company Disclosure Letter; and (d) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.

3.11 Absence of Certain Changes or Events. Except as contemplated by this Agreement (including the Professionals Reorganization), since September 30, 2020, each of the Group Companies has conducted its business in the ordinary course of business consistent with past practice and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by a Group Company of any ownership interests or any other securities of a Group Company or any options, warrants, calls or rights to acquire any ownership interests or other securities of a Group Company; (c) any split, combination or reclassification of any equity securities of any Group Company; (d) any material change by a Group Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Legal Requirements; (e) any change in the auditors of a Group Company; (f) any issuance of any ownership interests of a Group Company; (g) any revaluation by a Group Company of any of its assets, including any sales of assets of a Group Company other than with respect to (A) sales in the ordinary course of business and (B) sales of assets of any of the Group Companies that are not reasonably required for use in the businesses of any of the Group Companies and that individually or in the aggregate are not material to the Group Companies taken as a whole; or (h) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 5.1 if such action were taken on or after the date hereof without the consent of Parent.

3.12 Litigation.  Except as disclosed on Schedule 3.12 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there is: (a) no pending or, to the Knowledge of the Company, threatened in writing Legal Proceeding against any Group Company or any of its properties or assets, or any of the directors or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity pursuant to a government Contract, no pending or, to the Knowledge of the Company, threatened in writing, audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, partners, managers or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (c) no pending or threatened Legal Proceeding by any Group Company against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened in writing to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan; provided, that Schedule 3.13(a) of the Company Disclosure Letter shall only be required to set forth a representative form of each individual employment or consulting agreement or offer letter; provided, further, that, Schedule 3.13(a) of the Company Disclosure Letter must set forth all such individual employment or consulting agreements or offer letters that provide for: (A) transaction bonuses or change in control payments; or (B) Tax gross-ups.

(b) With respect to each Employee Benefit Plan required to be set forth on Schedule 3.13(a) of the Company Disclosure Letter, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) all plan documents, and all amendments thereto; (ii) for the most recent plan years: (A) the IRS Form 5500 and all schedules thereto; (B) audited financial statements; and (C) actuarial or other valuation reports; (iii) the most recent IRS determination letter or opinion letter, as applicable; and (iv) any non-routine correspondence with any Governmental Entity regarding any Employee Benefits Plan during the past three (3) years.

(c) Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all Legal Requirements.  No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan.

(d) Each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt.  Nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(e) No Group Company or any of its respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(g) With respect to any Employee Benefit Plan no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Benefit Plan with respect to the operation thereof.  No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Legal Requirements.

(h) All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued in all material respects.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(k) Each Group Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(l) Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

(m) With respect to each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States, (i) all employer contributions to each such Employee Benefit Plan required by Legal Requirements or by the terms of such Employee Benefit Plan have been made; (ii) each such Employee Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Employee Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing; and (iii) each such Employee Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with all Legal Requirements, in each of the foregoing cases except as would not be material to the Group Companies taken as a whole.

3.14 Labor Matters.

(a) Except as disclosed on Schedule 3.14(a) of the Company Disclosure Letter, no Group Company is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to persons employed by any Group Company. No employees of the Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies.  There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened in the last three (3) years.  To the Knowledge of the Company, since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or threatened by any labor organization, works council or group of employees.

(b) Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened, against or affecting the Group Companies involving any employee of the Group Companies. There are no material charges, grievances or complaints, in each case related to alleged unfair labor practices, pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization.  There are no material continuing obligations of the Group Companies pursuant to the resolution of any such proceeding that is no longer pending.

(c) As of the date of this Agreement, none of the executive officers or senior management of a Group Company has given written notice of any intent to terminate his or her employment with such Group Company. The Group Companies are in compliance in all material respects and, to the Knowledge of the Company, each of their employees and consultants are in compliance in all material respects, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals.

(d) To the Knowledge of the Company, no written notice has been received by a Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current director of a Group Company or against any current officer of a Group Company who is presented as a named executive officer in the Proxy Statement.

(e) There are no material complaints, charges, proceedings, investigations, or claims against the Group Companies pending or, to Knowledge of the Company, threatened, to be brought or filed, before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any Group Company, of any individual present or former employee of, or applicant for employment with, any Group Company. Each Group Company is in material compliance with all Legal Requirements respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act, as amended (“WARN”), and any similar foreign, state or local “mass layoff” or “plant closing” laws, collective bargaining, immigration, employee benefits, labor relations, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(f) There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Group Company within the six (6) months prior to the Closing.

(g) The Group Companies have since the Reference Date maintained an affirmative action plan in compliance with Legal Requirements

(h) No Group Company is liable for any arrears of wages (other than arrearages occurring in the ordinary course of business) or any related penalties, except in each case as would not be material to the Group Companies taken as a whole.  All amounts that the Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by Legal Requirements have been withheld and paid, and the Group Companies do not have any outstanding obligations to make any such withholding or payment, other than with respect to an open payroll period or as would not result in material liability to the Group Companies, taken as whole.  There are no pending, or to the Knowledge of the Company, threatened in writing Legal Proceedings against any Group Company by any employee in connection with such employee’s employment or termination of employment by such Group Company.

(i) To the Knowledge of the Company, the execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement or any other labor-related agreement to which the Group Companies are a party or bound. The Group Companies have satisfied in all material respects any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization, or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the Transactions contemplated by this Agreement.

3.15 Real Property; Tangible Property.

(a) No Group Company currently owns any real property or has owned any real property since the Reference Date.

(b) Each Group Company has a valid, binding and enforceable leasehold interest in the applicable real property leased by each Group Company (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties (other than for the avoidance of doubt, any subleases, sublicenses or other use and occupancy agreements where the Group Company is the sublandlord, sublicensor or grantor), including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The Company has made available to Parent true, correct and complete copies of all material Company Real Property Leases.  No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. To the Knowledge of the Company, (i) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (ii) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any written notice of any current default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  As of the date of this Agreement, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Except as permitted after the occurrence of an event of default thereunder, no party to a Company Real Property Lease has the unilateral right to terminate any of the Company Real Property Leases prior to the end of its current term. Schedule 3.15(b)(i) of the Company Disclosure Letter contains a true and correct list of all material Company Real Property Leases. Except as set forth on Schedule 3.15(b)(ii) of the Company Disclosure Letter, no Person other than the Group Companies has the right to use the Company Leased Properties.

(c) Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the Liens specifically identified on Schedule 3.15(c) of the Company Disclosure Letter. The tangible assets (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) are adequate and suitable for the uses to which they are being put, in each case of clauses (A) and (B) except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

3.16 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of each Group Company for tax years ending on or after the Reference Date have been duly and timely filed with the appropriate Governmental Entity (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.  All material amounts of Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid (taking into account any applicable extensions), except with respect to Taxes being contested in good faith by appropriate Legal Proceedings and for which appropriate reserves have been established in accordance with GAAP.

(b) Each of the Group Companies has complied in all material respects with all applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the any Group Company which has not been paid or resolved.

(d) No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Company’s Knowledge is there any) request or threat for such an audit or other examination.

(e) There are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding (x) any agreement exclusively between the Group Companies or (y) credit or commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes), pursuant to which any Group Company will have any obligation to make payments for Taxes after the Closing Date; or (iii) has, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.

(g) No Group Company: (i) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(h) Other than the Group Companies listed on Schedule 3.16(h) of the Company Disclosure Letter, each Group Company domiciled outside of the United States is a “disregarded entity” for U.S. federal income tax purposes. No Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, to the Knowledge of the Company, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(i) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of any state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) to the Company’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Legal Requirements); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements executed on or prior to the Closing Date; or (vi) an election under Section 108(i) of the Code.

(k) No Group Company has been or will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code, or has made an election described in Section 965(h) of the Code.

(l) Since the Reference Date, no claim has been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 3.16 and Section 3.13 (to the extent specifically related to Taxes) shall be the sole representations and warranties made by Professionals, Professionals GP, the Company and Company GP in this Agreement in respect of Taxes

3.17 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:

(i) The Group Companies are and have been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Entity action/filings required under applicable Environmental Laws;

(ii) (A) The Group Companies possess all permits, approvals, authorizations, consents, licenses or certificates required by all applicable Environmental Laws (collectively, “Environmental Permits”); (B) all such Environmental Permits are valid and in full force and effect; and (C) no Group Company is in default, and, to the Knowledge of Company, no condition exists that with notice or lapse of time or both would constitute a default, under such Environmental Permits;

(iii) Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws.  To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws; and

(iv) No portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated Environmental Permits, and there are no Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability under Environmental Laws at any currently or formerly owned, used, leased or operated property or facility of any Group Company.

(b) The Group Companies have made available to Parent copies of all material environmental assessments (including any phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies and copies of all material, non-privileged documents relating to any material and outstanding liabilities of any of the Group Companies under Environmental Law to the extent such are in the possession, custody, or reasonable control of the Group Companies.

3.18 Brokers; Third Party Expenses.  The Group Companies have not incurred, nor will any of them incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

3.19 Intellectual Property.

(a) Schedule 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, the Group Companies: (i) Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; and (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”); and (v) unregistered Trademarks.  All of the Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company and excepting any pending applications included therein, valid and enforceable in all material respects and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and has a license, sublicense or otherwise possesses legally enforceable rights, to use all other material Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the material Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted.

(c) To the Knowledge of the Company, since January 1, 2018, the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person.  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property in any material respect, and no such claims have been made in writing against any third party by any of the Group Companies since January 1, 2018.

(d) There is no action pending or, to the Knowledge of the Company, threatened, against any of the Group Companies, and each Group Company has not received since January 1, 2018 any notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property.  None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e) No past or present director, officer or employee of a Group Company owns (or has any claim or any right (whether or not currently exercisable) to any ownership interest in or to) any material Owned Intellectual Property.  Each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing for such Group Company any material Owned Intellectual Property in the course of such Person’s employment or retention has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all confidential information of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no material uncured breach by any such Person with respect to its obligation to assign Intellectual Property to a Group Company or to protect the confidential information of such Group Company under any such agreement.

(f) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property.  No Trade Secret that is material to the businesses of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Group Companies’ past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no uncured breach by any employee or Person under any such agreement.

(g) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Owned Intellectual Property.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any material Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.

(h) The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems, databases, websites and equipment used by any Group Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Group Companies, including communication infrastructure such as phone systems and video conferencing (collectively, the “Company IT Systems”).  The Company IT Systems are adequate for the operation of the businesses of the Group Companies as currently conducted.  In the last twelve (12) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in a material disruption or interruption in or to the use of such Company IT Systems or the conduct of the businesses of the Group Companies.  To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access any Company IT Systems without authorization, except for access disclosed in the documentation of such Company IT Systems.

(i) None of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any material proprietary Group Company Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, licensing, attribution or disclosure to any third party of any material portion of any proprietary Group Company source code or that would otherwise diminish or transfer the rights of ownership in any material Owned Intellectual Property to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.

(j) The execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any Contract relating to any material Owned Intellectual Property or material Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than Parent) of any license or other right or interest under, to or in any material Owned Intellectual Property or any of the Intellectual Property of Parent; or (iii) cause a material loss or impairment of any material Owned Intellectual Property or material Licensed Intellectual Property.

3.20 Privacy.

(a) Each of the Group Companies and any Person acting for or on behalf of any of the Group Companies have since January 1, 2018 (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied in all material respects with: (i) all applicable Privacy Laws; (ii) all of the applicable Group Company’s applicable policies, records and notices regarding the processing of Personal Information; and (iii) all of such Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.  None of the Group Companies have, since January 1, 2018, except with respect to investigations or inquiries conducted by, or inquiries received from, financial regulators in the ordinary course of business, (i) received any written claims of (including from individuals or third parties acting on its or their behalves), nor have any of the Group Companies been charged with, any material violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (ii) been subject to any investigations, notices or requests from any Governmental Entity in relation to their data processing activities.  None of the Group Companies is in material violation of its applicable privacy policies, rules or notices (including its own).

(b) Each of the Group Companies has, as applicable, since January 1, 2018: (i) implemented and at all times maintained appropriate safeguards, which safeguards are materially consistent with best practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure; (ii) entered into written agreements with all material third-party service providers, outsourcers, processors or other material third parties who process, store or otherwise handle Personal Information for or on behalf of the applicable Group Company that obligate such Persons to comply with applicable Privacy Laws and to take appropriate steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure; and (iii) any third party who has provided Personal Information to any of the Group Companies has to the Knowledge of the Company done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) Since January 1, 2018 there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies, and none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information since January 1, 2018.  Each of the Group Companies has implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.  Each of the applicable Group Companies has conducted privacy and data security testing or audits at reasonable and appropriate intervals consistent with applicable cybersecurity standards and have resolved or remediated any material privacy or data security issues or vulnerabilities identified.  None of the Group Companies nor any third party acting at the direction or authorization of the Group Companies has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

3.21 Agreements, Contracts and Commitments.

(a) Schedule 3.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement; provided, that any engagement letters in respect of financial advisory services involving any Group Company and contracts in respect of data services and information technology supporting the Company’s advisory business are not Company Material Contracts.  For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean:

(i) any Contract reasonably expected to result in future payments to or by any Group Company in excess of $3,000,000 per annum;

(ii) any Contract that purports to limit (A) the localities in which the Group Companies’ businesses are conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, in each case, in any manner that is material to the Group Companies, taken as a whole, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees, in a manner that is material to the Group Companies, taken as a whole;

(iii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(iv) any Contract for or relating to any borrowing of money by or from the Company, including the Existing Credit Agreement;

(v) any employment, consulting (with respect to an individual, independent contractor) or management Contract providing for annual payments in excess of $1,000,000, excluding any such employment, consulting, or management Contract that either: (A) is terminable by the Company at will; or (B) provides for notice and/or garden leave obligations as required by Legal Requirements, in each case, so long as such Contract does not provide for: (1) severance or similar obligations; (2) transaction bonuses or change in control payments; or (3) tax gross-ups;

(vi) any Contract granting any Person (other than a Group Company) any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies;

(vii) any obligation to register any ownership interests or other securities of the Group Companies with any Governmental Entity (other than ordinary course requirements of foreign Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Group Companies);

(viii) any Contracts entered into since the Reference Date for the sale of any of the business, properties or assets of any Group Company or the acquisition by any Group Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $10,000,000 (other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business consistent with past practice);

(ix) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(x) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(xi) any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $500,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(xii) any Contract under which any of the Group Companies: (A) licenses material Intellectual Property from any third party (“Inbound License”), other than non-exclusive licenses for Software that are (x) subject to a total license fee of less than $1,000,000 per year or $5,000,000 in the aggregate or (y) that are in the nature of “shrink-wrap” or “click-wrap” license agreements for off-the-shelf Software that has not been modified; (B) licenses material Intellectual Property to any third party (other than non-exclusive licenses granted to suppliers, service providers or vendors engaged to supply products or provide services to such Group Company or to distributors or customers in the ordinary course of business); or (C) is developing or has developed any material Intellectual Property, itself or through a third party, except, in each case, (1) for any of such license or development Contracts that are not material for the operation of the Group Companies or (2) for any Contract with any employee;

(xiii) each Contract with any academic institution, research center or Governmental Entity that provides for the provision of funding to the Company for research and development or similar activities involving the creation of any material Intellectual Property or other assets; and

(xiv) any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Company Material Contracts have been made available to Parent, other than invoices incurred in the ordinary course of business when, in the aggregate, they would result in the relationship with the applicable vendor becoming a Company Material Contract.

(c) Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be material to the Group Companies, taken as a whole.

(d) The Company has provided to Parent the standard form of engagement letter used by each of the Group Companies in respect of advisory services involving such Group Company.

3.22 Insurance.  Each of the Group Companies (together with Professionals GP) maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) for certain material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect.  The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts.  No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies.  There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

3.23 Interested Party Transactions.  No officer, director or manager of the Group Companies or any of their respective immediate family members, or, to the Knowledge of the Company, any employee of the Group Companies or its immediate family members, is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than: (a) for payment of salary, bonuses and other compensation for services rendered; (b) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; and (c) for other employee benefits made generally available to all employees.  To the Knowledge of the Company, no officer, director, employee, manager or holder of derivative securities of the Group Companies (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with any of the Group Companies (other than such Person’s loans to purchase equity of the Group Companies, such Contracts as relate to any such Person’s ownership of Company membership interests or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies).

3.24 Information Supplied.  The information relating to Professionals, Professionals GP, and the Group Companies supplied by any of Professionals, Professionals GP, the Company or Company GP for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Common Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or any Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement.

3.25 Indebtedness.  Schedule 3.25 of the Company Disclosure Letter sets forth the outstanding principal amount of the Borrowed Indebtedness and the amount of all other outstanding Indebtedness of the Group Companies (other than the Borrowed Indebtedness) as of the close of business on November 30, 2020.

3.26 Anti-Bribery; Anti-Corruption.  Since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the businesses of the Group Companies, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010 or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or any of the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) ensure compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

3.27 International Trade; Sanctions.

(a) Since the Reference Date, the Group Companies, the Group Companies’ respective directors, officers, Affiliates or, and, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the businesses of the Group Companies, and in each case in all material respects, (a) have been in compliance with all applicable Customs & International Trade Laws, (b) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Group Companies is incorporated or does business.

(b) None of the Group Companies or any of the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the Group Companies and the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf have, in connection with the operation of the businesses of the Group Companies, been in material compliance with applicable Sanctions. Since the Reference Date, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors or officers, or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf in connection with any actual or alleged violation of applicable Sanctions, (ii) there have been no actual or threatened claims, investigations or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ compliance with applicable Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions in each of the jurisdictions in which any Group Company is incorporated or does business.

3.28 Disclaimer of Other Warranties.  THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PROFESSIONALS, PROFESSIONALS GP, THE COMPANY OR COMPANY GP OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT OR ITS BUSINESS, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS.  WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PROFESSIONALS, PROFESSIONALS GP, THE COMPANY OR COMPANY GP OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT IN THIS AGREEMENT; AND (B) NONE OF PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO PROFESSIONALS, PROFESSIONALS GP, THE COMPANY OR COMPANY GP OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS.  EACH OF PROFESSIONALS, PROFESSIONALS GP, THE COMPANY AND COMPANY GP HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, AND THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT AND ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION EACH OF PROFESSIONALS, PROFESSIONALS GP, THE COMPANY AND COMPANY GP HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.28, CLAIMS AGAINST PARENT OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON. EACH OF PROFESSIONALS, PROFESSIONALS GP, THE COMPANY AND COMPANY GP HEREBY ACKNOWLEDGES THAT PARENT MAKES NO REPRESENTATION, WARRANTY OR COVENANT INCLUDING PURSUANT TO SECTION 4.7(A) WITH RESPECT TO (X) STATEMENTS MADE OR INCORPORATED BY REFERENCE IN ANY PARENT SEC REPORTS OR ADDITIONAL PARENT SEC REPORTS BASED ON INFORMATION SUPPLIED BY THE GROUP COMPANIES FOR INCLUSION OR INCORPORATION BY REFERENCE IN THE PROXY STATEMENT, OR (Y) ANY PROJECTIONS OR FORECASTS INCLUDED IN THE PROXY STATEMENT.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by Parent to Professionals, Professionals GP, the Company and Company GP on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (ii) as disclosed in the Parent SEC Reports filed or furnished with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent represents and warrants to Professionals, Professionals GP, the Company and Company GP as of the date hereof and as of the Closing Date as follows:

4.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) Parent has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent.

(c) Parent is not in violation of any of the provisions of its Governing Documents.

(d) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

4.2 Parent Subsidiaries.  Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

4.3 Capitalization.

(a) As of the date of this Agreement: (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (“Parent Preferred Stock”) are authorized and no such shares are issued and outstanding; (ii) 100,000,000 shares of Parent Class A Common Stock are authorized and 23,610,000 of such shares are issued and outstanding; (iii) 10,000,000 shares of Pre-Combination Class B Common Stock (together with the Parent Preferred Stock and the Parent Class A Common Stock, the “Parent Shares”), are authorized and of such shares 7,870,000 are issued and outstanding, and upon the closing of the transactions contemplated by the Subscription Agreements, Parent has committed to issue 12,500,000 shares of Parent Class A Common Stock to the PIPE Investors; (iv) 203,333.33 warrants to purchase one share of Parent Class A Common Stock (the “Private Placement Warrants”) are outstanding; and (v) 7,666,667.67 warrants to purchase one share of Parent Class A Common Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding.  All outstanding Parent Class A Common Stock and Pre-Combination Class B Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The Parent Warrants have been validly issued, and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b) Except for the Parent Warrants, Pre-Combination Class B Common Stock and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares or any other shares of capital stock or membership interests or other interest or participation in, or any security convertible or exercisable for or exchangeable into, Parent Shares or any other shares of capital stock or membership interests or other interest or participation in Parent.

(c) Each Parent Share and Parent Warrant: (i) has been issued in compliance in all material respects with (A) Legal Requirements and (B) the Governing Documents of Parent; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Legal Requirements, the Governing Documents of Parent or any Contract to which Parent is a party or otherwise by which it is bound.

(d) Subject to approval of the Parent Stockholder Matters, the shares of Parent Class B Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement and the Parent Class B Common Stock Subscription Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

(e) Each holder of Pre-Combination Class B Common Stock: (i) is obligated to vote all of such holder’s Parent Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such holder’s Parent Shares pursuant to the Parent Organizational Documents.

(f) Except as set forth in the Parent Organizational Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

4.4 Authority Relative to this Agreement. Parent has the requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by Parent of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters.  This Agreement and the other Transaction Agreements to which Parent is a party have been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof and thereof by the other Parties hereto and thereto, constitute the legal and binding obligations of Parent, enforceable against Parent in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5 No Conflict; Required Filings and Consents.

(a) Subject to the approval by the stockholders of Parent of the Parent Stockholder Matters, neither the execution, delivery nor performance by Parent of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate its Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give any third party any rights of consent, termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent pursuant to, any Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is licensed or qualified to do business; (ii) filings required pursuant to Antitrust Laws (if any) and the expiration of the required waiting periods thereunder (if any); (iii) for the consents, approvals, authorizations, and permits described in Schedule 4.5(b) of the Parent Disclosure Letter; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6 Compliance; Approvals.  Since its incorporation or organization, as applicable, Parent has complied in all material respects with and has not been in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written or, to the Knowledge of Parent, oral notice of non-compliance with any Legal Requirements has been received by any of Parent.  Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent. Each Approval held by Parent is valid, binding and in full force and effect. Parent: (a) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; and (b) has not received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval.

4.7 Parent SEC Reports and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”).  All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder.  The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Certifications are each true and correct in all material respects. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.  As used in this Section 4.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NASDAQ.

(b) The financial statements and notes of Parent contained or incorporated by reference in the Parent SEC Reports fairly present, and the financial statements and notes of Parent to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports.  No financial statements other than those of Parent are required by U.S. GAAP to be included in the consolidated financial statements of Parent.

4.8 Absence of Certain Changes or Events.  Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2020, there has not been: (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of Parent’s capital stock; (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Legal Requirements; (e) any change in the auditors of Parent; (f) any issuance of capital stock of Parent; (g) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business; or (h) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 5.2 if such action were taken on or after the date hereof without the consent of Professionals GP.

4.9 Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

4.10 Business Activities.  Since its date of incorporation, Parent has not conducted any business activities other than activities: (a) in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination.  Except as set forth in the Parent Organizational Documents, there is no Contract or Order binding upon Parent or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

4.11 Parent Material Contracts. Schedule 4.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which Parent is party (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to Parent’s periodic reports available on EDGAR.

4.12 Parent Listing.  The Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “FTIVU”.  As of the date of this Agreement, the issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “FTIV”. The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “FTIVW”.  There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Common Stock or Parent Warrants or to terminate the listing of Parent on NASDAQ. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Common Stock or Parent Warrants under the Exchange Act.

4.13 PIPE Investment Amount.  Pursuant to, and on the terms and subject to the conditions of, certain subscription agreements (together with any agreements or instruments with respect to any assignments or transfers contemplated therein or otherwise permitted thereby, and as they may be amended in accordance with the terms of this Agreement, the “Subscription Agreements”) entered into by Parent and the applicable investors named therein (collectively, with any permitted assignees or transferees, the “PIPE Investors”), the PIPE Investors have agreed to purchase shares of Parent Class A Common Stock for an aggregate purchase price of $125,000,000 (the “PIPE Investment Amount”). To Parent’s Knowledge with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent, except in each case for such assignments of subscription obligations contemplated by or permitted by the Subscription Agreements. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Other than as contemplated by or referred to in the Subscription Agreements, there are no other agreements, side letters or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

4.14 Trust Account.

(a) As of November 30, 2020, Parent had $230,003,907.24 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of September 24, 2020, by and between Parent and Transfer Agent, for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Transfer Agent, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.  Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Transfer Agent.  There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and the Transfer Agent that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Organizational Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account.  Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Organizational Documents.  There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

4.15 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of Parent have been duly and timely filed with the appropriate Governmental Entity (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.  All material amounts of Taxes payable by or on behalf of each Parent (whether or not shown on any Tax Return) have been fully and timely paid (taking into account any applicable extensions), except with respect to Taxes being contested in good faith by appropriate Legal Proceedings and for which appropriate reserves have been established in accordance with GAAP.

(b) Parent has complied in all material respects with all applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the Parent which has not been paid or resolved.

(d) No material Tax audit or other examination of Parent by any Governmental Entity is presently in progress, nor has Parent been notified in writing of any (nor to Parent’s Knowledge is there any) request or threat for such an audit or other examination.

(e) There are no liens for Taxes (other than Permitted Liens) upon any of Parent’s assets.

(f) Parent (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes) pursuant to which Parent will have any obligation to make payments for Taxes after the Closing Date; or (iii) has not, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(g) Parent: (i) has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has not entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(h) Parent does not have and has never had any subsidiaries that are regarded entities for U.S. federal income tax purposes.

(i) Parent has never constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of any state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) to Parent’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Legal Requirements); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements executed on or prior to the Closing Date; or (vi) an election under Section 108(i) of the Code.

(k) Parent neither has nor will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code, and has not made an election described in Section 965(h) of the Code.

(l) Since the Reference Date, no claim has been made in writing by any Governmental Entity in a jurisdiction in which Parent does not file Tax Returns that Parent is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

4.16 Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of Parent or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Professionals, Professionals GP or the Group Companies for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

4.17 Employees; Benefit Plans.  Other than any former officers or as described in the Parent SEC Reports, Parent has never had any employees.  Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee.  Parent does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

4.18 Board Approval; Stockholder Vote.  The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of the stockholders of Parent. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

4.19 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and that are material to Parent, free and clear of any Liens (other than Permitted Liens).

4.20 Affiliate Transactions.  Except as described in the Parent SEC Reports, no Contract between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

4.21 Investment. Parent is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  The Parent Subscribed Units to be acquired by Parent pursuant to this Agreement and the Transactions will be acquired for investment for Parent’s own account and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Parent has no present intention of selling, granting any participation in, or otherwise distributing the same.  At no time was Parent presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Parent Subscribed Units.  Parent has received or has had full access to all the information Parent considers necessary or appropriate to make an informed investment decision with respect to the Parent Subscribed Units.  Parent represents that it has conducted and completed its own independent due diligence and has independently made its own analysis and decision with respect to the Parent Subscribed Units. Parent further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Parent Subscribed Units, and to obtain additional information necessary to verify any information furnished to Parent or to which Parent had access.  Parent is fully aware of: (a) the highly speculative nature of the Parent Subscribed Units; and (b) the financial risks involved.  Parent has such knowledge and experience in financial and business matters that Parent is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect Parent’s own interest in connection with this transaction and is financially capable of bearing a total loss of the Parent Subscribed Units.  Parent understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Parent Subscribed Units or made any findings or determination as to the fairness of this investment. Parent understands and acknowledges that, in reliance upon the representations and warranties made by Parent herein, the Parent Subscribed Units are not being registered with the SEC under the Securities Act or any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws which impose certain restrictions on Parent’s ability to transfer the Parent Subscribed Units. Parent acknowledges that, because the Parent Subscribed Units have not been registered under the Securities Act, such shares will be subject to transfer restrictions and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  Parent is aware of the restrictions on the use of Rule 144 promulgated under the Securities Act.

4.22 Brokers.  Other than fees or commissions included in the Estimated Transaction Costs, Parent has no liability or obligation to pay any fees or commissions to any broker, finder or investment bank with respect to the Transactions.

4.23 Disclaimer of Other Warranties.  PARENT HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF PROFESSIONALS, PROFESSIONALS GP, ANY GROUP COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PROFESSIONALS, PROFESSIONALS GP, ANY GROUP COMPANY OR THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PROFESSIONALS, PROFESSIONALS GP, ANY GROUP COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE IN THIS AGREEMENT; AND (B) NONE OF PROFESSIONALS, PROFESSIONALS GP, ANY GROUP COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF PROFESSIONALS, PROFESSIONALS GP OR ANY GROUP COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PROFESSIONALS, PROFESSIONALS GP, ANY GROUP COMPANY AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING.  PARENT HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.  PARENT ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF EACH GROUP COMPANY AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, PARENT HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PROFESSIONALS, PROFESSIONALS GP, THE COMPANY AND COMPANY GP OR EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.23, CLAIMS AGAINST PROFESSIONALS, PROFESSIONALS GP, ANY GROUP COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

Article V
CONDUCT PRIOR TO THE CLOSING DATE

5.1 Conduct of Business by the Group Companies.  During the period from the date of this Agreement and continuing until the occurrence of the Closing, the Company and Company GP shall, and shall cause the Company Subsidiaries to, other than as a result of or in connection with a COVID-19 Response, carry on its business in the ordinary course consistent with past practice and in accordance with Legal Requirements, except to: (a) the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (b) as expressly contemplated by this Agreement or Schedule 5.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the Company Disclosure Letter, or as required by Legal Requirements or as a result of or in connection with a COVID-19 Response, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the occurrence of the Closing, the Company and Company GP shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except in the ordinary course of business consistent with past practice (measured by the applicable jurisdiction) or as otherwise required by any existing Employee Benefit Plan or Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend (other than immaterial amendments) or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan; (v) grant any equity or equity-based compensation awards; or (vi) hire or terminate any employee or independent contractor;

(b)  (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the businesses of the Group Companies; (ii) extend, amend, waive, cancel or modify any material rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies; (iii) fail to diligently prosecute the patent applications owned by the Company other than applications the Company, in the exercise of its good faith business judgment, has determined to abandon; or (iv) divulge, furnish to or make accessible any material Trade Secrets within Owned Intellectual Property to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than, in each of (i) through (iii), in the ordinary course of business consistent with past practice; provided, that in no event shall the Company license on an exclusive basis or sell any material Owned Intellectual Property;

(c) except for transactions solely among the Company and the Company Subsidiaries and for the payment of Taxes as described in the Note Purchase Agreement: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or otherwise, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d) amend its Governing Documents, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) dispose of or lose rights under any Company Real Property Lease other than in the ordinary course of business;

(g) other than with respect to the Company Real Property Leases, sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than pursuant to agreements existing on the date hereof and set forth on Schedule 5.1(g) of the Company Disclosure Letter;

(h) (i) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness other than guarantees of any Indebtedness of any Subsidiaries or guarantees by the Company Subsidiaries of the Indebtedness of the Company; (iv) except in the ordinary course of business consistent with past practice, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (v) fail to comply in any material respect with the terms of the Existing Credit Agreement or take any action, or omit to take any action, that would constitute or result in a default or event of default under the Existing Credit Agreement; or (vi) cancel or forgive any Indebtedness owed to any of the Group Companies other than ordinary course compromises of amounts owed to the Group Companies by their respective customers consistent with past practice;

(i) make, incur or commit to make or incur, or authorize any capital expenditures that will require payments after the Closing Date other than capital expenditures in an aggregate amount less than $7,000,000 (subject to ordinary course variations in the timing and amount of such capital expenditures);

(j) make any material change in the Group Companies’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(k) release, assign, compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company of $5,000,000 (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Group Company), or more, or that imposes any material non-monetary obligations on a Group Company;

(l) except in the ordinary course of business consistent with past practice: (i) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (iv) incur or enter into a Contract requiring the Company to pay in excess of $500,000 in any 12-month period (other than Contracts (a) being entered into in replacement of any Company Real Property Lease, (b) with third parties to provide services for the Company IT Systems, (c) with third parties to provide market data services and (d) to facilitate the Group Companies’ preparations to meet their obligations as a public company);

(m) except as required by U.S. GAAP (or any interpretation thereof) or Legal Requirements, make any change in accounting methods, principles or practices;

(n) (i) make, change or revoke any material Tax election; (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any material method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a material refund of Taxes; or (vii) enter into any material “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity;

(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

(p) subject to clause (a) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to (i) obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 5.1(p) of the Company Disclosure Letter as existing on the date of this Agreement and (ii) the payment of Taxes;

(q) engage in any material new line of business;

(r) (i) limit the rights of any Group Company, in each case in any material respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(s) terminate or amend, in a manner materially detrimental to any Group Company, any material insurance policy insuring the business of any Group Company;

(t) amend in a manner materially detrimental to any Group Company, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any Approval; or

(u) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.1(a) through (t) above.

5.2 Conduct of Business by Parent.  During the period from the date of this Agreement and continuing until the occurrence of the Closing, Parent shall, other than as a result of or in connection with a COVID-19 Response, carry on its business in the ordinary course consistent with past practice and in accordance with Legal Requirements, except to: (a) the extent that Professionals GP shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (b) as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment) or Schedule 5.2 of the Parent Disclosure Letter.  Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the Parent Disclosure Letter or as required by Legal Requirements or as a result of or in connection with a COVID-19 Response, without the prior written consent of Professionals GP, during the period from the date of this Agreement and continuing until the occurrence of the Closing, Parent shall not do any of the following:

(a) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent;

(c) other than in connection with the PIPE Investment, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Governing Documents or form or establish any Subsidiary;

(e)  (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

(g) except as required by U.S. GAAP (or any interpretation thereof) or Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) settle or compromise any material Tax claim; (ii) change (or request to change) any method of accounting for Tax purposes; (iii) file any material amended Tax Return; (iv) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (v) knowingly surrender any claim for a material refund of Taxes; (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; or (vii) make, change or revoke any material Tax election;

(i) create any Liens on any material property or material assets of Parent;

(j) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent;

(k) commence, settle or compromise any Legal Proceeding material to Parent or its properties or assets;

(l) engage in any material new line of business;

(m) amend the Trust Agreement or any other agreement related to the Trust Account; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.2(a) through (m) above.

Article VI
ADDITIONAL AGREEMENTS

6.1 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, Parent shall, in accordance with this Section 6.1(a), prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the Special Meeting, for the purpose of, among other things: (A) providing Parent’s stockholders with notice of the opportunity to redeem shares of Parent Class A Common Stock (the “Parent Stockholder Redemption”); and (B) soliciting proxies from holders of Parent Class A Common Stock to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of Parent Class B Common Stock as contemplated by item 3 of subsection (b) of Schedule B; (3) the amendment and restatement of the Parent Organizational Documents in the form of the Parent A&R Certificate attached hereto as Exhibit A and Parent A&R Bylaws attached hereto as Exhibit B; (5) the approval of the Incentive Equity Plan in the form attached hereto as Exhibit C; (6) the election of directors; (7) the adjournment of the Special Meeting; and (8) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”). Without the prior written consent of Professionals GP (not to be unreasonably withheld, conditioned or delayed), the Parent Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent’s stockholders at the Special Meeting. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Parent, as promptly as practicable following the earlier to occur of: (Y) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; and (Z) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii) Prior to filing with the SEC, Parent will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.  Parent shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) the issuance of any stop order by the SEC; (F) any request by the SEC for amendment of the Proxy Statement; (G) any comments from the SEC relating to the Proxy Statement and responses thereto; and (H) requests by the SEC for additional information relating to the Proxy Statement. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly file an amendment or supplement to the Proxy Statement containing such information.  If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance.

(iv) Parent shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.  The Company agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Parent for inclusion in the Proxy Statement.  The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Parent and its counsel, auditors and other advisors in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

(b) Until such time as the Closing shall have occurred, the Company shall deliver to Parent (together, the “Required Financial Information”): (i) monthly management reports (non-GAAP) of the Company within thirty (30) days following each month-end, in form and substance as historically provided to management; (ii) as promptly as reasonably practicable, the audited consolidated balance sheets of the Company and its consolidated subsidiaries as of December 31, 2020, and the audited consolidated statements of operations and comprehensive loss, changes in partners’ capital and cash flows of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2020, together with the auditor’s report thereon and the related pro forma financial information, each in form and substance as necessary to comply with applicable disclosure requirements under Regulation S-X promulgated by the SEC were Parent filing (x) a general form for registration of securities under Form 10 following the consummation of the Transactions and (y) a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the Transactions, and (iii) no later than the fiftieth (50th) day following each calendar quarter that occurs after December 31, 2020 and at least sixty (60) days prior to the Closing Date, the unaudited, auditor-reviewed (except for quarters ended December 31), consolidated balance sheets of the Company and its consolidated subsidiaries as of such quarter-end, except for quarters ended December 31, and consolidated statements of earnings (loss), comprehensive income (loss), equity and cash flows of the Company and its consolidated subsidiaries for the fiscal quarter then ended, each in form and substance as necessary to comply with applicable disclosure requirements under Regulation S-X promulgated by the SEC were Parent filing (x) a general form for registration of securities under Form 10 following the consummation of the Transactions and (y) a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the Transactions.

(c) Parent shall, as promptly as practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with Professionals GP) for, duly call and give notice of, the Special Meeting. Parent shall convene and hold a meeting of Parent’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the Parent Stockholder Matters, which meeting shall be held not more than forty-five (45) days after the date on which Parent mails the Proxy Statement to its stockholders. Parent shall use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with Legal Requirements for the purpose of seeking the approval of the Parent Stockholder Matters.  Subject to the proviso in the immediately following sentence, Parent shall include the Parent Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation (a “Change in Recommendation”); provided, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s stockholders under Legal Requirements.  Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 6.1(c), regardless of whether or not there shall have occurred any Change in Recommendation.  Notwithstanding anything to the contrary contained in this Agreement, Parent shall only be entitled to postpone or adjourn the Special Meeting (subject to providing prior notice to Professionals GP in connection with any such postponement or adjournment): (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by Legal Requirements is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from Parent’s stockholders if Parent reasonably expects the Parent Stockholder Redemption Payments would cause the condition in Section 7.2(k) or Section 7.3(h) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Stockholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

6.2 Certain Regulatory Matters.  As promptly as practicable following the date of this Agreement, Parent and the Company shall make any required filings under applicable Antitrust Laws. Parent and the Company shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission and U.S. Department of Justice or other Governmental Entity (as it relates to Antitrust Laws) in connection with such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the applicable Antitrust Laws and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (a) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (b) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (e) keep the other reasonably informed as to the status of any such Legal Proceeding; and (f) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent shall pay one hundred percent (100%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under applicable Antitrust Laws.

6.3 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by Professionals GP.

(b) Promptly after the execution of this Agreement, Parent and Professionals GP shall also issue a mutually agreed joint press release announcing the execution of this Agreement.

(c) Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Professionals GP.  Prior to Closing, Parent and Professionals GP shall prepare a mutually agreed joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

6.4 Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference.  Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.  Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company or Professionals GP, on the one hand, or Parent, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by Legal Requirement or stock exchange rule; or (vi) disclosure consented to in writing by Parent (in the case of Professionals and Professionals GP and, prior to the Closing, the Group Companies) or Professionals GP (in the case of Parent and, following the Closing, the Group Companies).

(b) Parent and Professionals GP shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof.  Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of Professionals GP, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by Professionals, Professionals GP, the Company or Company GP (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of Professionals, Professionals GP, the Company or Company GP, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 6.3 or this Section 6.4(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

(c) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company.  Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent. Notwithstanding anything herein to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege or, (ii) violate any Contract to which such Party is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (i) and (ii) above.

6.5 Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents referred to on Schedule 3.7(b) of the Company Disclosure Letter (it being understood, for the avoidance of doubt, that nothing herein shall require the Company in connection therewith to incur any liability or expense or subject itself, any of its Subsidiaries or the business of the foregoing to any imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their assets or properties); (d) the termination of each agreement set forth on Schedule 6.5 of the Company Disclosure Letter; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.  This obligation shall include, on the part of Parent, sending a termination letter to the Transfer Agent substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require a Party to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

6.6 No Parent Securities Transactions.  None of Professionals, Professionals GP, the Company and Company GP, nor any of its respective controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions.  The Company shall use its reasonable best efforts to direct each of its officers, directors, partners, employees, agents, advisors, contractors, associates, clients, customers and representatives to comply with the foregoing requirement.

6.7 No Claim Against Trust Account.  For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of Professionals, Professionals GP, the Company and Company GP hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided, that: (a) nothing herein shall serve to limit or prohibit the right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate any Parent Stockholder Redemption), or for intentional fraud in the making of the representations and warranties in Article IV; and (b) nothing herein shall serve to limit or prohibit any claims that Professionals, Professionals GP, the Company and Company GP may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

6.8 Disclosure of Certain Matters.  Each of Party will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement.

6.9 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Professionals, Professionals GP, the Company and Company GP shall not, and shall cause the other Group Companies not to, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its agents, representatives, advisors) concerning any merger, sale of ownership interests and/or assets of such Persons, or any recapitalization or similar transaction with such Persons (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination.  In addition, Professionals, Professionals GP, the Company and Company GP shall, and shall cause the other Group Companies to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Parent shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Professionals, Professionals GP, the Company and Company GP and their respective Representatives) concerning any merger, purchase of ownership interests or assets of Parent, or recapitalization or similar business combination transaction with Parent (each, a “Parent Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination.  Parent shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Parent Business Combination.

(c) Each Party shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement.  If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

6.10 Trust Account.  Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Transfer Agent (which notice Parent shall provide to the Transfer Agent in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Transfer Agent pursuant to the Trust Agreement to be so delivered, including providing the Transfer Agent with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Transfer Agent to, and the Transfer Agent shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to stockholders who properly elect to have their Parent Class A Common Stock redeemed for cash in accordance with the provisions of Parent’s Organizational Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) to the underwriters of the initial public offering with respect to any deferred underwriting compensation; (D) for any transaction costs of Parent to the extent Parent elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.11 Directors’ and Officers’ Liability Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms.  For a period of six (6) years from the Closing Date, the Company and Company GP shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) For a period beginning at the Closing and ending no earlier than six (6) years after the Closing, Professionals GP and/or one or more members of the Group Companies shall purchase (with funds provided by the Company) and maintain for the benefit of the D&O Indemnified Parties insurance that provides coverage with respect to acts, omissions, circumstances or events occurring at or prior to the Closing (the “GPL Insurance”), with terms, conditions, retentions and limits of liability that are no less favorable than the then-existing general partner and professional services liability insurance of Professionals GP as of the date of this Agreement; provided that Professionals GP and/or one or more members of the Group Companies shall not be required to pay an annual premium for the GPL Insurance in excess of three hundred percent (300%) of the last aggregate annual premium paid for such insurance prior to the date of this Agreement (“Maximum Amount”); provided, further, that, if such insurance is not available or the premiums for such insurance exceed the Maximum Amount, Professionals GP and/or one or more members of the Group Companies shall obtain such insurance with the best coverage available for a cost not exceeding the Maximum Amount.  In lieu thereof, at or prior to the Closing, the Company may purchase and maintain in effect for a period of six (6) years thereafter (or, with respect to any insurance outside the United States, for the three (3) year period following the Closing to the extent that six (6) year “tail” insurance is not readily available) prepaid non-cancellable general partner and professional services liability “tail” insurance covering the D&O Indemnified Parties with respect to acts, omissions circumstances or events occurring at or prior to the Closing with terms, conditions, retentions and limits of liability with respect to the D&O Indemnified Parties that are no less favorable than the then-existing general partner and professional services liability insurance of Professionals GP as of the date of this Agreement; provided that the Company shall not be required to spend in excess of the Maximum Amount to obtain such prepaid “tail” insurance; provided, further, that, if such insurance is not available or the premiums for such insurance exceed the Maximum Amount, the Company may obtain such “tail” insurance with the best coverage available for a cost not exceeding the Maximum Amount. The Company shall maintain such “tail” insurance in full force and effect for the full terms of the policies and cause all obligations thereunder to be honored by the Group Companies, as applicable.

(c) Prior to the Closing, Parent shall arrange for the purchase and binding, in connection with the Closing, of a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of claims arising out of or relating to events which occurred at or prior to the Closing Date covering each such Person that is a director or officer of Parent on terms with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, no less advantageous than those of such policy in effect on the date of this Agreement for the six (6) year period following the Closing.  Parent shall maintain such policy in full force and effect for its full term and cause all obligations thereunder to be honored.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise.  The obligations of Parent and the Group Companies under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.  The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

(e) If Parent or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or such Group Company, as applicable, assume the obligations set forth in this Section 6.11.

6.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by the Company. Unless otherwise required by applicable law, the Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and Parent shall reasonably cooperate with respect thereto as necessary).

6.13 Subscription Agreements. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company, it being understood that any amendments or arrangements contemplated by or referred to in the Subscription Agreements, and any assignments or transfers otherwise permitted by the Subscription Agreements, shall not be considered to be materially adverse to the Company. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing (if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that Parent or any of its Affiliates control the satisfaction of)).  Without limiting the generality of the foregoing, Parent shall give the Company and Professionals GP prompt (and, in any event within one (1) Business Day) written notice:  (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

6.14 Section 16 Matters.  Prior to the Closing Date, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Common Stock or Parent Class B Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of Parent who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

6.15 Qualification as an Emerging Growth Company.  Parent shall, at all times during the period from the date hereof until the occurrence of the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012; and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of such Act.

6.16 Board of Directors.  The Parties shall use commercially reasonable efforts to ensure that the persons listed on Schedule 6.16 of the Company Disclosure Letter and the other persons identified by the Professionals GP following the date hereof and prior to the initial filing with the SEC of the Proxy Statement are elected and appointed as directors of Parent effective upon the Closing.

6.17 Termination of Affiliate Arrangements. Parent shall cause to be terminated, with no further liability or obligation of Parent or any of its Affiliates, on or prior to the Closing, each of the Parent Affiliate Arrangements.

6.18 Release.

(a) Effective upon the Closing, Parent and the Company, each on its own behalf and on behalf of the other Group Companies, generally, irrevocably, unconditionally and completely releases and forever discharges Professionals, Professionals GP, each of their respective Affiliates and each of their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Professionals Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Professionals Released Parties; provided, however, that nothing in this Section 6.18(a) shall release any Professionals Released Parties from: (i) claims based on intentional fraud; (ii) their obligations under this Agreement or the other Transaction Agreements; or (iii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Professionals Released Party’s employment by any Group Company.

(b) Effective upon the Closing, Professionals and Professionals GP, each on its own behalf and on behalf of its controlled Affiliates, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and each of the Group Companies, each of their respective Affiliates and each of their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Parent Released Parties; provided, however, that nothing in this Section 6.18(b) shall release any Parent Released Parties from: (i) claims based on intentional fraud; (ii) their obligations under this Agreement or the other Transaction Agreements; or (iii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Parent Released Party’s employment by any Group Company.

6.19 DeSPAC Transaction Steps and Closing DeSPAC Transactions. In connection with the Closing, the Parties shall and shall cause their Affiliates, as applicable, to take the DeSPAC Transaction Steps (as such term is defined in Schedule B) and effect the Closing DeSPAC Transactions (as such term is defined in Schedule B).

6.20 Employment Agreements. Prior to the Closing, Parent and the Company shall each use its respective commercially reasonable efforts to cause to be negotiated and entered into, effective as of, and conditioned upon the occurrence of, the Closing, executive employment agreements with each of the individuals identified on Section 6.20 of the Parent Disclosure Letter, in each case in form and substance reasonably agreed upon by Parent, the Company and such executive.

Article VII
CONDITIONS TO THE TRANSACTION

7.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to consummate and effect the Transactions shall be subject to the satisfaction or written waiver at or prior to the Closing of the following conditions:

(a) At the Special Meeting (including any adjournments thereof pursuant to Section 6.1(c)), the Parent Stockholder Matters shall have been duly adopted by the stockholders of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Parent Organizational Documents and NASDAQ rules and regulations, as applicable.

(b) The Existing Limited Partner Consents shall continue to be in full force and effect.

(c) Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their Parent Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent Organizational Documents.

(d) the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Section 7.1(d) of the Company Disclosure Letter and Section 7.1(d) of the Parent Disclosure Letter in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(e) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

7.2 Additional Conditions to Obligations of Professionals, Professionals GP, the Company and Company GP.  The obligations of Professionals, Professionals GP, the Company and Company GP to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Professionals GP:

(a) The Specified Fundamental Representations of Parent shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the Fundamental Representations of Parent shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Parent set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b) Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent shall have delivered to Professionals GP a certificate, signed by an authorized representative of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d).

(d) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(e) The persons listed on Schedule 7.2(e) of the Company Disclosure Letter shall have resigned from all of their positions and officers with Parent.

(f) Parent shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 2.2(a), duly executed by Parent, as applicable.

(g) The Parent Certificate shall be amended and restated in the form of the Parent A&R Certificate, and the Parent Bylaws shall be amended and restated in the form of the Parent A&R Bylaws.

(h) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 6.10, available to Parent for payment of the Parent Subscribed Units Purchase Price at the Closing.

(i) The Subscription Agreements shall not have been amended in a manner that is adverse to the Company.

(j) The Parent Affiliate Arrangements shall have been terminated.

(k) The PIPE Investment (and the funding of the PIPE Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the Subscription Agreements, and after giving effect thereto, Parent Cash shall equal or exceed $200,000,000.

7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) The Specified Fundamental Representations of Professionals, Professionals GP, the Company and Company GP shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality”, “Professionals Material Adverse Effect” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the Fundamental Representations of Professionals, Professionals GP, the Company and Company GP shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Professionals Material Adverse Effect” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Professionals, Professionals GP, the Company and Company GP set forth in Article III hereof shall be true and correct (without giving effect to any limitation as to “materiality”, “Professionals Material Adverse Effect” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Professionals Material Adverse Effect or a Company Material Adverse Effect.

(b) Each of Professionals, Professionals GP, the Company and Company GP shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) Each of Professionals, Professionals GP, the Company and Company GP shall have delivered to Parent a certificate, signed by an authorized representative of such Person and dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d).

(d) No Professionals Material Adverse Effect or Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) The Company shall have delivered to Parent the Required Financial Information required to be delivered prior to Closing pursuant to Section 6.1(b).

(f) The Convertible Notes shall be repaid or converted into equity of the Company, in full, in connection with the Closing.

(g) Each of Professionals, Professionals GP, the Company and Company GP shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by pursuant to Section 2.2(b), duly executed by Professionals, Professionals GP, the Company and Company GP, as applicable.

(h) The PIPE Investment (and the funding of the PIPE Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the Subscription Agreements, and after giving effect thereto, Parent Cash shall equal or exceed $200,000,000.

Article VIII
TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and Professionals GP at any time;

(b) by either Parent or Professionals GP if the Transactions shall not have been consummated by June 30, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, that (i) the Outside Date may be extended by Parent by written notice to Professionals GP for up to three (3) additional one (1)-month periods if all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied or waived at the Outside Date, other than the condition set forth in Section 7.2(k) and those conditions which by their terms would be satisfied at the Closing and (ii) the Outside Date shall be extended automatically once for sixty (60) days if all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied or waived at the Outside Date, other than the condition set forth in Section 7.1(d) and those conditions which by their terms would be satisfied at the Closing;

(c) by either Parent or Professionals GP if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;

(d) by Professionals GP, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent is curable by Parent prior to the Closing, then Professionals GP must first provide written notice of such breach and may not terminate this Agreement under this Section 8.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from Professionals GP to Parent of such breach; and (ii) the Outside Date; provided, further, that Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Professionals GP may not terminate this Agreement pursuant to this Section 8.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent is cured during such thirty (30) day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Professionals, Professionals GP, the Company or Company GP or if any representation or warranty of Professionals, Professionals GP, the Company or Company GP shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by Professionals, Professionals GP, the Company or Company GP, as applicable, prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 8.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to Professionals, Professionals GP, the Company or Company GP, as applicable, of such breach; and (ii) the Outside Date; provided, further, that Professionals, Professionals GP, the Company or Company GP, as applicable, continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Professionals, Professionals GP, the Company or Company GP, as applicable, is cured during such thirty (30) day period);

(f) by either Parent or Professionals GP, if, at the Special Meeting (including any adjournments thereof pursuant to Section 6.1(c)), the Parent Stockholder Matters are not duly adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Organizational Documents; or

(g) by either Professionals GP or Parent, if the condition set forth in Section 7.2(k) or Section 7.3(h), respectively, becomes incapable of being satisfied at the Closing.

8.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 6.4, Section 6.7, this Section 8.2, Article X (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

Article IX
NO SURVIVAL

9.1 No Survival.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing.  Notwithstanding the foregoing, neither this Section 9.1 nor anything else in this Agreement to the contrary (including Section 10.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in Article III or Article IV, as applicable.

Article X
GENERAL PROVISIONS

10.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, to:

c/o FinTech Acquisition Corp. IV
2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attention: Amanda Abrams
Phone: (484) 459-3476
Email: aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius, LLP
1701 Market Street, Philadelphia, PA 19103-2921
Attention: Kevin S. Shmelzer and Todd A. Hentges
Phone: (215) 963-5000
Facsimile: (215) 963-5001
Email: kevin.shmelzer@morganlewis.com

            todd.hentges@morganlewis.com

if to Professionals, Professionals GP, the Company or Company GP, to:

Perella Weinberg Partners
767 Fifth Avenue
New York, New York 10153
Attention: General Counsel
Phone: (212) 287-3200
Email: vshendelman@pwpartners.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Joseph A. Coco

   Blair T. Thetford

   Michael J. Schwartz

Phone: (212) 735-3000

Email: joseph.coco@skadden.com

    blair.thetford@skadden.com

    michael.schwartz@skadden.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2 Interpretation.  The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The words “made available” mean that the subject documents or other materials were included in and available at the “Beach VDR” online datasite hosted by RR Donnelly “Venue” at least one (1) Business Days prior to the date of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.  All references to currency amounts in this Agreement shall mean United States dollars.

10.3 Counterparts; Electronic Delivery.  This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries.  This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Closing Date, of Persons pursuant to the provisions of Section 6.11 and Section 10.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

10.5 Severability.  In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.6 Other Remedies; Specific Performance.  Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties.  Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.  Parent acknowledges and agrees that Professionals GP shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

10.7 Governing Law.  This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware) or if it has or can acquire jurisdiction in the United States District Court for the District of Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process.  Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper.  Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise.  Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1.  Notwithstanding the foregoing in this Section 10.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

10.9 Rules of Construction.  Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.10 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

10.11 Assignment.  No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.  Subject to the first sentence of this Section 10.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.12 Amendment.  This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

10.13 Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and Professionals GP (on behalf of itself and Professionals, the Company and Company GP) may, to the extent not prohibited by Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.  In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

10.14 No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.  No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.14. This Section 10.14 shall be binding on all successors and assigns of Parties.

10.15 Legal Representation.

(a) Parent hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Parent Waiving Parties”), that Skadden, Arps, Slate, Meagher & Flom LLP (or any successor) (“Skadden”) may represent Professionals and/or Professionals GP or any of their respective directors, managers, members, partners, officers, employees or Affiliates (collectively, the “Seller Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Group Companies or other Parent Waiving Parties, and each of Parent and the Company on behalf of itself and the other Parent Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  Parent and the Company acknowledge that the foregoing provision applies whether or not Skadden provides legal services to any Group Companies after the Closing Date.  Each of Parent and the Company, for itself and the Parent Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between any Group Company or any member of the Seller Group and its counsel, including Skadden, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, and instead survive, remain with and are controlled by the Seller Group (the “Privileged Communications”), without any waiver thereof.  Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that they may not access, use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), including in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

(b) Each of Professionals and Professionals GP hereby agrees on behalf of itself and its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Seller Waiving Parties”), that Morgan, Lewis & Bockius, LLP (or any successor) may represent Parent or any of its respective directors, members, partners, officers, employees or Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of Parent or other Seller Waiving Parties, and each of Parent and the Company on behalf of itself and the other Seller Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  Each of Professionals and Professionals GP acknowledges that the foregoing provision applies whether or not Morgan, Lewis & Bockius, LLP provides legal services to Parent after the Closing Date.

(c) Each of Professionals and Professionals GP hereby agrees on behalf of itself and the other Seller Waiving Parties that Skadden may represent Parent and/or the Group Companies or any of their respective directors, members, partners, officers, employees or Affiliates, in each case, in connection with any matter, whether or not arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of Professionals or Professionals GP or other Seller Waiving Parties, and each of Professionals and Professionals GP on behalf of itself and the other Seller Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  Each of Professionals and Professionals GP acknowledges that the foregoing provision applies whether or not Skadden provides legal services to Parent or any Group Companies after the Closing Date.

10.16 Disclosure Letters and Exhibits.  The Company Disclosure Letter and the Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty in this Agreement.  Certain information set forth in the Company Disclosure Letter and the Parent Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FINTECH ACQUISITION CORP. IV

By:	/s/ James J. McEntee, III
	Name:	James J. McEntee, III
	Title:	President and Secretary

FINTECH INVESTOR HOLDINGS IV, LLC

By:	Cohen Sponsor Interests IV, LLC, its Manager

By:	FinTech Masala, LLC, its sole member

By:	/s/ Daniel G. Cohen
	Name:	Daniel G. Cohen
	Title:	President

FINTECH MASALA ADVISORS, LLC

By:	Cohen Sponsor Interests IV, LLC, its Manager

By:	FinTech Masala, LLC, its sole member

By:	/s/ Daniel G. Cohen
	Name:	Daniel G. Cohen
	Title:	President

[Signature Page to Business Combination Agreement]

PWP HOLDINGS LP

By:	PWP GP LLC,
its general partner

By:	PWP Professional Partners LP,
its sole member

By:	Perella Weinberg Partners LLC,
its general partner

By:	/s/ Peter A. Weinberg
	Name:	Peter A. Weinberg
	Title:	Chief Executive Officer

PWP GP LLC

By:	PWP Professional Partners LP,
its sole member

By:	Perella Weinberg Partners LLC,
its general partner

By:	/s/ Peter A. Weinberg
	Name:	Peter A. Weinberg
	Title:	Chief Executive Officer

PWP PROFESSIONAL PARTNERS LP

By:	Perella Weinberg Partners LLC,
its general partner

By:	/s/ Peter A. Weinberg
	Name:	Peter A. Weinberg
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

PERELLA WEINBERG PARTNERS LLC

By:	/s/ Peter A. Weinberg
	Name:	Peter A. Weinberg
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

FORM OF PARENT A&R CERTIFICATE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FINTECH ACQUISITION CORP. IV

[●], 2021

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

FinTech Acquisition Corp. IV (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is FinTech Acquisition Corp. IV. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on November 20, 2018, as amended on June 13, 2019. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on September 25, 2020.

2. This Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Section 242 and Section 245 of the DGCL.

3. This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

4. Effective as of the date of its filing with the Delaware Secretary, the text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

[Signature page follows]

2

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed on its behalf as of the date first written above.

FINTECH ACQUISITION CORP. IV

By:
Name:
Title:

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PERELLA WEINBERG PARTNERS

[●], 2021

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

First: The name of the Corporation is Perella Weinberg Partners (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

Fourth:

(1) Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, that the Corporation shall have authority to issue is [●], consisting of (i) [●] shares of Class A Common Stock (the “Class A Common Stock”); (ii) 10,000,000 shares of Class B Common Stock (the “Pre-Business Combination Class B Common Stock”), (iii) [●] shares of Class B-1 Common Stock (the “Class B-1 Common Stock”), and [●] shares of Class B-2 Common Stock (the “Class B-2 Common Stock” and, together with the Class B-1 Common Stock, the “Class B Common Stock” (for the avoidance of doubt, excluding the Pre-Business Combination Class B Common Stock) and, together with the Class A Common Stock, the “Common Stock”); and (iii) [●] shares of Preferred Stock (the “Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Pre-Business Combination Class B Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Pre-Business Combination Class B Common Stock Class B-1 Common Stock, Class B-2 Common Stock or Preferred Stock voting separately as a class shall be required therefor.

2

(2) Pre-Business Combination Class B Common Stock Conversion. Following the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware, at the time and date of the consummation (the “Closing”) of the business combination transaction contemplated by that certain Business Combination Agreement, dated as of December 29, 2020, to which the Corporation is a party (the “Business Combination”), each share of Pre-Business Combination Class B Common Stock outstanding immediately prior to the Closing of the Business Combination (other than, for the avoidance of doubt, those shares of Pre-Business Combination Class B Common Stock which will be surrendered for no consideration, as contemplated by that certain Sponsor Share Surrender and Restriction Agreement, dated as of December 29, 2020, by and among the Corporation, FinTech Investor Holdings IV, LLC and FinTech Masala Advisors, LLC) shall automatically be converted into one share of Class A Common Stock without any action on the part of any person, including the Corporation, and concurrently with such conversion, the number of authorized shares of Pre-Business Combination Class B Common Stock shall be reduced to zero (the “Business Combination Conversion”). It is intended that the Business Combination Conversion will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(3) Common Stock. The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Class A Common Stock and the Class B Common Stock are as follows:

(a) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation:

(i) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(ii) Each holder of Class B-1 Common Stock shall be entitled to one (1) vote for each share of Class B-1 Common Stock held of record by such holder; provided that for so long as Professionals or its limited partners as of [●], 2021 that sign a joinder to the Stockholders Agreement, dated as of [●], 2021, by and between the Corporation and Professionals, or its or their respective successors or assigns maintains, directly or indirectly, ownership of the OP Class A Common Units that represent at least ten percent (10%) of the issued and outstanding Class A Common Stock (calculated, without duplication, on the basis that all the issued and outstanding OP Class A Common Units not held by the Corporation or its subsidiaries had been exchanged for shares of Class A Common Stock) (the “Class B Condition”), each holder of Class B-1 Common Stock shall be entitled to ten (10) votes for each share of Class B-1 Common Stock held of record by such holder. The holders of shares of Class B-1 Common Stock shall not have cumulative voting rights. The following terms shall have the following meanings:

(A) “OP” means PWP Holdings LP, a Delaware limited partnership.

3

(B) “OP Class A Common Unit” means each limited partnership unit of the OP designated as a “Partnership Class A Common Unit” in the OP LP Agreement (as defined below).

(C) “OP LP Agreement” means the limited partnership agreement of the OP, as amended, restated, modified or supplemented from time to time.

(D) “Professionals” means PWP Professional Partners LP, a Delaware limited partnership.

(iii) Each holder of Class B-2 Common Stock shall be entitled to one (1) vote for each share of Class B-2 Common Stock held of record by such holder. The holders of shares of Class B-2 Common Stock shall not have cumulative voting rights.

(iv) Except as otherwise required in this Second Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(v) In addition to any other vote required in this Second Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Second Amended and Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, as compared to another class of the Common Stock.

(b) Dividends.

(i) Subject to any other provisions of this Second Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock or property of the Corporation when, as, and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor.

4

(ii) Holders of shares of Class B Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, dividends of the same type as any dividends and other distributions in cash, stock or property of the Corporation payable or to be made on outstanding shares of Class A Common Stock in an amount per share of Class B Common Stock equal to the amount of such dividends or other distributions as would be made on [●]1 shares of Class A Common Stock. The holders of shares of Class B Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as, and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Corporation available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B Common Stock shall be entitled to receive the same distribution as [●] shares of Class A Common Stock.

(d) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock and the OP Class A Common Units (each OP Class A Common Unit is sometimes referred to herein as an “Exchangeable Unit”) are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

(e) Exchange. The holder of each OP Class A Common Unit, other than OP Class A Common Units held by the Corporation or its subsidiaries (such holder, an “Exchanging LP”), shall, upon the terms and subject to the conditions of the OP LP Agreement, have the right to redeem such Exchangeable Unit (the “Redemption Right”) for the applicable Cash Amount or Share Offering Funding Amount (each as defined in the OP LP Agreement), subject to the Corporation’s right, in its sole and absolute discretion, to elect to acquire some or all of such Exchangeable Units that such holder has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, upon the terms and subject to the conditions set forth hereunder and in the OP LP Agreement.

[1]	Note to Draft: A fraction equal to (A) the per share subscription price of each share of Class B Common Stock divided by (B) the implied price per Class A share based on the price per OP Unit acquired in the Business Combination.

5

(i) In connection with the Corporation’s exercise of the Exchange Option under the OP LP Agreement, the Corporation shall issue to such Exchanging LP a number of shares of Class A Common Stock as determined by the terms and provisions of the OP LP Agreement in exchange for the portion of such Exchanging LP’s Exchangeable Units that have been tendered by such Exchanging LP in its exercise of the Redemption Right and that the Corporation has elected to acquire pursuant to the Exchange Option, subject, at all times, to the Corporation’s right, in accordance with the terms and provisions of the OP LP Agreement, to elect to deliver cash in lieu of issuing shares of Class A Common Stock, or to elect to deliver a combination of shares of Class A Common Stock and cash, with the form and allocation of consideration determined by the Corporation in its sole discretion.

(ii) Concurrently with any redemption of Exchangeable Units pursuant to the Redemption Right or any exchange of Exchangeable Units pursuant to the Exchange Option, in each case, by an Exchanging LP that is also a holder of shares of Class B Common Stock at the time of, or immediately prior to, such redemption or exchange, a number of shares of Class B Common Stock held by such Exchanging LP of shares of Class B Common Stock equal to the number of Exchangeable Units redeemed or exchanged (or, if the Exchanging LP holds a number of shares of Class B Common Stock that is less than the number of Exchangeable Units being redeemed or exchanged, all of the Exchanging LP’s shares of Class B Common Stock) shall be automatically, without further action by such Exchanging LP, converted into, at the Corporation’s option, (A) [●] fully paid and nonassessable shares of Class A Common Stock or (B) cash equal to the Value of such shares of Class A Common Stock. All such shares of Class B-1 Common Stock and Class B-2 Common Stock that shall have been automatically converted as herein provided shall be retired and resume the status of authorized and unissued shares of Class B-1 Common Stock and Class B-2 Common Stock, respectively, and all rights of the Exchanging LP with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate. No fractional shares of Class A Common Stock shall be issued upon conversion of the shares of Class B Common Stock. In lieu of any fractional shares to which the Exchanging LP would otherwise be entitled, the Corporation shall pay to the Exchanging LP cash equal to the Value of the fractional shares of Class A Common Stock. The following terms shall have the following meanings:

(A) “Market Price” on any date means, with respect to any outstanding shares of Class A Common Stock, the last sale price for such shares of Class A Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Class A Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq Stock Exchange or, if such shares of Class A Common Stock are not listed or admitted to trading on the Nasdaq Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Class A Common Stock are listed or admitted to trading or, if such shares of Class A Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such shares of Class A Common Stock are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Class A Common Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Class A Common Stock, the fair market value of the shares of Class A Common Stock, as determined in good faith by the Board of Directors.

6

(B) “Value” means, on any Valuation Date with respect to a share of Class A Common Stock, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the Valuation Date.

(C) “Valuation Date” means, the date of receipt by the general partner of the OP of a notice of redemption, subject to the terms and conditions set forth in the OP LP Agreement, or such other date as specified herein, or, if such date is not a business day, the immediately preceding business day.

(iii) If any holder of shares of Class B-1 Common Stock (other than Professionals) was a director, officer, employee, consultant or independent contractor of, or was otherwise providing services to, the Corporation or the OP or any of their respective subsidiaries at the time of acquiring shares of Class B-1 Common Stock and subsequently ceases to be a director, officer, employee, consultant or independent contractor of, or to otherwise provide services to, the Corporation or the OP or any of their respective subsidiaries, all of such shares of Class B-1 Common Stock held by such holder (other than if indirectly held through Professionals) shall be automatically, without further action by such holder, converted into an equal number of fully paid and nonassessable shares of Class B-2 Common Stock.

(iv) Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause 3(e)(ii) of this Article FOURTH shall be reserved for issuance upon exchange of outstanding Exchangeable Units.

(f) Transfers.

(i) Without limiting any holder’s ability to effect an exchange of Exchangeable Units in compliance with Clause 3(e) of this Article FOURTH, no holder of Class B Common Stock shall be permitted to consummate a sale, pledge, conveyance, hypothecation, assignment or other transfer (“Transfer”) of Class B Common Stock other than as part of a concurrent Transfer of an equal number of Exchangeable Units made to the same transferee in compliance with the restrictions on transfer contained in the OP LP Agreement (for the avoidance of doubt, whether pursuant to a Permitted Transfer (as defined therein) or with the consent of the general partner of the OP). Any purported Transfer of Class B Common Stock not in accordance with the terms of this Clause 3(f) of this Article FOURTH shall be void ab initio.

7

(ii) Without limiting the restrictions on transfer contained in Clause 3(f)(i) of this Article FOURTH, in the event of any Transfer of shares of Class B-1 Common Stock in accordance with the terms of Clause 3(f)(i) of this Article FOURTH to any individual or legal entity who is not, at the time of such Transfer, a director, officer, employee, consultant or independent contractor of, or otherwise providing services to, the Corporation or any of its subsidiaries, such shares of Class B-1 Common Stock shall be automatically, without further action by such holder, converted into a fully paid and nonassessable shares of Class B-2 Common Stock.

(iii) The Corporation may, as a condition to the Transfer or the registration of Transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such transfer would result in an automatic conversion pursuant to the terms of Clause 3(f)(i) of this Article FOURTH.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(4) Preferred Stock.

(a) The Board of Directors is expressly authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(b) Except as otherwise required in this Second Amended and Restated Certificate of Incorporation or by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

8

(5) In the event of any split or reverse split of any of the Relevant Securities (as defined below), or a distribution of any Relevant Securities to the holders of such Relevant Securities, unless a similar transaction is effected with respect to the other types of Relevant Securities, references herein to a number of shares or units of any type of Relevant Securities, or a ratio of one type of Relevant Securities to another, shall be deemed adjusted as appropriate to reflect such split, reverse split or distribution. For example, if there is a one-for-two reverse split of Exchangeable Units, but no similar reverse split of shares of Class B-1 Common Stock, and an Exchanging LP subsequently tenders Exchangeable Units for redemption pursuant to the Redemption Right or the Exchange Option, then the number of such Exchanging LP’s shares of Class B-1 Common Stock that will be automatically converted to shares of Class A Common Stock will be equal to twice the number of Exchangeable Units tendered for redemption. “Relevant Securities” means Class A Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Exchangeable Units.

Fifth: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation, as provided therein (as may be amended from time to time, the “By-Laws”).

(3) The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall initially be nine (9) and subsequently shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) The directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors assigned at the time of the filing of this Second Amended and Restated Certificate of Incorporation shall terminate on the date of the first annual meeting of stockholders held following the time of the filing of this Second Amended and Restated Certificate of Incorporation; the term of the initial Class II directors assigned at the time of the filing of this Second Amended and Restated Certificate of Incorporation shall terminate on the date of the second annual meeting of stockholders held following the time of the filing of this Second Amended and Restated Certificate of Incorporation; and the term of the initial Class III directors assigned at the time of the filing of this Second Amended and Restated Certificate of Incorporation shall terminate on the date of the third annual meeting of stockholders held following the time of the filing of this Second Amended and Restated Certificate of Incorporation or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning with the first annual meeting of stockholders held following the time of the filing of this Second Amended and Restated Certificate of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the directors of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

9

(5) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director may resign at any time in accordance with the By-Laws.

(6) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the other directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation applicable thereto.

(7) Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation; provided that at any time the Class B Condition is satisfied, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation. The vacancy or vacancies in the Board of Directors caused by any such removal shall be filled as provided in Clause (5) of this Article FIFTH.

(8) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of this Second Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Second Amended and Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Clause (4) of Article FIFTH shall not adversely affect any limitation on the personal liability or any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

10

(9) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted.

Sixth: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

Seventh: Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may be called (i) by the Chairman of the Board of Directors, if there be one, (ii) by the Chief Executive Officer, President or Co-President of the Corporation at the request in writing of (a) directors constituting a majority of the voting power of the entire Board of Directors or (b) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings, or (iii) until such time as the Class B Condition ceases to be satisfied, by stockholders collectively holding a majority of the voting power of the shares represented at the meeting and entitled to vote in connection with the election of the directors of the Corporation. If at any time the Class B Condition shall not be satisfied, then the ability of the stockholders to call a Special Meeting of Stockholders is hereby specifically denied.

Eighth: Until such time as the Class B Condition ceases to be satisfied, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Corporation’s By-Laws. If at any time the Class B Condition shall not be satisfied, then any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual or Special Meeting of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

11

Ninth: The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

Tenth: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors, and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article TENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TENTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under this Second Amended and Restated Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article TENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Eleventh:

(1) Subject to Clause (2) of this Article ELEVENTH, the By-Laws may be amended, altered, changed or repealed, in whole or in part, or new By-Laws may be adopted either (i) by the affirmative vote of a majority of the entire Board of Directors, or (ii) without the approval of the Board of Directors, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation; provided that at any time the Class B Condition is satisfied, the By-Laws also may be amended, altered, changed or repealed, in whole or in part, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation; provided further, however, that in any case, notice of such amendment, alteration, change, repeal or adoption of new By-Laws be contained in the notice of such meeting (if there is one) of the stockholders or Board of Directors, as the case may be.

12

(2) Notwithstanding Clause (1) of this Article ELEVENTH, or any other provision of the By-Laws (and in addition to any other vote that may be required by law), (i) any amendment, alteration or repeal, in whole or in part, of Section 2.3 (Special Meetings), Section 2.9 (Consent of Stockholders in Lieu of Meeting), Section 3.1 (Number and Election of Directors), Section 3.2 (Vacancies), Section 3.3 (Duties and Powers), Section 3.6 (Resignations and Removals of Directors) or Article IX of the By-Laws (collectively, the “Specified By-Laws”) as in effect immediately following the Business Combination (which, for the avoidance of doubt, would include the adoption of any provision as part of the By-Laws that is inconsistent with the purpose and intent of the Specified By-Laws), shall require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation, and (ii) the ability of the Board of Directors to amend, alter or repeal the Specified By-Laws is specifically denied; provided that at any time that the Class B Condition is satisfied, the Specified By-Laws may be amended, altered or repealed, in whole or in part, by (x) the affirmative vote of a majority of the entire Board of Directors or (y) the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.

Twelfth: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer or employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or By-Laws, or (iv) any action asserting a claim against the Corporation or any director, officer or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

Thirteenth:

(1) Certain Acknowledgments. In recognition and anticipation that (i) certain partners, principals, directors, officers, members, managers, employees, consultants, independent contractors and/or other service providers of Professionals or any of its subsidiaries, Perella Weinberg Partners LLC or any of its subsidiaries, FinTech Investor Holdings IV, LLC, FinTech Masala Advisors, LLC or any of their respective affiliates (excluding the Corporation or any of its subsidiaries) (collectively, the “Ownership Group”), may serve as directors and/or officers of the Corporation, the OP or any of their respective subsidiaries and (ii) the Ownership Group and their respective affiliates may engage in the same or similar activities or related lines of business as those in which the Corporation, the OP or any of their respective subsidiaries, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, the OP or any of their respective subsidiaries, directly or indirectly, may engage, the provisions of this Article THIRTEENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Ownership Group and their respective partners, principals, directors, officers, members, managers, employees, consultants, independent contractors, other service providers and/or affiliates and the powers, rights, duties and liabilities of the Corporation, the OP and any of their respective subsidiaries and their respective officers and directors, and stockholders of the Corporation, in connection therewith.

13

(2) Competition and Corporate Opportunities. The Ownership Group and their respective affiliates shall not have any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Corporation, the OP or any of their respective subsidiaries. In the event that the Ownership Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves or any of their respective affiliates and the Corporation, the OP or any of their respective subsidiaries, neither the Corporation, the OP nor any of their respective subsidiaries shall have any expectancy in such corporate opportunity, and the Ownership Group shall not have any duty to communicate or offer such corporate opportunity to the Corporation, the OP or any of their respective subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person, including one of their affiliates.

(3) Allocation of Corporate Opportunities. In the event that a director or officer of the Corporation, the OP or any of their respective subsidiaries who is also a partner, principal, director, officer, member, manager, employee, consultant, independent contractor and/or other service provider of any of the Ownership Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation, the OP or any of their respective subsidiaries and the Ownership Group or their affiliates, neither the Corporation, the OP nor any of their respective subsidiaries shall have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of the Corporation in which case such opportunity shall belong to the Corporation.

(4) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article THIRTEENTH, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation, the OP or any of their respective subsidiaries is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation, the OP or any of their respective subsidiaries’ business or is of no practical advantage to it or is one in which the Corporation has no interest or reasonable expectancy.

(5) Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article THIRTEENTH.

(6) Subsequent Amendment. Neither the alteration, amendment, termination, expiration or repeal of this Article THIRTEENTH nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article THIRTEENTH shall eliminate or reduce the effect of this Article THIRTEENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article THIRTEENTH, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

Fourteenth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of the shares entitled to vote in connection with the election of directors of the Corporation shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Second Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH, TENTH, THIRTEENTH or FOURTEENTH of this Second Amended and Restated Certificate of Incorporation.

Fifteenth: If any provision in this Second Amended and Restated Certificate of Incorporation is determined to be invalid, void, illegal or unenforceable, the remaining provisions of this Second Amended and Restated Certificate of Incorporation shall continue to be valid and enforceable and shall in no way be affected, impaired or invalidated.

Sixteenth: The Corporation is to have perpetual existence.

14

EXHIBIT B

FORM OF PARENT A&R BYLAWS

AMENDED AND RESTATED

BY-LAWS

OF

PERELLA WEINBERG PARTNERS

A Delaware Corporation
(formerly known as FinTech Acquisition Corp. IV)

Effective [●], 2021

i

ii

iii

AMENDED AND RESTATED
BY-LAWS
OF
PERELLA WEINBERG PARTNERS

(a Delaware corporation
formerly known as Fintech Acquisition Corp. IV)

(hereinafter called the “Corporation”)

ARTICLE I
OFFICES

Section 1.1 Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.2 Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.1 Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by Section 211 of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.2 Annual Meetings. The annual meeting of stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the annual meeting of stockholders.

Section 2.3 Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), special meetings of stockholders, for any purpose or purposes, may be called (i) by the Chairman of the Board, if there be one, (ii) by the Chief Executive Officer, President or Co-President at the request in writing of (a) directors constituting a majority of the entire Board of Directors, (b) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (c) until such time as the Class B Condition ceases to be satisfied, by stockholders collectively holding a majority of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto). For purposes of these By-Laws, “Class B Condition” shall mean for so long as Professionals or its limited partners as of [●], 2021 that sign a joinder to the Stockholders Agreement, dated as of [●], 2021, by and between the Corporation and Professionals, or its or their respective successors or assigns maintains, directly or indirectly, ownership of the OP Class A Common Units that represent at least ten percent (10%) of the issued and outstanding Class A Common Stock (calculated, without duplication, on the basis that all the issued and outstanding OP Class A Common Units not held by the Corporation or its subsidiaries had been exchanged for shares of Class A Common Stock). The following terms shall have the following meanings:

(a) “OP” means PWP Holdings LP, a Delaware limited partnership.

(b) “OP Class A Common Unit” means each limited partnership unit of the OP designated as a “Partnership Class A Common Unit” in the limited partnership agreement of the OP (as amended, restated, modified or supplemented from time to time).

(c) “Professionals” means PWP Professional Partners LP, a Delaware limited partnership.

Section 2.4 Notice. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

Section 2.5 Adjournments. Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. Any meeting of the stockholders may be adjourned by the chairman of the meeting, subject to any rules and regulations adopted by the Board of Directors pursuant to Section 2.13. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 2.4 shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

Section 2.6 Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority in voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.5, until a quorum shall be present or represented.

2

Section 2.7 Voting. Unless otherwise required by law, the Certificate of Incorporation or these By-Laws or permitted by the rules of any stock exchange on which the Corporation’s shares are listed and traded, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class. Such votes may be cast in person or by proxy as provided in Section 2.8. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 2.8 Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three (3) years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(a) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

3

Section 2.9 Consent of Stockholders in Lieu of Meeting. Until such time as the Class B Condition ceases to be satisfied, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.9, provided that any such electronic transmission sets forth or is delivered in accordance with the requirements set forth in Section 228 of the DGCL. If at any time the Class B Condition shall not be satisfied, then any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

Section 2.10 List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, (ii) either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held, if any, or (iii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11 Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4

(b) Only to the extent that action by written consent of the stockholders is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 2.12 Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.10 or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

Section 2.13 Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. The chairman of the meeting of the stockholders shall preside over such meeting and shall be any such person as the Board of Directors may designate, or, in the absence of such a person, the Chairman of the Board, or, in the absence of such person, the Chief Executive Officer, of the Corporation. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

5

Section 2.14 Inspectors of Election. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman of the Board, the Chief Executive Officer or any President or Co-President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

Section 2.15 Nature of Business at Meeting of Stockholders.

(a) Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 2.16) may be transacted at an annual meeting of stockholders as is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.15 and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (B) who complies with the notice procedures set forth in this Section 2.15.

(b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(c) To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

6

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (i) as to each matter such stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these By-Laws, the text of the proposed amendment), and the reasons for conducting such business at the annual meeting, and (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (A) the name and address of such person; (B) (I) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (II) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (III) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (IV) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (C) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (I) the Corporation or (II) the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person; (D) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (E) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

(e) A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.15 shall be true and correct as of the date of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation prior to the annual meeting.

(f) No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.15; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.15 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

7

(g) Nothing contained in this Section 2.15 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

Section 2.16 Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.16 and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting or special meeting and (B) who complies with the notice procedures set forth in this Section 2.16.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(c) To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting or a special meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

8

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) (I) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (II) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (III) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (IV) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation, (D) such person’s written representation and agreement that such person (I) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in such representation and agreement, (III) in such person’s individual capacity, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation and (IV) consents to serving as a director if elected and currently intends to serve as a director for the full term for which such person is standing for election and (E) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (A) the name and record address of the stockholder giving the notice and the name and principal place of business of such beneficial owner; (B) (I) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (II) the name of each nominee holder of shares of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of the Corporation held by each such nominee holder, (III) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (IV) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (C) a description of (I) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee, (II) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, or otherwise relating to the Corporation or their ownership of capital stock of the Corporation, and (III) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (D) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the persons named in its notice; and (E) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

9

(e) A stockholder providing notice of any nomination proposed to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.16 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such annual meeting or special meeting.

(f) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.16. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

ARTICLE III

DIRECTORS

Section 3.1 Number and Election of Directors. The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall initially be nine (9) and subsequently shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office. The directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors assigned at the time of the filing of the Certificate of Incorporation shall terminate on the date of the first annual meeting of stockholders held following the time of the filing of the Certificate of Incorporation; the term of the initial Class II directors assigned at the time of the filing of the Certificate of Incorporation shall terminate on the date of the second annual meeting of stockholders held following the time of the filing of the Certificate of Incorporation; and the term of the initial Class III directors assigned at the time of the filing of the Certificate of Incorporation shall terminate on the date of the third annual meeting of stockholders held following the time of the filing of the Certificate of Incorporation or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning with the first annual meeting of stockholders held following the time of the filing of the Certificate of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the directors of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Except as provided in Section 3.2, directors shall be elected by a plurality of the votes cast at each annual meeting of stockholders, and a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders.

10

Section 3.2 Vacancies. Unless otherwise required by law or the Certificate of Incorporation, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the other directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Section 3.3 Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

Section 3.4 Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors (the “Chairman of the Board”), the Chief Executive Officer or any President or Co-President, or the Board of Directors. Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the Chief Executive Officer or any President or Co-President, or any director serving on such committee. Notice of any special meeting stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or electronic means on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

11

Section 3.5 Organization. At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as chairman. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

Section 3.6 Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer or any President or Co-President or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law or the Certificate of Incorporation and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation; provided that at any time the Class B Condition is satisfied, any director or the entire Board of Directors may be removed from office at any time with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 3.7 Quorum. Except as otherwise required by law, the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by a majority of the required quorum for that meeting.

12

Section 3.8 Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.9 Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting.

Section 3.10 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these By-Laws and, to the extent that there is any inconsistency between these By-Laws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 3.11 Compensation. The directors shall be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities, as determined by the Board of Directors from time to time. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Chairpersons or members of special or standing committees may be allowed like compensation for such service.

13

Section 3.12 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

Section 4.1 General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer or one or more Presidents, or both, a Secretary, and either a Treasurer or a Chief Financial Officer, or both. The Board of Directors, in its discretion, also may choose a Chairman of the Board (who must be a director), and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board, need such officers be directors of the Corporation.

Section 4.2 Election. The Board of Directors, at its first meeting held after each annual meeting of stockholders (or action by written consent of stockholders in lieu of the annual meeting of stockholders, if not prohibited by the Certificate of Incorporation), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

14

Section 4.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer or any President or Co-President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4.4 Chairman of the Board of Directors. The Chairman of the Board, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. Except where by law the signature of the President is required, the Chairman of the Board shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors.

Section 4.5 Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board, have general supervision of the business and affairs of the Corporation and of its several officers and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall have the power to execute, by and on behalf of the Corporation, all deeds, bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and, provided the Chief Executive Officer is also a director, at all meetings of the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors.

Section 4.6 President. The President or any Co-President shall, subject to the control of the Board of Directors and the Chief Executive Officer, have general supervision of the business and affairs of the Corporation. The President or any Co-President shall have the power to execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the Chief Executive Officer. In general, the President or any Co-President shall perform all duties incident to the office of President or Co-President and such other duties as may from time to time be assigned to the President or Co-President by these By-Laws, the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chairman of the Board and the Chief Executive Officer, the President or any Co-President shall preside, provided the President or Co-President is also a director, at all meetings of the Board of Directors. In the event of the inability or refusal of the Chief Executive Officer to act, the Board of Directors may designate the President or any Co-President to perform the duties of the Chief Executive Officer, and, when so acting, the President or Co-President shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

15

Section 4.7 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Co-President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the Chief Executive Officer, the President or any Co-President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation, if any, and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 4.8 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President or any Co-President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation. The Chief Financial Officer of the Corporation, if there be any, shall have all the powers of and be subject to all the restrictions upon the Treasurer.

16

Section 4.9 Vice Presidents. Vice Presidents, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President or any Co-President, and in the absence of the President or in the event of the President’s inability or refusal to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 4.10 Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President or any Co-President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 4.11 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President or any Co-President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.

Section 4.12 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V
STOCK

Section 5.1 Shares of Stock. Except as otherwise provided in a resolution approved by the Board of Directors, all shares of capital stock of the Corporation shall be uncertificated shares.

Section 5.2 Signatures. To the extent any shares are represented by certificates, any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

17

Section 5.3 Lost Certificates. The Board of Directors may direct a new certificate or uncertificated shares be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.4 Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law, the Certificate of Incorporation and in these By-Laws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement (to the extent any shares are represented by certificates), compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5.5 Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.6 Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

18

Section 5.7 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI
NOTICES

Section 6.1 Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these By-Laws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed to be revoked if (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. Notice to directors or committee members may be given personally or by means of electronic transmission.

Section 6.2 Waivers of Notice. Whenever any notice is required by applicable law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

19

ARTICLE VII
GENERAL PROVISIONS

Section 7.1 Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 3.8), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 7.2 Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 7.3 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 7.4 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, for the avoidance of doubt, the OP and PWP GP LLC, a Delaware limited liability company (“PWP GP”)), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

20

Section 8.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, for the avoidance of doubt, the OP and PWP GP), against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3 Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by the affirmative vote of a majority of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by stockholders collectively holding a majority of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 8.4 Good Faith Defined. For purposes of any determination under Section 8.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant, financial adviser, appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 8.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be.

21

Section 8.5 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 8.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 8.1 or Section 8.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Neither a contrary determination in the specific case under Section 8.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 8.5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 8.6 Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 8.7 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 8.1 and Section 8.2 shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 or Section 8.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

22

Section 8.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, for the avoidance of doubt, the OP and PWP GP) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

Section 8.9 Certain Definitions. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, for the avoidance of doubt, the OP and PWP GP), shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise (including, for the avoidance of doubt, the OP and PWP GP) of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 8.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.11 Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

23

Section 8.12 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

ARTICLE IX
AMENDMENTS

Section 9.1 Amendments.

(a) Subject to Section 9.1(b) below, these By-Laws may be amended, altered, changed or repealed, in whole or in part, or new By-Laws may be adopted either (i) by the affirmative vote of a majority of the entire Board of Directors, or (ii) without the approval of the Board of Directors, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation; provided that at any time the Class B Condition is satisfied, these By-Laws also may be amended, altered, changed or repealed, in whole or in part, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation; provided further, however, that in any case, notice of such amendment, alteration, change, repeal or adoption of new By-Laws be contained in the notice of such meeting (if there is one) of the stockholders or Board of Directors, as the case may be.

(b) Notwithstanding Section 9.1(a), or any other provision of these By-laws (and in addition to any other vote that may be required by law), (i) any amendment, alteration or repeal, in whole or in part, of Section 2.3 (Special Meetings), Section 2.9 (Consent of Stockholders in Lieu of Meeting), Section 3.1 (Number and Election of Directors), Section 3.2 (Vacancies), Section 3.3 (Duties and Powers), Section 3.6 (Resignations and Removals of Directors) or this Article IX (collectively, the “Specified By-laws”) (which, for the avoidance of doubt, would include the adoption of any provision as part of these By-laws that is inconsistent with the purpose and intent of the Specified By-laws) shall require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, and (ii) the ability of the Board of Directors to amend, alter, repeal, or adopt any provision as part of these By-laws inconsistent with the purpose and intent of the Specified By-laws is hereby specifically denied; provided, however, that at any time the Class B Condition is satisfied, the Specified By-laws may be amended, altered or repealed, in whole or in part, by (i) the affirmative vote of a majority of the entire Board of Directors or (ii) the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.

Section 9.2 Entire Board of Directors. As used in this Article IX and in these By-Laws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

* * *

Adopted as of: [●], 2021

24

EXHIBIT C

FORM OF INCENTIVE EQUITY PLAN

PERELLA WEINBERG PARTNERS
2021 OMNIBUS INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the Perella Weinberg Partners 2021 Omnibus Incentive Plan (the “Plan”). The purposes of the Plan are to provide an additional incentive to selected officers, employees, partners, non-employee directors, independent contractors, and consultants of the Company or its Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee, in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Other Stock-Based Award or Cash Award granted under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan. Each Participant who is granted an Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion.

(e) “Base Price” has the meaning set forth in Section 8(b) hereof.

(f) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(g) “Board” means the Board of Directors of the Company.

(h) “Bylaws” means the amended and restated bylaws of the Company, as may be further amended and/or restated from time to time.

(i) “Cash Award” means an Award granted pursuant to Section 12 hereof.

(j) “Cause” means, except as provided in the applicable Award Agreement, with respect to any Participant, the occurrence or existence of any of the following, as determined by the Administrator in its sole discretion: (i) the conviction of the Participant, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding involving fraud, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion; (ii) solely with respect to any Participant who is an officer, employee or partner, any act or omission which constitutes a material breach of the Participant’s obligations to any Restricted Entity or the Participant’s failure or refusal to perform satisfactorily any material duties reasonably required of such Participant; (iii) the material violation by the Participant of (A) any applicable securities, commodities or financial regulation laws, any rules or regulations issued pursuant to such laws, or the rules or regulations of any securities, commodities or financial regulation exchange or association of which any PWP Entity (including any of its Subsidiaries or Affiliates) is a member or (B) any documented policy of any Restricted Entity relating to compliance with any of the foregoing applicable to the Participant; (iv) the material violation by the Participant of any documented policy of any PWP Entity applicable to the Participant concerning the treatment of confidential or proprietary information; (v) the unauthorized disclosure by the Participant of any confidential information about any PWP Entity including any of its present or former clients, investors, partners or employees to any reporter, author, producer or similar Person or the taking of any other action by the Participant that is likely to result in such information being made available to the general public in any form, including books, articles or writings of any kind as well as film, videotape, audio tape, electronic/Internet format or any other medium; (vi) the violation by the Participant of any covenant of any Restricted Entity to which such the Participant is bound regarding (A) non-solicitation of employees, clients or investors or (B) non-competition; (vii) the material failure to comply with any applicable law or any rule or policy of any Restricted Entity applicable to the Participant related to unlawful discrimination (including sexual and other types of harassment or abusive conduct) or retaliation; (viii) the Participant making any statement which materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation, standing or business interests of any PWP Entity; or (ix) the commission by the Participant of any material act or omission, including dishonesty, fraud, misappropriation, securing an interest or profit for the Participant at odds with any PWP Entity’s interests or in any other manner acting (including by way of inaction) adverse to any PWP Entity’s interests; and with respect to any of clauses (iii)(B) and (ix) of this definition of “Cause,” which may, in the judgment of the Administrator, have or reasonably be expected to have a material adverse effect on the business, interests, reputation or standing of any PWP Entity. Notwithstanding the foregoing, nothing contained in this definition of “Cause” shall prevent the Participant from furnishing any required information to any governmental regulatory agency, self-regulating body or in connection with any judicial, governmental or other regulatory inquiry, investigation or proceeding, or as otherwise required by applicable law.

(k) “Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, as may be further amended and/or restated from time to time.

2

(l) “Change in Capitalization” means: any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event; (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, or other property), stock split, reverse stock split, subdivision or consolidation; (iii) combination or exchange of shares; or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.

(m) “Change in Control” means an event set forth in any one of the following paragraphs shall have occurred:

(i) any Person (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

3

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred as a result of any transaction or series of integrated transactions following which any Continuing PWP Person or any group of Continuing PWP Persons possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (or any successor thereto), whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the Board or the board of directors or similar body governing the affairs of any successor to the Company, and (ii) for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(o) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p) “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(q) “Company” means Perella Weinberg Partners, a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

4

(r) “Continuing PWP Person” means, immediately prior to and immediately following any relevant date of determination, (A) Professional Partners or any of its Affiliates or (B)(i) an individual who is a current or former partner, managing director or other employee of the Company, Professional Partners and/or their respective Subsidiaries, (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests, (iii) any Person that is a family member of such individual or individuals or (iv) any trust, foundation or other estate planning vehicle for which such individual acts as a trustee or beneficiary.

(s) “Effective Date” has the meaning set forth in Section 20 hereof.

(t) “Eligible Recipient” means an officer, employee, partner, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an employee, partner, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(v) “Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase such shares of Common Stock issuable upon the exercise of such Option.

(w) “Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock or other security on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share of Common Stock or other security in such over-the-counter market for the last preceding date on which there was a sale of such share of Common Stock or other security in such market.

(x) “Free Standing Right” has the meaning set forth in Section 8(a) hereof.

(y) “General Share Reserve” has the meaning set forth in Section 4(a) hereof.

(z) “Good Reason” has the meaning assigned to such term in the applicable Award Agreement, provided that if an Award Agreement does not define “Good Reason,” Good Reason and any provision of this Plan that refers to Good Reason shall not be applicable to such Award Agreement.

5

(aa) “Incapacity” means, except as provided in the applicable Award Agreement, with respect to any Participant, as determined by the Administrator in its sole discretion: (i) the Participant’s death, (ii) any physical or mental disability or incapacity that renders the Participant incapable of performing the essential services required of the Participant by the Company or its Affiliates (after accounting for reasonable accommodation, if available), as determined by the Administrator, for a period of one hundred eighty (180) consecutive days or for shorter periods aggregating one hundred eighty (180) days during any twelve (12)-month period or (iii) entry by a court of competent jurisdiction adjudicating the Participant incompetent to manage the Participant’s person or estate.

(bb) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(cc) “Nonqualified Stock Option” means an Option that is not designated as an ISO.

(dd) “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(ee) “Other Stock-Based Award” means an Award granted pursuant to Section 10 hereof.

(ff) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 hereof, to receive grants of Awards, and, upon such Eligible Recipient’s death, such Eligible Recipient’s successors, heirs, executors and administrators, as the case may be.

(gg) “Performance Goals” means performance goals based on criteria selected by the Administrator in its sole discretion, including, without limitation, one or more of the following criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) stock price, average stock price or total shareholder return; (xv) cost targets, reductions and savings, productivity and efficiencies; (xvi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xviii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Affiliate thereof, or a division or strategic business unit of the Company or any Affiliate thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur).

6

(hh) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(ii) “Plan” has the meaning set forth in Section 1 hereof.

(jj) “Professional Partners” means PWP Professional Partners LP, a Delaware limited partnership.

(kk) “Professional Partners LPA” means the Fourth Amended and Restated Agreement of Limited Partnership of Professional Partners, dated as of [●], 2021, as may be further amended and/or restated from time to time.

(ll) “PWP Entity” has the meaning set forth in the Professional Partners LPA.

(mm) “PWP OpCo” means PWP Holdings LP, a Delaware limited liability partnership.

(nn) “PWP OpCo Unit” means a Partnership Class A common unit of PWP OpCo.

(oo) “Related Right” has the meaning set forth in Section 8(a) hereof.

(pp) “Restricted Entity” has the meaning set forth in the Professional Partners LPA.

(qq) “Restricted Stock” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period or periods.

(rr) “Restricted Stock Unit” means the right, granted pursuant to Section 9 hereof, to receive an amount in cash or Shares (or any combination thereof) equal to the Fair Market Value of a Share subject to certain restrictions that lapse at the end of a specified period or periods.

(ss) “Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

7

(tt) “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(uu) “Stock Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8 hereof.

(vv) “Stock Bonus” means a bonus payable in fully vested shares of Common Stock granted pursuant to Section 11 hereof.

(ww) “Subsidiary” means, except as otherwise provided herein, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(xx) “Transaction Pool Share Reserve” has the meaning set forth in Section 4(b) hereof.

(yy) “Transfer” has the meaning set forth in Section 18 hereof.

(zz) “Working Partner” means a limited partner of Professional Partners whose tenure with the PWP Entities has not been terminated (or agreed in definitive documentation to be terminated), as set forth on a schedule maintained in the books and records of Professional Partners.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Awards are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units shall lapse, (ii) the Performance Goals and periods applicable to Awards, (iii) the Exercise Price of each Option and the Base Price of each Stock Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

8

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment, tenure or service for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan or the applicable Award Agreement; and

(10) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) Notwithstanding the foregoing, but subject to Section 5 hereof, the Company may not, without first obtaining the approval of the Company’s shareholders, (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the Exercise Price or Base Price, as applicable, of such Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is less than the Exercise Price or Base Price of the original Options or Stock Appreciation Rights or (iii) cancel outstanding Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is above the current per share stock price, in exchange for cash, property or other securities.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

9

(e) The Administrator may, in its sole discretion, delegate its authority, in whole or in part, under this Section 3 (including, but not limited to, its authority to grant Awards under the Plan, other than its authority to grant Awards under the Plan to any Participant who is subject to reporting under Section 16 of the Exchange Act) to one or more officers of the Company, subject to the requirements of applicable law or any stock exchange on which the Shares are traded.

Section 4. Shares Reserved for Issuance; Certain Limitations.

(a) The maximum number of shares of Common Stock reserved for issuance under the Plan that may be issued at any time during the term of the Plan in accordance with Section 3 hereof (the “General Share Reserve”) shall be [●]1 shares (subject to adjustment as provided in Section 5 hereof), as increased on the first day of each fiscal year of the Company beginning in calendar year 2022 by a number of shares of Common Stock equal to the excess, if any, of (x) 15% of the number of outstanding shares of Common Stock and those outstanding PWP OpCo Units that are exchangeable for shares of Common Stock, in each case, on the last day of the immediately preceding fiscal year, over (y) the number of shares of Common Stock reserved and available for issuance in respect of future grants of Awards under the Plan as of the last day of the immediately preceding fiscal year.

(b) In addition to the General Share Reserve, 10,200,000 shares of Common Stock (subject to adjustment as provided in Section 5 hereof) (the “Transaction Pool Share Reserve”) shall be reserved for issuance under the Plan, of which (i) up to 6,600,000 shares of Common Stock (subject to adjustment as provided in Section 5 hereof) may be granted subject solely to a time-based vested schedule to Eligible Recipients who are either (x) non-partner employees, independent contractors or consultants of the Company or any Affiliate of the Company or (y) Working Partners with commitments from the Company to receive Awards, and (ii) 3,600,000 shares of Common Stock (subject to adjustment as provided in Section 5 hereof) shall be granted subject to a time-based and performance-based vesting schedule; provided that no Award shall be granted pursuant to the Transaction Pool Share Reserve on or after the first anniversary of the Effective Date, but Awards theretofore granted pursuant to the Transaction Pool Share Reserve may extend beyond that date.

[1]	Note to Draft: The initial share reserve shall be equal 15% of the sum of (i) the total number of outstanding shares of Class A Common Stock and (ii) the total number of outstanding exchangeable PWP OpCo Units.

10

(c) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award (i) if granted pursuant to the General Share Reserve, shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan pursuant to the General Share Reserve and (ii) if granted pursuant to the Transaction Pool Share Reserve, shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, not be available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Option or Stock Appreciation Right under the Plan or the payment of any purchase price with respect to any other Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, (i) if granted pursuant to the General Share Reserve, shall again be available for subsequent Awards under the Plan pursuant to the General Share Reserve and (ii) if granted pursuant to the Transaction Pool Share Reserve, shall not be available for subsequent Awards under the Plan. In addition, (i) to the extent an Award is denominated in shares of Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

(d) No Participant who is a non-employee director of the Company shall be granted Awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $[●] in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes).

Section 5. Equitable Adjustments.

(a) In the event of any Change in Capitalization (including a Change in Control), an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan pursuant to Sections 4(a) and 4(b) hereof, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of shares of Common Stock, or the amount of cash or amount or type of other property, subject to outstanding Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Stock-Based Awards granted under the Plan or (iv) the Performance Goals and performance periods applicable to any Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b) Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Board may cancel such Award without the payment of any consideration to the Participant.

11

(c) The determinations made by the Administrator or the Board, as applicable, pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but, except as provided in the applicable Award Agreement, in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

12

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company. All of the shares of Common Stock reserved for issuance under the Plan pursuant to Section 4(a) hereof (subject to adjustment as provided in Section 5 hereof), but not those reserved for issuance under the Plan pursuant to Section 4(b) hereof, may be granted as ISOs.

(i) ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(ii) $100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(iii) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 17 hereof.

13

(h) Termination of Employment, Tenure or Service. In the event of the termination of employment, tenure or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, such Options shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(i) Other Change in Employment, Tenure or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status, tenure or service status of a Participant, in the discretion of the Administrator.

Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Base Price. Except as provided in the applicable Award Agreement, each Stock Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant (such amount, the “Base Price”).

(c) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 17 hereof.

(d) Exercisability.

(1) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

14

(2) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8.

(e) Consideration Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(f) Termination of Employment, Tenure or Service.

(1) In the event of the termination of employment, tenure or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(2) In the event of the termination of employment, tenure or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

15

(h) Other Change in Employment, Tenure or Service Status. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status, tenure or service status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Stock and Restricted Stock Units.

(a) General. Restricted Stock and Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock or Restricted Stock Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock or Restricted Stock Units; the period of time prior to which Restricted Stock or Restricted Stock Units become vested and free of restrictions on Transfer (the “Restricted Period”); the Performance Goals (if any); and all other conditions of the Restricted Stock and Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit the Participant’s Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant. The provisions of Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant.

(b) Awards and Certificates.

(1) Except as otherwise provided in Section 9(b)(3) hereof, (i) each Participant who is granted an Award of Restricted Stock may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to the Shares covered by such award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Stock.

(2) With respect to an Award of Restricted Stock Units to be settled in Shares, at the expiration of the Restricted Period, stock certificates in respect of the shares of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or the Participant’s legal representative, in a number equal to the number of shares of Common Stock underlying the Award of Restricted Stock Units.

(3) Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units to be settled in Shares (at the expiration of the Restricted Period) may, in the Company’s sole discretion, be issued in uncertificated form.

16

(4) Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Shares (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Stock and Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Award Agreement may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as set forth in the Award Agreement, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment, tenure or service with the Company or any Affiliate thereof, or the Participant’s Incapacity. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 13 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to shares of Restricted Stock during the Restricted Period, including the right to vote such shares and to receive any dividends declared with respect to such shares; provided, however, that except as provided in the applicable Award Agreement, any dividends declared during the Restricted Period with respect to such shares shall only become payable if (and to the extent) the underlying Restricted Shares vest. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to shares of Common Stock subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to any dividends declared during the Restricted Period with respect to the number of shares of Common Stock covered by Restricted Stock Units may, to the extent set forth in an Award Agreement, be provided to the Participant at the time (and to the extent) that shares of Common Stock in respect of the related Restricted Stock Units are delivered to the Participant.

(d) Termination of Employment, Tenure or Service. The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment, tenure or service with the Company and all Affiliates thereof for any reason during the Restricted Period shall be set forth in the Award Agreement.

(e) Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

17

Section 10. Other Stock-Based Awards.

Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Awards and, except as provided in the applicable Award Agreement, shall only become payable if (and to the extent) the underlying Awards vest. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards.

Section 11. Stock Bonuses.

In the event that the Administrator grants a Stock Bonus, the Shares constituting such Stock Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

Section 12. Cash Awards.

The Administrator may grant Awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of Performance Goals.

Section 13. Change in Control Provisions.

Except as provided in the applicable Award Agreement, in the event that (a) a Change in Control occurs and (b) either (x) an outstanding Award is not assumed or substituted in connection therewith or (y) an outstanding Award is assumed or substituted in connection therewith and the Participant’s employment, tenure or service is terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason (if applicable) on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control, then:

(a) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and

(b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at the greater of target or actual performance levels.

18

For purposes of this Section 13, an outstanding Award shall be considered to be assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the Administrator, in its sole discretion, pursuant to Section 5 hereof).

Section 14. Voting Proxy.

The Company reserves the right to require the Participant, to the fullest extent permitted by applicable law, to appoint such Person as shall be determined by the Administrator in its sole discretion as the Participant’s proxy with respect to all applicable unvested Awards of which the Participant may be the record holder of from time to time to (A) attend all meetings of the holders of the shares of Common Stock, with full power to vote and act for the Participant with respect to such Awards in the same manner and extent that the Participant might were the Participant personally present at such meetings, and (B) execute and deliver, on behalf of the Participant, any written consent in lieu of a meeting of the holders of the shares of Common Stock in the same manner and extent that the Participant might but for the proxy granted pursuant to this sentence.

Section 15. Amendment and Termination.

The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment to the Plan that would require such approval in order to satisfy any rules of the stock exchange on which the Common Stock is traded or other applicable law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 hereof and the immediately preceding sentence, no such amendment shall impair the rights of any Participant without the Participant’s consent.

Section 16. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

19

Section 17. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum statutory rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations as determined by the Company; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from such delivery Shares or other property, as applicable, or (ii) by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations as determined by the Company. Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award as determined by the Company.

Section 18. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any shares of Common Stock or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 19. Continued Employment, Tenure or Service.

Neither the adoption of the Plan nor the grant of an Award hereunder shall confer upon any Eligible Recipient any right to continued employment, tenure or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment, tenure or service of any of its Eligible Recipients at any time.

20

Section 20. Effective Date.

The Plan was adopted on [●], 2021, subject to approval by the Company’s stockholders, and became effective on [●], 2021 (the “Effective Date”).2

Section 21. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 22. Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, the receipt of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator and the listing requirements of any securities exchange on which the Shares are traded. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

[2]	Note to Draft: Plan to be adopted/approved by the pre-closing board of directors subject to obtaining stockholder approval; to become effective upon completion of the De-SPAC Transaction.

Section 23. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 24. No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 25. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 26. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 27. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 28. Repayment.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and repayment as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

21

Section 29. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment, tenure or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Section 30. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 31. Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 32. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 33. Relationship to Other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

22

EXHIBIT D

FORM OF COMPANY A&R PARTNERSHIP AGREEMENT

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PWP HOLDINGS LP

a Delaware limited partnership

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

dated as of [●], 2021

i

EXHIBIT A: EXAMPLES REGARDING ADJUSTMENT FACTOR

EXHIBIT B: FORM OF ELECTION OF EXCHANGE

EXHIBIT C: CONSENT BY SPOUSE

EXHIBIT D: ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

INDEX OF DEFINED TERMS

AAA	65
Act	1, 2
Actions	40
Additional Funds	24
Additional Limited Partner	2
Adjusted Capital Account	2
Adjusted Capital Account Deficit	2
Adjustment Factor	2
Affiliate	4
Agreement	4
AML and Sanctions Laws	D-2
Annual Income Tax Liability	4
Applicable Sale	42
Applicable Sale Notice	43
Asset	4
Assets	4
Assignee	4
Bankruptcy	4
Board of Directors	4
Business Day	4
Capital Account	5
Capital Contribution	5
Capital Share	5
Cash Amount	6
Cash Amount Settlement Date	6
Certificate	6
Charter	6
Class A Share	6
Class B Share	6
Class B-1 Share	6
Class B-2 Share	6
Code	6
Common Share	6
Company	1, 6
Consent	6
Consent of the Limited Partners	6
Consent of the Partners	6
Contributed Asset	7
control	4
Controlled Entity	7
Conversion	1, 7
Cut-Off Date	7
De Minimis	7
Debt	7
Depreciation	7
Designated Individual	7, 46
De-SPAC Transaction	1
Disabling Event	7
Dispute	65

Distributed Right	3
Division	1, 7
Drag-Along Right	42
Effective Date	1, 8
Election of Exchange	8
Equity Plan	8
ERISA	8
Event of Withdrawal	56
Exchange	8
Exchange Act	8
Family Members	8
Fiscal Year	8, 66
Formation Date	1, 8
Founding Partner	8
Funding Debt	8
General Partner	8
Gross Asset Value	8
Holder	10
Illegal Activity	D-
Imputed Underpayment Amount	10, 46
Incapacitated	10
Incapacity	10
Indemnitee	10
Ineligible Partnership Unit	10
IRS	10
Liabilities	40
Limited Partner	10
Liquidating Event	55
Liquidator	56
LLC Act	1, 10
Lock-Up Period	10
Majority in Interest of the Limited Partners	11
Majority in Interest of the Partners	11
Merger	1
Net Income	11
Net Loss	11
New Securities	12
New York Courts	66
Nonrecourse Deductions	12
Nonrecourse Liability	12
OFAC	D-1
Optionee	12
Original Agreement	1, 12
Partner	12
Partner Minimum Gain	12
Partner Nonrecourse Debt	12
Partner Nonrecourse Deductions	13
Partners	12
Partnership	1, 13
Partnership Audit Procedures	13
Partnership Class A Common Unit	13

v

Partnership Class B Common Unit	13
Partnership Class B-1 Common Unit	13
Partnership Class B-2 Common Unit	13
Partnership Common Unit	13
Partnership Counsel	64
Partnership Employee	13
Partnership Equivalent Units	13
Partnership Interest	14
Partnership Junior Unit	14
Partnership Minimum Gain	14
Partnership Preferred Unit	14
Partnership Record Date	14
Partnership Representative	14, 46
Partnership Unit	14
Partnership Unit Designation	23
Percentage Interest	14
Permitted ATM Distribution Period	14
Permitted ATM Funding	15
Permitted Transfer	15
Permitted Transferee	15
Person	15
Pledge	15
Predecessor General Partner	1, 15
Preferred Share	15
Previous LPA	1, 15
Primary Issuance Funding	15, 60
Primary Issuance Funding Notice	60
Primary Issuance Shares	15, 60
Primary Issuance Units	16, 60
Professionals	1, 16
Professionals Class A Common Units	16
Professionals LPA	1, 16
Professionals Notice of Redemption	16
Professionals Partner	16
Professionals Partner Elections	8, 16
Publicly Traded	16
PWP Entities	16
PWP GP	1, 16
PWP LLC	1
Qualified DRIP	16
Qualified Transferee	16
Qualifying Party	16
Quarter	17
Quarterly Exchange Date	17
Redeemed Professionals Partner	17, 55
Register	22
Regulations	17
Regulatory Allocations	32
Relevant Jurisdiction	D-1
Sanctions Authority	D-1
SEC	17

Securities Act	17
Separation Date	1, 17
Special Limited Partner	1, 17
Stock Amount	17
Stock Settlement Notice	17
Subsidiary	17
Substituted Limited Partner	17
Surviving Partnership	53
Tax Items	17, 32
Termination Transaction	17
Third-Party Pledge Transferee	18
Trading Day	18
Transaction Agreement	1
Transfer	18
Value	18
Withdrawing Partner	19

AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF PWP HOLDINGS LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PWP HOLDINGS LP, dated as of [●], 2021 (the “Effective Date”), is entered into by and among PWP GP LLC, a Delaware limited liability company (“PWP GP”), Perella Weinberg Partners (f/k/a FinTech Acquisition Corp. IV), a Delaware corporation (the “Special Limited Partner”), PWP Professional Partners LP, a Delaware limited partnership (“Professionals”), and the other Limited Partners (as defined herein).

WHEREAS, PWP Holdings LP was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (as it may be amended from time to time, and any successor to such statute, the “Act”), pursuant to (i) a Certificate of Limited Partnership filed in the Office of the Secretary of State of the State of Delaware on August 3, 2016 (the “Formation Date”), and (ii) an Agreement of Limited Partnership of PWP Holdings LP, dated as of August 3, 2016 (the “Original Agreement”), by and between Perella Weinberg Partners LLC, a Delaware limited liability company (the “Predecessor General Partner”), and NoCo A L.P.;

WHEREAS, the Original Agreement was amended and restated pursuant to an Amended and Restated Agreement of Limited Partnership of PWP Holdings LP, dated as of November 30, 2016, entered into by the Predecessor General Partner and the other parties thereto, which was further amended pursuant to the First Amendment of the Amended and Restated Agreement of Limited Partnership of PWP Holdings LP, dated as of October 1, 2018;

WHEREAS, on February 28, 2019 (the “Separation Date”), (i) PWP Holdings LP was converted to PWP Holdings LLC, a Delaware limited liability company (the “Company”), pursuant to Section 18-214 of the Delaware Limited Liability Company Act (as amended from time to time, the “LLC Act”), (ii) the Company was divided pursuant to Section 18-217 of the LLC Act (the “Division”), with the Company surviving the Division and PWP GP becoming its sole managing member, (iii) the Company was converted to PWP Holdings LP, a Delaware limited partnership (the “Partnership”), pursuant to Section 17-217 of the Act (the “Conversion”), with PWP GP as its sole general partner, and (iv) in the Conversion, the Agreement of Limited Partnership of PWP Holdings LP, dated as of the Separation Date (as amended through the date hereof, the “Previous LPA”), was adopted as the agreement of limited partnership of the Partnership;

WHEREAS, on December 29, 2020, the Special Limited Partner, Professionals, the Partnership, PWP LLC, a Delaware limited liability company (“PWP LLC”), and the other parties thereto entered into that certain Business Combination Agreement (the “Transaction Agreement” and the transactions contemplated thereby, the “De-SPAC Transaction”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement, on the Effective Date, (a) New Professionals, a Delaware limited liability company, was merged with and into Professionals in accordance with section 18-209 of the LLC Act and section 17-211 of the Act with Professionals surviving such merger (the “Merger”), (b) in the Merger, (i) Professionals adopted that certain Fourth Amended and Restated Agreement of Limited Partnership of Professionals (as amended, restated, modified or supplemented from time to time, the “Professionals LPA”), to which the Partnership is a party for the limited purposes set forth therein, and (ii) the partnership interests of Professionals were recapitalized into partnership interests represented by Professionals Class A Common Units and Professionals Class B Common Units (each as defined herein) and (c) following the Merger and the effectiveness of this Agreement, (i) the Partnership will (A) purchase certain Class B Shares (as defined herein) from the Special Limited Partner and (B) distribute such Class B Shares to the other Limited Partners, with all Class B-1 Shares (as defined herein) being distributed to Professionals and all Class B-2 Shares (as defined herein) distributed to the Founding Partners (as defined herein), (ii) Professionals will contribute all of the equity interests of PWP GP, to the Special Limited Partner and (iii) the Partnership will (A) redeem Partnership Class A Common Units held by certain Founding Partners upon the terms and subject to the conditions set forth in the Founding Partner Elections (as defined herein), and (B) redeem certain Partnership Class A Common Units held by Professionals Partners (as defined herein) received in connection with the redemption by Professionals of Professional Partners upon the terms and subject to the conditions set forth in the Professionals Partner Elections (as defined herein); and

WHEREAS, PWP GP, as general partner, is authorized to adopt this Agreement immediately prior to the closing of the De-SPAC Transaction without the consent or approval of any other partners.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I

DEFINED TERMS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” has the meaning set forth in the Recitals.

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to the Act and Section 11.2, who is shown as such on the books and records of the Partnership, and who has not ceased to be a Limited Partner pursuant to the Act and this Agreement.

“Adjusted Capital Account” means, with respect to any Partner, such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) credit to such Capital Account any amounts that such Partner is obligated to restore pursuant to this Agreement or by operation of law upon liquidation of such Partner’s Partnership Interest or that such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) debit to such Capital Account the items described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account.

2

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i) the Special Limited Partner (a) declares or pays a dividend on its outstanding Class A Shares wholly or partly in Class A Shares or makes a distribution to all holders of its outstanding Class A Shares wholly or partly in Class A Shares, (b) splits or subdivides its outstanding Class A Shares or (c) effects a reverse stock split or otherwise combines its outstanding Class A Shares into a smaller number of Class A Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of Class A Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the actual number of Class A Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(ii) the Special Limited Partner distributes any rights, options or warrants to all holders of its Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for Class A Shares (other than Class A Shares issuable pursuant to a Qualified DRIP), at a price per share less than the Value of a Class A Share on the record date for such distribution (each a “Distributed Right”), then, as of the distribution date of such Distributed Rights or, if later, the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of Class A Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus the maximum number of Class A Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of Class A Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus a fraction (1) the numerator of which is the maximum number of Class A Shares purchasable under such Distributed Rights, multiplied by the minimum purchase price per Class A Share under such Distributed Rights and (2) the denominator of which is the Value of a Class A Share as of the record date (or, if later, the date such Distributed Rights become exercisable); provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution (or, if later, the time the Distributed Rights become exercisable) of the Distributed Rights, to reflect a reduced maximum number of Class A Shares or any change in the minimum purchase price for the purposes of the above fraction; and

(iii) the Special Limited Partner shall, by dividend or otherwise, distribute to all holders of its Class A Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) or (ii) above), which evidences of indebtedness or assets relate to assets not received by the Special Limited Partner or its Subsidiaries pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business as of the record date fixed for the determination of stockholders entitled to receive such distribution by a fraction (a) the numerator of which shall be such Value of a Class A Share on such record date and (b) the denominator of which shall be the Value of a Class A Share as of such record date less the then fair market value (as determined by the General Partner, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one Class A Share.

Notwithstanding the foregoing, no adjustments to the Adjustment Factor will be made for any class or series of Partnership Interests to the extent that the Partnership makes or effects any correlative distribution or payment to all of the Partners holding Partnership Interests of such class or series, or effects any correlative split or reverse split in respect of the Partnership Interests of such class or series. Any adjustments to the Adjustment Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit A attached hereto.

3

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of PWP Holdings LP, together with the Schedules and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented or replaced.

“Annual Income Tax Liability” means, for each Partner, such Partner’s annual federal, state, and local income tax obligations for the applicable calendar year arising from the allocation to such Partner of taxable income that is earned by the Partnership based on the assumptions that (i) such Partner is an individual or, if a greater amount of tax would result, a corporate resident in New York, New York, subject to the maximum federal and applicable state and local income tax rates (taking account of any difference in rates applicable to ordinary income, capital gains and “qualified dividends” as such term is defined in Section 1(h) of the Code and any allowable deductions or credits in respect of such state and local taxes in computing such Partner’s liability for U.S. Federal income taxes and, provided, however, that the General Partner may adjust consistently for each Partner the assumed rate in its reasonable discretion) and (ii) the items of income, gain, deduction, loss and credit in respect of the Partnership were the only such items entering into the computation of tax liability of the applicable Partner. The General Partner may, but is not required, to take into account (a) any allocation of taxable income, gain, deduction, or loss pursuant to Code section 704(c), (b) any deductions accruing to any Partner as a result of the recovery of a basis adjustment pursuant to Code section 743, or (c) any adjustments pursuant to Code section 734, and may use any good faith assumptions in making any such calculations. In determining the Annual Income Tax Liability for a particular Fiscal Year, the General Partner may, but is not required to, take into account losses allocated after the Effective Date with respect to prior Fiscal Years.

“Assets” means any assets and property of the Partnership, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Partnership Interest has been Transferred but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 10.5.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 17-402(a)(4) or (5) of the Act with respect to such Person, and the term “Bankrupt” has a meaning correlative to the foregoing.

“Board of Directors” means the Board of Directors of the Special Limited Partner.

“Business Day” means any weekday, excluding any legal holiday observed pursuant to United States federal or New York State law or regulation.

4

“Capital Account” means, with respect to any Partner, the capital account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with the following provisions:

(a) To each Partner’s Capital Account, there shall be added such Partner’s Capital Contributions, such Partner’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 5.3, and the amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

(b) From each Partner’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.3, and the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership (except to the extent already reflected in the amount of such Partner’s Capital Contribution).

(c) In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Partner’s Capital Account of the transferor to the extent that it relates to the Transferred interest.

(d) In determining the amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations section 1.704-1(b)(2)(iv), et al., and shall be interpreted and applied in a manner consistent with such Regulations. The General Partner may modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, provided that the General Partner determines that such modification is not reasonably likely to have a material effect on the amounts distributable to any Partner without such Person’s consent. The General Partner also may (i) make any adjustments to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations section 1.704-1(b) or section 1.704-2; provided, however, that the General Partner determines that such changes are not reasonably likely to have a material effect on the amounts distributable to the Partner as current cash distributions or as distributions on termination of the Partnership. Notwithstanding anything to the contrary in this Agreement, the Partnership Representative in its discretion is expressly authorized to take any action necessary or appropriate to comply with the Partnership Audit Procedures or to appropriately allocate the burden of any assessments thereunder among the Partners, as determined by the Partnership Representative.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Asset that such Partner contributes to the Partnership or is deemed to contribute pursuant to Article III.

“Capital Share” means a share of any class or series of stock of the Special Limited Partner now or hereafter authorized, other than a Common Share.

5

“Cash Amount” means, for each Partnership Class A Common Unit that is Exchanged for the Cash Amount, an amount of cash equal to the product of (a) the Value of a share of Class A Common Stock multiplied by (b) the Adjustment Factor.

“Cash Amount Settlement Date” means the third Business Day following the applicable Quarterly Exchange Date, or, to the extent any Primary Issuance Funding is not settled on a Quarterly Exchange Date, the third Business Day following the applicable settlement date of a Primary Issuance Funding. For the avoidance of doubt, the final settlement date of any Permitted ATM Funding shall be no later than the third Business Day following the last day of the applicable Permitted ATM Distribution Period.

“Certificate” means the Certificate of Limited Partnership executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Charter” means the certificate of incorporation of the Special Limited Partner, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Class A Share” means a share of Class A common stock of the Special Limited Partner, $0.0001 par value per share.

“Class B Share” means a Class B-1 Share or a Class B-2 Share.

“Class B-1 Share” means a share of Class B-1 common stock of the Special Limited Partner, $0.0001 par value per share.

“Class B-2 Share” means a share of Class B-2 common stock of the Special Limited Partner, $0.0001 par value per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” means a Class A Share or a Class B Share (and shall not include any additional series or class of the Special Limited Partner’s common stock created after the date of this Agreement).

“Company” has the meaning set forth in the Recitals.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article XIII.

“Consent of the Limited Partners” means the Consent of a Majority in Interest of the Limited Partners, which Consent shall be obtained before the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by Partners in their discretion.

“Consent of the Partners” means the Consent of a Majority in Interest of the Partners, which Consent shall be obtained before the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by Partners in their discretion.

6

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed by the Partnership to a “new” partnership pursuant to Code section 708).

“Controlled Entity” means, as to any Person, (a) any corporation where more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner or general partner and in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member and in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Conversion” has the meaning set forth in the Recitals.

“Cut-Off Date” has the meaning set forth in Section 14.3(a).

“De Minimis” means an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the General Partner.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) obligations of such Person as lessee under capital leases.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“De-SPAC Transaction” has the meaning set forth in the Recitals.

“Designated Individual” has the meaning set forth in Section 9.3(a).

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Division” has the meaning set forth in the Recitals.

7

“Effective Date” has the meaning set forth in the Preamble.

“Election of Exchange” means either (a) the Election of Exchange substantially in the form of Exhibit B attached hereto or (b) a Professionals Notice of Redemption.

“Equity Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Partnership, the General Partner or the Special Limited Partner for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning set forth in Section 14.1(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption) are beneficiaries.

“Fiscal Year” has the meaning set forth in Section 15.4.

“Formation Date” has the meaning set forth in the Recitals.

“Founding Partner” means each Limited Partner as of the Effective Date, other than the Special Limited Partner and Professionals.

“Founding Partner Elections” means the Investor Limited Partner Irrevocable Elections to Redeem duly executed and delivered by Founding Partners.

“Funding Debt” means any Debt incurred by or on behalf of the General Partner or the Special Limited Partner for the purpose of providing funds to the Partnership.

“General Partner” means PWP GP LLC and/or any additional or successor General Partner(s) designated as such pursuant to the Act and this Agreement, and, in each case, that has not ceased to be a general partner pursuant to the Act and this Agreement, in such Person’s capacity as a partner and a general partner of the Partnership.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partner using such reasonable method of valuation as it may adopt.

8

(ii) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described below shall be adjusted to equal their respective gross fair market values (taking Code section 7701(g) into account), if and as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

(1) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement but including acquisitions pursuant to Section 3.2 or contributions or deemed contributions by the General Partner pursuant to Section 3.2) by a new or existing Partner in exchange for more than a De Minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(2) the distribution by the Partnership to a Partner of more than a De Minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(3) the liquidation of the Partnership within the meaning of Regulations section 1.704-1(b)(2)(ii)(g));

(4) upon the admission of a successor General Partner pursuant to Section 11.1;

(5) the grant of Partnership Units in the Partnership (other than a De Minimis number of Partnership Units) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner; and

(6) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations sections 1.704-1(b) and 1.704-2.

(iii) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner using such reasonable method of valuation as it may adopt.

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

9

“Holder” means either (a) a Partner or (b) an Assignee that owns a Partnership Unit.

“Imputed Underpayment Amount” has the meaning set forth in Section 9.3(d).

“Incapacity” or “Incapacitated” means: (a) as to any Limited Partner who is an individual, (i) death, (ii) any physical or mental disability or incapacity that renders such Limited Partner incapable of performing the essential services required of him or her by the Firm (after accounting for reasonable accommodation, if available), as determined by the General Partner, for a period of one hundred eighty (180) consecutive days or for shorter periods aggregating one hundred eighty (180) days during any twelve (12)-month period, or (iii) entry by a court of competent jurisdiction adjudicating such Limited Partner incompetent to manage his or her person or his or her estate; (b) as to any Limited Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any Limited Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Limited Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (e) as to any trustee of a trust that is a Limited Partner, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Limited Partner, the Bankruptcy of such Limited Partner.

“Indemnitee” means (i) any Person made, or threatened to be made, a party to a proceeding by reason of its status as (a) the General Partner or the Special Limited Partner or (b) a manager, member, director, officer, employee, agent or representative of the General Partner, the Special Limited Partner or the Partnership and (ii) such other Persons (including Affiliates, employees or agents of the General Partner, the Special Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability).

“Ineligible Partnership Unit” means any Partnership Class A Common Unit that, as of the applicable Quarterly Exchange Date, has not been both outstanding and fully vested for at least six months, as reflected in the books and records of the Partnership.

“IRS” means the United States Internal Revenue Service.

“Limited Partner” means the Special Limited Partner and any other Person that is, from time to time, admitted to the Partnership as a limited partner pursuant to the Act and this Agreement, and any Substituted Limited Partner or Additional Limited Partner, each shown as such in the books and records of the Partnership, in each case, that has not ceased to be a limited partner of the Partnership pursuant to the Act and this Agreement, in such Person’s capacity as a limited partner of the Partnership.

“LLC Act” has the meaning set forth in the Recitals.

“Lock-Up Period” means:

(a) [●]1

(b) as to Partnership Interests outstanding and held by a Founding Partner on the Effective Date that are still held by such Founding Partner, the period commencing on the Effective Date (or such later date) and continuing through the date one hundred eighty (180) days after the Effective Date (or such later date); and

[1]	Note to Draft: The Lock-Up Period related to Professionals and any Professionals Partner will be added following execution of the Transaction Agreement. With respect to Professionals Partners, the Lock-Up Period will mirror the Lock-Up provisions at Professionals. In all cases, changes will be as determined by Professionals and the Special Limited Partner.

10

(c) as to all other Partnership Interests not the subject of clause (a), (b) or (c) of this definition, a twelve (12)-month period ending on the day before the first (1st) anniversary of a Holder first acquiring such Partnership Interest;

provided, however, that the General Partner may, by written agreement with a Holder, shorten or lengthen the Lock-Up Period applicable to such Holder, in the sole discretion of the General Partner, and without having any obligation to do so for any other Holder.

“Majority in Interest of the Limited Partners” means Partners (excluding the General Partner, the Special Limited Partner and any Controlled Entity of either of them) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Partnership Units held by all Partners (excluding the General Partner, the Special Limited Partner and any Controlled Entity of either of them) entitled to vote on or consent to such matter. Unless otherwise specified, references in this definition to “Partnership Units” shall mean Partnership Class A Common Units.

“Majority in Interest of the Partners” means Partners (including the General Partner, the Special Limited Partner and any Controlled Entity of either of them) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Partnership Units held by all Partners (including the General Partner, the Special Limited Partner and any Controlled Entity of either of them) entitled to vote on or consent to such matter. Unless otherwise specified, references in this definition to “Partnership Units” shall mean Partnership Class A Common Units and Partnership Class B Common Units.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii) Any expenditure of the Partnership described in Code section 705(a)(2)(B) or treated as a Code section 705(a)(2)(B) expenditure pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Partnership asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

11

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 5.3 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into or exchange such securities for, Common Shares or Preferred Shares, excluding Preferred Shares and grants under the Equity Plans, or (ii) any Debt issued by the Special Limited Partner that provides any of the rights described in clause (i).

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations section 1.752-1(a)(2).

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Original Agreement” has the meaning set forth in the Recitals.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

12

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership” has the meaning set forth in the Recitals.

“Partnership Audit Procedures” means Code sections 6221 through 6241 and any successor statutes thereto or the Regulations promulgated thereunder.

“Partnership Class A Common Unit” means a fractional share of the Partnership Interests of all Partners issued pursuant to Section 3.1 and Section 3.2, but does not include any Partnership Class B Common Unit, Partnership Junior Unit, Partnership Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Partnership Class A Common Unit.

“Partnership Class B Common Unit” means a Partnership Class B-1 Common Unit or a Partnership Class B-2 Common Unit.

“Partnership Class B-1 Common Unit” means a fractional share of the Partnership Interests of all Partners issued pursuant to Section 3.1 and Section 3.2, but does not include any Partnership Class A Common Unit, Partnership Class B-2 Common Unit, Partnership Junior Unit, Partnership Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Partnership Class B-1 Common Unit.

“Partnership Class B-2 Common Unit” means a fractional share of the Partnership Interests of all Partners issued pursuant to Section 3.1 and Section 3.2, but does not include any Partnership Class A Common Unit, Partnership Class B-1 Common Unit, Partnership Junior Unit, Partnership Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Partnership Class B-2 Common Unit.

“Partnership Common Unit” means a Partnership Class A Common Unit or Partnership Class B Common Unit.

“Partnership Employee” means an employee of the Partnership or an employee of a Subsidiary of the Partnership, if any.

“Partnership Equivalent Units” means, with respect to any class or series of Capital Shares, Partnership Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Capital Shares as appropriate to reflect the relative rights and preferences of such Capital Shares as to the Common Shares and the other classes and series of Capital Shares as such Partnership Equivalent Units would have as to Partnership Common Units and the other classes and series of Partnership Units corresponding to the other classes of Capital Shares, but not as to matters such as voting for members of the Board of Directors that are not applicable to the Partnership. For the avoidance of doubt, the voting rights, redemption rights and rights to Transfer Partnership Equivalent Units need not be similar to the rights of the corresponding class or series of Capital Shares, provided, however, with respect to redemption rights, the terms of Partnership Equivalent Units must be such so that the Partnership complies with Section 3.7.

13

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or other Partnership Units.

“Partnership Junior Unit” means a fractional share of the Partnership Interests of a particular class or series that the General Partner has authorized pursuant to Section 3.2 that has distribution rights, or rights upon liquidation, winding up and dissolution, that are inferior or junior to the Partnership Common Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations section 1.704-2(b)(2) and is computed in accordance with Regulation section 1.704-2(d).

“Partnership Preferred Unit” means a fractional share of the Partnership Interests of a particular class or series that the General Partner has authorized pursuant to Section 3.1 or Section 3.2 or Section 3.3 that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Partnership Common Units.

“Partnership Record Date” means the record date established by the General Partner for the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Partners for any other proper purpose, which, in the case of a record date fixed for the determination of Partners entitled to receive any distribution, shall (unless otherwise determined by the General Partner) generally be the same as the record date established by the Special Limited Partner for a distribution to its stockholders.

“Partnership Representative” has the meaning set forth in Section 9.3(a).

“Partnership Unit” means a Partnership Common Unit, a Partnership Preferred Unit, a Partnership Junior Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 3.1 or Section 3.2 or Section 3.3.

“Percentage Interest” means, with respect to each Partner at any time, as to any class or series of Partnership Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of such class or series held by such Partner at such time and the denominator of which is the total number of Partnership Units of such class or series held by all Partners at such time. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Partnership Common Units. A Partner’s Percentage Interest in Partnership Common Units at any time means a fraction, expressed as a percentage, the numerator of which is the sum of (i) the aggregate number of Partnership Class A Common Units held by such Partner and (ii) [●] multiplied by the aggregate number of Partnership Class B Common Units held by such Partner, and the denominator of which is the sum of (a) the aggregate number of Partnership Class A Common Units held by all Partners, and (b) [●] multiplied by the aggregate number of Partnership Class B Common Units held by all Partners.2

“Permitted ATM Distribution Period” means, with respect to any Permitted ATM Funding, the period commencing on the applicable Quarterly Exchange Date and ending on the earlier of (x) the date when all Primary Issuance Shares to be sold in such Permitted ATM Funding in respect of the applicable Primary Issuance Funding have been sold and (y) the 20th Trading Day after such Quarterly Exchange Date.

[2]	Conversion ratio to be inserted from Parent A&R Charter in connection with the De-SPAC Transaction.

14

“Permitted ATM Funding” means any Primary Issuance Funding that satisfies each of the following requirements: (i) sales of the applicable Primary Issuance Shares in respect of such Primary Issuance Funding are made through one or more sales agents of the Special Limited Partner by means of ordinary brokers’ transactions on the NASDAQ Capital Market or another national securities exchange, or any successor to any of the foregoing, or otherwise at market prices prevailing at the time of the applicable sale; (ii) the fees or commissions payable to such sales agents are determined pursuant to an equity distribution or similar agreement negotiated in good faith by the Special Limited Partner and entered into on arms’ length terms; (iii) sales of the applicable Primary Issuance Shares in respect of such Primary Issuance Funding are executed during the applicable Permitted ATM Distribution Period; and (iv) to the extent any Primary Issuance Shares remain unsold at the end of the applicable Permitted ATM Distribution Period, a corresponding number of Primary Issuance Units are deemed withdrawn from the applicable Quarterly Exchange and may be tendered for exchange in respect of any subsequent Quarterly Exchange Date.

“Permitted Transfer” means (i) a Transfer by a Limited Partner of all or part of its Partnership Interest to any Family Member, Controlled Entity or Affiliate of such Partner, and (ii) a Pledge and any Transfer of a Partnership Interest to a Permitted Transferee pursuant to the exercise of remedies under a Pledge.

“Permitted Transferee” means (i) any Family Member, Controlled Entity or Affiliate of a Limited Partner, (ii) any lender or lenders secured by a Pledge, or agents acting on their behalf, to whom any Partnership Interest is transferred pursuant to the exercise of remedies under a Pledge and any special purpose entities owned and used by such lenders or agents for the purpose of holding any such Partnership Interest (each a “Permitted Lender Transferee”), and (iii) any Person, including any Third-Party Pledge Transferee designated by any lender or lenders secured by a Pledge, or agents acting on their behalf, to whom a Partnership Interest is transferred pursuant to the exercise of remedies under a Pledge, whether before or after one or more Permitted Lender Transferees take title to such Partnership Interest.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Pledge” means a pledge by a Holder of all or any portion of its Partnership Interest to one or more banks or lending institutions, or agents acting on their behalf, which are not Affiliates of such Holder, as collateral or security for a bona fide loan or other extension of credit.

“Predecessor General Partner” has the meaning set forth in the Recitals.

“Preferred Share” means a share of stock of the Special Limited Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Shares.

“Previous LPA” has the meaning set forth in the Recitals.

“Primary Issuance Funding” has the meaning given to such term in Section 14.2(b)(i) of this Agreement.

“Primary Issuance Shares” has the meaning given to such term in Section 14.2(b)(i) of this Agreement.

15

“Primary Issuance Units” has the meaning given to such term in Section 14.2(b)(i) of this Agreement.

“Professionals” has the meaning set forth in the Preamble.

“Professionals Class A Common Units” means the “Partnership Class A Common Units” of Professionals, as defined in the Professionals LPA.

“Professionals Class A-1 Common Units” means the “Partnership Class A-1 Common Units” of Professionals, as defined in the Professionals LPA.

“Professionals Class B Common Units” means the “Partnership Class B Common Units” of Professionals, as defined in the Professionals LPA.

“Professionals LPA” has the meaning set forth in the Recitals.

“Professionals Notice of Redemption” means a “Notice of Redemption,” as defined in the Professionals LPA.

“Professionals Partner” means a limited partner of Professionals.

“Professionals Partner Elections” means the Legacy Partner Elections to Redeem duly executed and delivered by Professionals Partners.

“Publicly Traded” means listed or admitted to trading on the NASDAQ Capital Market or another national securities exchange, or any successor to any of the foregoing.

“PWP Entities” means and includes each of the Partnership, the General Partner, the Special Limited Partner and their respective Subsidiaries and Controlled Entities.

“PWP GP” has the meaning set forth in the Preamble.

“Qualified DRIP” means a dividend reinvestment plan of the Special Limited Partner that permits participants to acquire Class A Shares using the proceeds of dividends paid by the Special Limited Partner; provided, however, that if such shares are offered at a discount, such discount must (i) be designed to pass along to the stockholders of the Special Limited Partner the savings enjoyed by the Special Limited Partner in connection with the avoidance of share issuance costs, and (ii) not exceed 5% of the value of a Class A Share as computed under the terms of such dividend reinvestment plan.

“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.

“Qualifying Party” means (a) a Limited Partner, (b) an Additional Limited Partner, (c) an Assignee who is the transferee of a Limited Partner’s Partnership Interest in a Permitted Transfer, (d) a Professionals Partner that has received OP Units from Professionals after submitting a Professionals Notice of Redemption in accordance with section 14.1 of the Professionals LPA, which Professionals Notice of Redemption shall, for purposes of this Agreement, be deemed to have been submitted by both such Professionals Partner and Professionals or (e) a Person, including a lending institution as the pledgee of a Pledge, who is the transferee of a Limited Partner’s Partnership Interest in a Permitted Transfer; provided, however, that a Qualifying Party shall not include the General Partner or the Special Limited Partner.

16

“Quarter” means, unless context requires otherwise, a fiscal quarter of the Special Limited Partner.

“Quarterly Exchange Date” means the date each Quarter that is the later to occur of either: (a) the second Trading Day after the date on which the Special Limited Partner makes a public news release of its quarterly earnings for the prior quarter or (b) the first day of such quarter that directors and executive officers of the Special Limited Partner are permitted to trade under the applicable polices of the Special Limited Partner relating to trading by directors and executive officers; provided that, for the Quarter in which the one-hundred eighty-first (181st) day following the Effective Date is to occur, the Quarterly Exchange Date shall be (x) the date that is the one-hundred eighty-first (181st) day following the Effective Date or (y) if such date is not a trading day, the next trading day thereafter; provided, further, that, if such first Quarterly Exchange Date shall be a day upon which trading is otherwise prohibited for employees of PubCo and its Affiliates, then there shall be a second Quarterly Exchange Date within the same Quarter, which second Quarterly Exchange Date shall be the regularly scheduled Quarterly Exchange Date set forth herein.

“Redeemed Professionals Partner” has the meaning set forth in Section 11.3.

“Regulations” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Separation Date” has the meaning set forth in the Recitals.

“Special Limited Partner” has the meaning set forth in the Preamble.

“Stock Amount” means, for each Partnership Class A Common Unit that is Exchanged for the Stock Amount, a number of Class A Shares that is equal to the Adjustment Factor.

“Stock Settlement Notice” has the meaning set forth in Section 14.3(a) of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another direct or indirect Subsidiary of such Person) (i) owns a majority of the equity interests having ordinary voting power for the election of directors or trustees or other governing body, or (ii) otherwise controls the management, including through a Person’s status as general partner, manager or managing member of the entity.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.4.

“Tax Items” has the meaning set forth in Section 5.4(a).

17

“Termination Transaction” means (a) a merger, consolidation or other combination involving the Special Limited Partner or the General Partner, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Special Limited Partner not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Shares (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Special Limited Partner or the General Partner, or (e) a Transfer of all or any portion of the Special Limited Partner’s Partnership Interest or its interest in the General Partner, other than (i) a Transfer to the Partnership, the Special Limited Partner or a direct or indirect wholly owned subsidiary of the Special Limited Partner, or (ii) a Transfer effected in accordance with Section 10.2(b).

“Third-Party Pledge Transferee” means a Qualified Transferee, other than a Permitted Lender Transferee, that acquires a Partnership Interest pursuant to the exercise of remedies by Permitted Lender Transferees under a Pledge and that agrees to be bound by the terms and conditions of this Agreement.

“Trading Day” means a day on which Class A Shares (i) are not suspended from trading at the close of business on the NASDAQ Capital Market or such other national securities exchange where the Class A Shares have been primarily listed or admitted for trading or any successor to any such exchange and (ii) have traded at least once on the NASDAQ Capital Market or such other national securities exchange where the Class A Shares have been primarily listed or admitted for trading or any successor to any such exchange. If the Class A Shares are not listed or admitted for trading on the NASDAQ Capital Market or another national securities exchange, or any successor to any of the foregoing, “Trading Day” means a Business Day.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article X, “Transfer” does not include (a) any redemption of Partnership Common Units by the Partnership, or acquisition of Partnership Class A Common Units by the Special Limited Partner, pursuant to Section 7.3 or Article XIV or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms “Transferred” and “Transferring” shall have correlative meanings.

“Value” means, with respect to any outstanding Class A Shares that are Publicly Traded, the volume weighted average price per share on the Quarterly Exchange Date. If the Class A Shares are not Publicly Traded, the Value of a Class A Share means the amount that a holder of a Class A Share would receive if each of the assets of the Special Limited Partner were to be sold for its fair market value on the Quarterly Exchange Date, the Special Limited Partner were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the holders of the Special Limited Partner’s equity. Such Value shall be determined by the Special Limited Partner, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Special Limited Partner if each asset of the Special Limited Partner (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Corporation owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Special Limited Partner’s minority interest in any property or any illiquidity of the Special Limited Partner’s interest in any property).

18

Notwithstanding the foregoing, in the event that the Special Limited Partner elects to settle an Exchange of Partnership Class A Common Units with the proceeds of a Primary Issuance Funding pursuant to Section 14.2(b), “Value” shall mean an amount per Class A Share equal to the net proceeds per Class A Share received by the Special Limited Partner from such Primary Issuance Funding, determined after deduction of any discounts and commissions or similar costs payable to any underwriters, broker/dealers or placement or selling agents, but not of any other expenses of the Special Limited Partner or any other Holder related thereto, including without limitation, legal and accounting fees and expenses, Securities and Exchange Commission registration fees, state blue sky and securities laws fees and expenses, printing expenses, FINRA filing fees, exchange listing fees and other out of pocket expenses. For the avoidance of doubt, to the extent the Primary Issuance Shares for a given Primary Issuance Funding are sold in multiple transactions rather than a single transaction or block, “Value” shall be determined by reference to the volume weighted average price per share received by the Special Limited Partner across all sales in respect of such Primary Issuance Funding and otherwise in accordance with this paragraph.

“Withdrawing Partner” has the meaning given to such term in Section 14.2(b)(iii) of this Agreement.

Section 1.2 Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

Article II
GENERAL PROVISIONS

Section 2.1 Formation. The Partnership is a limited partnership previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Certificate, and all actions taken or to be taken by any employee of Skadden, Arps, Slate, Meagher & Flom LLP and any other person who executed and filed or who executes and files, after the date hereof, the Certificate are hereby adopted and ratified, or authorized, as the case may be.

19

Section 2.2 Name. The name of the Partnership is “PWP Holdings LP.” The Partnership may also conduct business at the same time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may change the name of the Partnership, from time to time, in accordance with applicable law.

Section 2.3 Principal Place of Business; Other Places of Business. The principal business office of the Partnership is located at 767 Fifth Avenue, New York, New York 10153, or such other place within or outside the State of Delaware as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4 Designated Agent for Service of Process. So long as required by the Act, the Partnership shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Partnership in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Partnership’s registered agent for service of process at such address is Corporation Service Company.

Section 2.5 Term. The term of the Partnership commenced on the Formation Date and such term shall continue until the Partnership is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Partnership, the existence of the Partnership shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6 No Concerted Action. Each Partner hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Partner. Other than in respect of the Partnership, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Partner or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein.

Section 2.7 Business Purpose. The Partnership may carry on any lawful business, purpose or activity in which a limited partnership may be engaged under applicable law (including the Act).

Section 2.8 Powers. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.7.

Section 2.9 Certificates; Filings. The Certificate was previously filed on behalf of the Partnership, in the Office of the Secretary of State of the State of Delaware as required by the Act. The General Partner may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The General Partner shall also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner shall deem necessary or advisable. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

20

Section 2.10 Representations and Warranties by the Partners.

(a) Each Partner that is an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject and (ii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b) Each Partner that is not an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(c) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) represents and warrants that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a speculative and illiquid investment. Notwithstanding the foregoing, the representations and warranties contained in the first sentence of this Section 2.10(c) shall not apply to any Permitted Lender Transferee, it being understood that a Permitted Lender Transferee may be subject to a legal obligation to sell, distribute or otherwise dispose of any Partnership Interest acquired pursuant to the exercise of remedies under a Pledge; provided, however, that any such Permitted Lender Transferee must be a Qualified Transferee.

(d) The representations and warranties contained in Section 2.10(a), Section 2.10(b) and Section 2.10(c) shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

21

(e) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the Special Limited Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(f) Notwithstanding the foregoing, the General Partner may permit the modification of any of the representations and warranties contained in Section 2.10(a), Section 2.10(b) and Section 2.10(c) as applicable to any Partner (including any Additional Limited Partner or Substituted Limited Partner or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either (i) a Partnership Unit Designation applicable to the Partnership Units held by such Partner or (ii) a separate writing addressed to the Partnership and the General Partner.

Article III
CAPITAL CONTRIBUTIONS

Section 3.1 Capital Contributions of the Partners. The Partners as of the Effective Date (or their predecessors in interest) have heretofore made Capital Contributions to the Partnership. Except as provided by applicable law or in Section 3.2, Section 3.3 or Section 9.4, the Partners shall have no obligation or, except with the prior written consent of the General Partner, right to make any other Capital Contributions or any loans to the Partnership. The General Partner shall cause to be maintained in the principal business office of the Partnership, or such other place as may be determined by the General Partner, the books and records of the Partnership, which shall include, among other things, a register containing the name, address, and number and class of Partnership Units of each Partner, and such other information as the General Partner may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The General Partner shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Partnership Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Partner. No action of any Limited Partner (other than the Special Limited Partner) shall be required to amend or update the Register. Except as required by law, no Limited Partner shall be entitled to receive a copy of the information set forth in the Register relating to any Partner other than itself.

22

Section 3.2 Issuances of Additional Partnership Interests. Subject to the rights of any Holder set forth in a Partnership Unit Designation:

(a) General. Partnership Interests shall be represented by Partnership Units. Initially, all Partnership Units shall be designated as either “Partnership Class A Common Units,” “Partnership Class B-1 Common Units” or “Partnership Class B-2 Common Units.” As of the Effective Date, all interests in the Company were converted into Partnership Class A Common Units. Partnership Class A Common Units may be held by the General Partner or any Limited Partner; and Partnership Class B-1 Common Units and Partnership Class B-2 Common Units may be held only by the General Partner or the Special Limited Partner. Except as expressly provided herein, Partnership Class A Common Units, Partnership Class B-1 Common Units and Partnership Class B-2 Common Units shall entitle the holders thereof to equal rights under this Agreement. The Partners, and the number and class of Partnership Units held by each Partner, as of the effectiveness of this Agreement is set forth in the Register. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner and the Special Limited Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner, all without the approval of any Limited Partner or any other Person. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Partnership, or (v) upon the contribution of property or assets to the Partnership. Any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Partnership Interests) as shall be determined by the General Partner, without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Partnership Unit Designation”). Without limiting the generality of the foregoing, the General Partner shall have authority to specify the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests. Except to the extent specifically set forth in any Partnership Unit Designation, a Partnership Interest of any class or series other than a Partnership Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Partnership Interest, the General Partner shall amend the Register and the books and records of the Partnership as appropriate to reflect such issuance.

(b) Issuances to the General Partner or Special Limited Partner. No additional Partnership Units shall be issued to the General Partner or the Special Limited Partner unless (i) the additional Partnership Units are issued to all Partners holding Partnership Common Units in proportion to their respective Percentage Interests in the Partnership Common Units, (ii) (a) the additional Partnership Units are (w) Partnership Class A Common Units issued in connection with an issuance of Class A Shares, (x) Partnership Class B-1 Common Units issued in connection with an issuance of Class B-1 Shares, (y) Partnership Class B-2 Common Units issued in connection with an issuance of Class B-2 Shares or (z) Partnership Equivalent Units (other than Partnership Common Units) issued in connection with an issuance of Preferred Shares, New Securities or other interests in the Special Limited Partner (other than Common Shares), and (b) the General Partner or the Special Limited Partner (as the case may be) contributes to the Partnership the cash proceeds or other consideration received in connection with the issuance of such Common Shares, Preferred Shares, New Securities or other interests in the Special Limited Partner, (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership, (iv) the additional Partnership Units are Partnership Class A Common Units issued to the Special Limited Partner or the General Partner (a) for a cash price per unit determined by the General Partner, in its discretion, which is equal to (x) the Value of a Class A Share as of the date of such issuance, multiplied by the Adjustment Factor, or (y) the fair market value of a Partnership Class A Common Unit as of the date of such issuance, as determined by the General Partner, in its discretion, and (b) no portion of the purchase price consists of proceeds or other consideration received in connection with the issuance of Common Shares, Preferred Shares, New Securities or other interests in the Special Limited Partner, or (v) the additional Partnership Units are issued pursuant to the other provisions of this Article III.

(c) No Preemptive Rights. Except as expressly provided in this Agreement or in any Partnership Unit Designation, no Person, including any Holder, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

23

Section 3.3 Additional Funds and Capital Contributions.

(a) General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Partnership Units or for such other purposes as the General Partner may determine. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 3.3 without the approval of any Limited Partner or any other Person.

(b) Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 3.2 above) in consideration therefor and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

(c) Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than, except as contemplated in Section 3.3(d), the General Partner or the Special Limited Partner) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

(d) General Partner and Special Limited Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the General Partner and/or the Special Limited Partner if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the General Partner or the Special Limited Partner, as applicable, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

(e) Issuance of Securities by the Special Limited Partner. The Special Limited Partner shall not issue any additional Common Shares, Preferred Shares or New Securities unless the Special Limited Partner contributes the cash proceeds or other consideration received from the issuance of such additional Common Shares, Preferred Shares or New Securities (as the case may be) and from the exercise of the rights contained in any such additional New Securities to the Partnership in exchange for (w) in the case of an issuance of Class A Shares, Partnership Class A Common Units, (x) in the case of an issuance of Class B-1 Shares, Partnership Class B-1 Common Units, (y) in the case of an issuance of Class B-2 Shares, Partnership Class B-2 Common Units or (z) in the case of an issuance of Preferred Shares or New Securities, Partnership Equivalent Units; provided, however, that notwithstanding the foregoing, the Special Limited Partner may issue Common Shares, Preferred Shares or New Securities (a) pursuant to Section 3.4 or Article XIV, (b) pursuant to a dividend or distribution (including any stock split) of Common Shares, Preferred Shares or New Securities to all of the holders of Common Shares, Preferred Shares or New Securities (as the case may be), (c) upon a conversion of Class B-1 Shares or Class B-2 Shares, (d) upon a conversion, redemption or exchange of Preferred Shares, (e) upon a conversion, redemption, exchange or exercise of New Securities, or (f) in connection with an acquisition of Partnership Units or a property or other asset to be owned, directly or indirectly, by the Special Limited Partner. For the avoidance of doubt, the issuance of capital stock of the Special Limited Partner in the De-SPAC Transaction shall not be subject to this Section 3.3(e). In the event of any issuance of additional Common Shares, Preferred Shares or New Securities by the Special Limited Partner, and the contribution to the Partnership, by the Special Limited Partner, of the cash proceeds or other consideration received from such issuance, the Partnership shall pay the Special Limited Partner’s expenses associated with such issuance, including any underwriting discounts or commissions. In the event that the Special Limited Partner issues any additional Common Shares, Capital Shares or New Securities and contributes the cash proceeds or other consideration received from the issuance thereof to the Partnership, the Partnership is authorized to, and shall, issue to the Special Limited Partner (i) a number and type of Partnership Common Units equal to the number and type of Common Shares so issued, divided by the Adjustment Factor then in effect, or (ii) a number of Partnership Equivalent Units that correspond to the class or series of Capital Shares or New Securities so issued, in either case, in accordance with this Section 3.3(e) without any further act, approval or vote of any Partner or any other Persons.

24

Section 3.4 Equity Plans.

(a) Stock Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Person other than a Partnership Employee is duly exercised, the following events will be deemed to have occurred:

(i) The Special Limited Partner, shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the Special Limited Partner by such exercising party in connection with the exercise of such stock option.

(ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.4(a)(i), the Special Limited Partner shall be deemed to have contributed to the Partnership as a Capital Contribution an amount equal to the Value of a Class A Share as of the date of exercise multiplied by the number of Class A Shares then being issued in connection with the exercise of such stock option. In exchange for such Capital Contribution, the Partnership shall issue a number of Partnership Class A Common Units to the Special Limited Partner equal to the quotient of (a) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (b) the Adjustment Factor then in effect.

(b) Stock Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Partnership Employee is duly exercised, the following events will be deemed to have occurred:

(i) The Special Limited Partner shall sell to the Partnership, and the Partnership shall purchase from the Special Limited Partner, the number of Class A Shares as to which such stock option is being exercised. The purchase price per Class A Share for such sale of Class A Shares to the Partnership shall be the Value of a Class A Share as of the date of exercise of such stock option.

(ii) The Partnership shall sell to the Optionee (or if the Optionee is an employee of a Partnership Subsidiary, the Partnership shall sell to such Partnership Subsidiary, which in turn shall sell to the Optionee), for a cash price per share equal to the Value of a Class A Share at the time of the exercise, the number of Class A Shares equal to (a) the exercise price paid to the Special Limited Partner by the exercising party in connection with the exercise of such stock option divided by (b) the Value of a Class A Share at the time of such exercise.

(iii) The Partnership shall transfer to the Optionee (or if the Optionee is an employee of a Partnership Subsidiary, the Partnership shall transfer to such Partnership Subsidiary, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, the number of Class A Shares equal to the number of Class A Shares described in Section 3.4(b)(i) less the number of Class A Shares described in Section 3.4(b)(ii).

25

(iv) The Special Limited Partner shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Special Limited Partner in connection with the exercise of such stock option. In exchange for such Capital Contribution, the Partnership shall issue a number of Partnership Class A Common Units to the Special Limited Partner equal to the quotient of (a) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (b) the Adjustment Factor then in effect.

(c) Other Class A Shares Issued to Partnership Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Partnership Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Partnership or a Partnership Subsidiary:

(i) The Special Limited Partner shall issue such number of Class A Shares as are to be issued to the Partnership Employee in accordance with the Equity Plan;

(ii) The following events will be deemed to have occurred: (a) the Special Limited Partner shall be deemed to have sold such shares to the Partnership (or if the Partnership Employee is an employee or other service provider of a Partnership Subsidiary, to such Partnership Subsidiary) for a purchase price equal to the Value of such shares, (b) the Partnership (or such Partnership Subsidiary) shall be deemed to have delivered the shares to the Partnership Employee, (c) the Special Limited Partner shall be deemed to have contributed the purchase price to the Partnership as a Capital Contribution, and (d) in the case where the Partnership Employee is an employee of a Partnership Subsidiary, the Partnership shall be deemed to have contributed such amount to the capital of the Partnership Subsidiary; and

(iii) The Partnership shall issue to the Special Limited Partner a number of Partnership Class A Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect in consideration for a deemed Capital Contribution in an amount equal to (x) the number of newly issued Partnership Class A Common Units, multiplied by (y) a fraction the numerator of which is the Value of a Class A Share, and the denominator of which is the Adjustment Factor then in effect.

26

(d) Other Class A Shares Issued to Persons other than Partnership Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Person other than a Partnership Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Special Limited Partner, the General Partner, the Partnership or a Partnership Subsidiary:

(i) The Special Limited Partner shall issue such number of Class A Shares as are to be issued to such Person in accordance with the Equity Plan; and

(ii) The Special Limited Partner shall be deemed to have contributed the Value of such Class A Shares to the Partnership as a Capital Contribution, and the Partnership shall issue to the Special Limited Partner a number of newly issued Partnership Class A Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.

(e) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the General Partner or the Special Limited Partner from adopting, modifying or terminating stock incentive plans for the benefit of employees or directors of or other service providers to the General Partner, the Special Limited Partner, the Partnership or any of their Affiliates. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the General Partner or the Special Limited Partner, the General Partner shall have the power, without the Consent of the Limited Partners or the Consent of the Partners, to amend this Section 3.4 pursuant to Section 6.1(g)(ix).

(f) Issuance of Partnership Common Units. The Partnership is expressly authorized to issue Partnership Common Units in the numbers specified in this Section 3.4 without any further act, approval or vote of any Partner or any other Persons.

Section 3.5 Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received by the Special Limited Partner in respect of any stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Special Limited Partner to effect open market purchases of Class A Shares, or (b) if the Special Limited Partner elects instead to issue new Class A Shares with respect to such amounts, shall be contributed by the Special Limited Partner to the Partnership in exchange for additional Partnership Common Units. Upon such contribution, the Partnership will issue to the Special Limited Partner a number of Partnership Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.

Section 3.6 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 3.7 Conversion or Redemption of Preferred Shares and Common Shares.

(a) Conversion of Preferred Shares. If, at any time, any Preferred Shares are converted into Common Shares, in whole or in part, then an equal number of Partnership Equivalent Units held by the Special Limited Partner that correspond to the class or series of Preferred Shares so converted shall automatically be converted or exchanged into a number of Partnership Common Units equal to the quotient of (i) the number of Common Shares issued upon such conversion divided by (ii) the Adjustment Factor then in effect.

(b) Redemption of Preferred Shares. If, at any time, any Preferred Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Special Limited Partner for cash, then, immediately prior to such redemption, repurchase or acquisition of Preferred Shares, the Partnership shall purchase an equal number of Partnership Equivalent Units held by the Special Limited Partner that correspond to the class or series of Preferred Shares so redeemed, repurchased or acquired upon the same terms and for the same price per Partnership Equivalent Unit, as such Preferred Shares are redeemed, repurchased or acquired.

27

(c) Redemption, Repurchase or Forfeiture of Common Shares. If, at any time, any Common Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, upon forfeiture of any award granted under any Equity Plan, automatically or by means of another arrangement) by the Special Limited Partner, then, immediately prior to such redemption, repurchase or acquisition of Common Shares, the Partnership may (but shall not be obligated to) redeem a number of Partnership Common Units held by the Special Limited Partner equal to the quotient of (i) the number of Common Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Partnership Common Unit (after giving effect to application of the Adjustment Factor) as such Common Shares are redeemed, repurchased or acquired.

(d) Conversion of Class B Shares. If, at any time, any Class B-1 Shares are converted into Class A Shares, in whole or in part, then an equal number of the then outstanding Partnership Class B-1 Common Units, or fractions thereof, shall automatically be converted into a number of Partnership Class A Common Units equal to the number of Class A Shares issued upon such conversion. If, at any time, any Class B-2 Shares are converted into Class A Shares, in whole or in part, then an equal number of the then outstanding Partnership Class B-2 Common Units, or fractions thereof, shall automatically be converted into a number of Partnership Class A Common Units equal to the number of Class A Shares issued upon such conversion.

Section 3.8 Other Contribution Provisions. In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash and such Partner had contributed the cash to the capital of the Partnership in accordance with the principles promulgated in proposed Regulations section 1.704-1. In addition, with the consent of the General Partner, one or more Partners (including the Special Limited Partner) may enter into contribution agreements with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership.

Article IV
DISTRIBUTIONS

Section 4.1 Requirement and Characterization of Distributions. Subject to the terms of any Partnership Unit Designation that provides for a class or series of Partnership Preferred Units with a preference with respect to the payment of distributions and except as provided in Section 6.1(g)(xi), from time to time, as determined by the General Partner, the General Partner shall cause the Partnership to pay distributions, in such amounts as the General Partner may determine, to the Holders of Partnership Common Units pro rata in accordance with their respective Percentage Interests of Partnership Common Units on the applicable Partnership Record Date. Subject to the terms of any Partnership Unit Designation, distributions payable with respect to any Partnership Units that were not outstanding during the entire period in respect of which any distribution is made (other than any Partnership Units issued to the Special Limited Partner in connection with the issuance of Common Shares or Capital Shares by the Special Limited Partner) shall be prorated based on the portion of the period that such Partnership Units were outstanding.

Section 4.2 Tax Distributions. Notwithstanding any provision in this Agreement to the contrary, the Partnership shall use best efforts to make distributions to the Partners pro rata in accordance with their respective Percentage Interests of Partnership Common Units on the applicable Partnership Record Date, of an aggregate amount in cash sufficient to allow each Partner to pay its Annual Income Tax Liability with respect to the calendar year. All distributions made to Partners pursuant to this Section 4.2 shall be treated as advance distributions and shall be taken into account in determining the amount subsequently distributed to Partners under Section 4.1. The amounts distributable pursuant to this Section 4.2 shall be calculated and distributed at the following times: (i) quarterly, on an estimated basis, with respect to the portion of the Fiscal Year through the end of such quarterly period, at least five (5) days prior to the date on which U.S. federal corporate estimated tax payments are due and (ii) with respect to each Fiscal Year, as soon as reasonably practicable after the end of such Fiscal Year (or as soon as reasonably practicable after any event that subsequently adjusts the taxable income of such Fiscal Year).

28

Section 4.3 Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The General Partner may cause the Partnership to make a distribution in kind of Partnership Assets or Partnership Interests to the Holders, and except as provided in Section 6.1(g)(xi), such assets or Partnership Interests shall be distributed in such a fashion as to ensure that the fair market value (as determined by the General Partner, whose determination shall be conclusive) is distributed and allocated in accordance with Article IV, Article V and Article IX.

Section 4.4 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 9.4 with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 4.1 for all purposes under this Agreement.

Section 4.5 Distributions upon Liquidation. Notwithstanding the other provisions of this Article IV, upon the occurrence of a Liquidating Event, the assets of the Partnership shall be distributed to the Holders in accordance with Section 12.3.

Section 4.6 Revisions to Reflect Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article III, subject to the rights of any Holder set forth in a Partnership Unit Designation, the General Partner is hereby authorized to make such revisions to this Article IV and to Article V as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including making preferential distributions to certain classes of Partnership Units.

Section 4.7 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Section 4.8 Calculation of Distributions. In calculating all distributions payable to any holders of Partnership Units, the General Partner shall round the amount per unit to the nearest whole cent ($0.01), with one-half cent rounded upward.

Article V
ALLOCATIONS

Section 5.1 Timing and Amount of Allocations of Net Income and Net Loss. Subject to Section 10.6(c), Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Fiscal Year as of the end of each such year. Except as otherwise provided in this Article V, and subject to Section 10.6(c), an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

29

Section 5.2 General Allocations. Subject to Section 10.6(c), Net Income and Net Loss shall be allocated to each of the Holders as follows:

(a) Net Income will be allocated to Holders of Partnership Preferred Units in accordance with and subject to the terms of the Partnership Unit Designation applicable to such Partnership Preferred Units;

(b) remaining Net Income will be allocated to the Holders of Partnership Common Units in accordance with their respective Percentage Interests at the end of each Fiscal Year; and

(c) subject to the terms of any Partnership Unit Designation, Net Loss will be allocated to the Holders of Partnership Common Units in accordance with their respective Percentage Interests at the end of each Fiscal Year.

Section 5.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article V:

(a) Special Allocations Regarding Partnership Preferred Units. If any Partnership Preferred Units are redeemed pursuant to Section 3.7(b) (treating a full liquidation of the General Partner’s Partnership Interest or of such Special Limited Partner’s Partnership Interest for purposes of this Section 5.3(a) as including a redemption of any then outstanding Partnership Preferred Units pursuant to Section 3.7(b)), for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner shall determine) shall be allocated to the holder(s) of such Partnership Preferred Units to the extent that the redemption amounts paid or payable with respect to the Partnership Preferred Units so redeemed (or treated as redeemed) exceeds the aggregate Capital Account balances (net of liabilities assumed or taken subject to by the Partnership) per Partnership Preferred Unit allocable to the Partnership Preferred Units so redeemed (or treated as redeemed) and (b) deductions and losses (in such relative proportions as the General Partner shall determine) shall be allocated to the holder(s) of such Partnership Preferred Units to the extent that the aggregate Capital Account balances (net of liabilities assumed or taken subject to by the Partnership) per Partnership Preferred Unit allocable to the Partnership Preferred Units so redeemed (or treated as redeemed) exceeds the redemption amount paid or payable with respect to the Partnership Preferred Units so redeemed (or treated as redeemed).

(b) Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding the provisions of Section 5.2, or any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.3(b)(i) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

30

(ii) Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4) or in Section 5.3(b)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt (determined in accordance with Regulations section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt. A Holder’s share of the net decrease in Partner Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(4); provided that a Holder shall not be subject to this provision to the extent that an exception is provided by Regulations section 1.704-2(i)(4) and any IRS revenue rulings, revenue procedures, or notices issued with respect thereto. Allocations pursuant to this Section 5.3(b)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations section 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article V have been tentatively made as if this Section 5.3(b)(iv) were not in the Agreement. It is intended that this Section 5.3(b)(iv) comply with the qualified income offset requirement in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Partnership upon complete liquidation of such Holder’s Partnership Interest (including, the Holder’s interest in outstanding Partnership Preferred Units and other Partnership Units) and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2 (g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article V have been tentatively made as if this Section 5.3(b)(v) and Section 5.3(b)(iv) were not in the Agreement.

(vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss (or items of loss) shall be reallocated (x) first, among the other Holders of Partnership Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Partnership Units, as determined by the General Partner, subject to the limitations of this Section 5.3(b)(vi).

31

(vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2) (iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Partnership Common Units in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Partnership Common Units in accordance with their respective Percentage Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii) Curative Allocations. The allocations set forth in Sections 5.3(b)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(c) Special Allocations Upon Liquidation. Notwithstanding any provision in this Article V to the contrary, in the event that the Partnership disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Partnership pursuant to Article XII, then any Net Income or Net Loss realized in connection with such transaction and thereafter (and, if necessary, constituent items of income, gain, loss and deduction) shall be specially allocated for such Fiscal Year or a later Fiscal Year (and to the extent permitted by Code section 761(c), for the immediately preceding Fiscal Year) among the Holders as required so as to cause liquidating distributions pursuant to Section 12.3(a)(iii) to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Article IV.

(d) Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations section 1.752-3(a)(3), each Holder’s respective interest in Partnership profits shall be equal to such Holder’s Percentage Interest with respect to Partnership Common Units.

Section 5.4 Tax Allocations.

(a) In General. Except as otherwise provided in this Section 5.4, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.2 and Section 5.3.

32

(b) Section 704(c) Allocations. Notwithstanding Section 5.4(a), Tax Items with respect to an Asset that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code section 704(c) so as to take into account such variation. The Partnership shall account for such variation under the traditional method as described in Regulations section 1.704-3(b), provided that another method approved under Code section 704(c) and the applicable Regulations may be used to account for such variation if Professionals consents in writing to the use of such method. In the event that the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code section 704(c) and the applicable Regulations and using the method chosen by the General Partner. Notwithstanding anything to the contrary in this Agreement, if the Partnership issues any noncompensatory options as defined in Regulations section 1.721-2 and a Partner receives an interest in the Partnership pursuant to the exercise of such an option, the Partnership shall make such allocations and adjustments to the Partners’ Capital Accounts as are required to comply with Regulations section 1.704-1.

Article VI
OPERATIONS

Section 6.1 Management. Subject to the provisions of the agreements entered into in connection with the De-SPAC Transactions, to the extent that, and in the circumstances under which they are intended to control, including the Stockholders Agreement (as such term is defined in the Transaction Agreement);

(a) The General Partner shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to do or cause to be done any and all acts, at the expense of the Partnership, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Partnership. The General Partner shall have the exclusive power and authority to bind the Partnership, except and to the extent that such power is expressly delegated in writing to any other Person by the General Partner, and such delegation shall not cause the General Partner to cease to be a Partner or the General Partner of the Partnership. The General Partner shall be an agent of the Partnership’s business, and the actions of the General Partner taken in such capacity and in accordance with this Agreement shall bind the Partnership. The General Partner shall at all times be a Partner of the Partnership. The General Partner shall constitute a “general partner” under the Act. Notwithstanding any provision of this Agreement, the Partnership, and the General Partner on behalf of the Partnership, may enter into and perform any document without any vote or consent of any other Person. No Limited Partner or Assignee (other than in its separate capacity as the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement. The General Partner may not be removed by the Partners, with or without cause, except with the consent of the Special Limited Partner.

(b) The determination as to any of the following matters, made by or at the direction of the General Partner consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Partnership and every Limited Partner: the amount of assets at any time available for distribution or the redemption of Partnership Common Units or Partnership Preferred Units; the amount and timing of any distribution; any determination to redeem Partnership Class A Common Units that have been in fact tendered for redemption; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Partnership; any matter relating to the acquisition, holding and disposition of any assets by the Partnership; or any other matter relating to the business and affairs of the Partnership or required or permitted by applicable law, this Agreement or otherwise to be determined by the General Partner.

33

(c) The General Partner may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Partnership as the General Partner deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the General Partner from time to time. Each such officer and/or board or committee member shall serve at the pleasure of the General Partner.

(d) Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no Partner other than the General Partner shall (x) have any right to vote on or consent to any other matter, act, decision or document involving the Partnership or its business, or (y) take part in the day-to-day management, or the operation or control, of the business and affairs of the Partnership. Without limiting the generality of the foregoing, the General Partner may cause the Partnership, without the consent or approval of any other Partner, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, division, exchange, transfer or other disposition of a subsidiary, division or other business, (vii) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (viii) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the General Partner, no Limited Partner or Person other than the General Partner shall be an agent for the Partnership or have any right, power or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership.

(e) Only the General Partner may commence a voluntary case on behalf of, or an involuntary case against, the Partnership under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Partner, to the fullest extent permitted by applicable law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f) It is anticipated that the General Partner’s primary business activities shall be focused on the operation of the PWP Entities. Subject to the foregoing and any additional limitations contained in any constituent agreement(s) of any other PWP Entity, the Partners acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Partnership, the General Partner, or any Affiliate of either of them: (i) any Limited Partner may engage or invest in any other business, activity or opportunity of any nature, independently or with others; (ii) neither the Partnership nor any Partner (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and (iii) the pursuit of such activities by any such Partner shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Partner to the Partnership or the other Partners.

(g) Subject to the rights of any Holder set forth in a Partnership Unit Designation and Section 6.1(h), the General Partner shall have the power, without the Consent of any of the Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

34

(ii) to reflect the admission, substitution or withdrawal of Partners, the Transfer of any Partnership Interest or the termination of the Partnership in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii) to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity or mistake, correct or supplement any provision in this Agreement not inconsistent with applicable law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with applicable law or with the provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article V or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 4.6 or as contemplated by the Code or the Regulations);

(vi) to reflect the issuance of additional Partnership Interests in accordance with Article III;

(vii) to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Partnership Units issued pursuant to Article III;

(viii) if the Partnership is the Surviving Partnership in any Termination Transaction, to modify Article XIV or any related definitions to provide the holders of interests in such Surviving Partnership rights that are consistent with Section 10.7(b)(v);

(ix) to modify Section 3.4 as the General Partner, in its sole discretion, deems necessary or desirable as a result of the Special Limited Partner, the General Partner or the Partnership adopting, modifying or terminating any share incentive plan for the benefit of employees, directors or other business associates of the Special Limited Partner, the General Partner, the Partnership or any of their Affiliates;

(x) in connection with a merger or division of the Partnership;

(xi) in connection with the De-SPAC Transaction, to (A) purchase from the Special Limited Partner (x) a number of Class B-1 Shares equal to the number of Partnership Class A Common Units held by Professionals at such time and (y) a number of Class B-2 Shares equal to the aggregate number of Partnership Class A Common Units held by the Founding Partners at such time; (B) immediately following such purchases, distribute (x) to Professionals, all such Class B-1 Shares and (y) to each Founding Partner, a number of Class B-2 Shares equal to the number of Partnership Class A Common Units held by such Founding Partner; (C) to the extent applicable, immediately following such distributions, redeem certain of the Partnership Class A Common Units held by such Founding Partners upon the terms and subject to the conditions set forth in the Founding Partner Elections; and (D) to the extent applicable, immediately following such redemptions, redeem certain of the Partnership Class A Common Units held by certain Professionals Partners (which Partnership Class A Common Units were received in connection with the redemption by Professionals of certain Professionals Partners’ Professionals Class A-1 Common Units) upon the terms and subject to the conditions set forth in the Professionals Partner Elections; and

35

(xii) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership or the Special Limited Partner and which does not violate Section 6.1(h).

(h) Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Partner, if any, adversely affected thereby, if such amendment or action would (i) convert a Limited Partner into a general partner of the Partnership (except as a result of the Limited Partner becoming the General Partner pursuant to Section 11.1 or Section 12.2(c) of this Agreement), (ii) modify the limited liability of a Limited Partner or increase the obligation of a Limited Partner to make a Capital Contribution to the Partnership, (iii) adversely alter the rights of any Partner to receive the distributions to which such Partner is entitled pursuant to Article IV or Section 12.3(a)(iii), or alter the allocations specified in Article V (except, in any case, as permitted pursuant to Section 3.2, Section 4.6 and Section 6.1(g)), (iv) alter or modify in a manner that adversely affects any Partner the Exchange rights, Cash Amount or Stock Amount as set forth in Article XIV or amend or modify any related definitions (except for amendments to this Agreement or other actions that provide rights consistent with Section 10.7(b)(v)), (v) would convert the Partnership into a corporation (other than in connection with a Termination Transaction) or (vi) amend this Section 6.1(h); provided, however, that, with respect to clauses (iii), (iv), (v) and (vi), the consent of any individual Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Partners of such class or series. Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 6.1 without the consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

(i) The General Partner shall have the power, without the Consent of any of the Partners, to effect a split, subdivision, reverse split, combination or any other recapitalization or reclassification transaction of any class of Partnership Units.

Section 6.2 Compensation and Reimbursement.

(a) The General Partner shall not receive any fees from the Partnership for its services in administering the Partnership, except as otherwise provided herein (including the provisions of Article IV and Article V regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

(b) Subject to Section 6.2(c), the Partnership shall be liable for, and shall reimburse the General Partner, the Special Limited Partner and Professionals and its general partner (in such capacity), as applicable, on a monthly basis, or such other basis as the General Partner may determine, for all sums expended in connection with the Partnership’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees of the Special Limited Partner, the General Partner or the Partnership, including payments under future compensation plans of the Special Limited Partner, the General Partner or the Partnership that may provide for stock units, or phantom stock, pursuant to which employees of the Special Limited Partner, the General Partner or the Partnership will receive payments based upon dividends on or the value of Class A Shares, (iii) director fees and expenses, (iv) all costs and expenses of the Special Limited Partner being a public company, including costs of filings with the SEC, reports and other distributions to its stockholders, and (v) all organizational and operational expenses reasonably incurred by Professionals or its general partner (in such capacity), including all payments, advances and other expenses in connection with any indemnity or similar obligation of Professionals or its general partner (in such capacity), in the case of clause (v), to the extent such expenses have been allocated to the Advisory Business (as defined in the Professionals LPA) in accordance with the Intended Economic Arrangement (as defined in the Professionals LPA) or otherwise in accordance with the Professionals LPA or the PWP LLCA (as defined in the Professionals LPA); provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the General Partner or the Special Limited Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted pursuant to Section 6.3. Such reimbursements shall be in addition to any reimbursement of the General Partner, the Special Limited Partner and Professionals or its general partner (in such capacity) as a result of indemnification pursuant to Section 6.6. Notwithstanding anything herein to the contrary, Professionals and its general partner (in such capacity) shall be an express third party beneficiary of this Section 6.2(b).

36

(c) To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and reimbursements to the General Partner, the Special Limited Partner, Professionals or any of their respective Affiliates by the Partnership pursuant to this Section 6.2 shall be treated as “guaranteed payments” within the meaning of Code section 707(c) (unless otherwise required by the Code and the Regulations).

(d) The Partnership shall satisfy all expense payment and reimbursement obligations arising under section 4.03 of the Previous LPA.

Section 6.3 Outside Activities.

(a) Neither the General Partner nor the Special Limited Partner shall directly or indirectly enter into or conduct any business, other than in connection with, (i) with respect to the General Partner, the ownership, acquisition and disposition of Partnership Interests, (ii) with respect to the General Partner, the management of the business of the Partnership, (iii) with respect to the Special Limited Partner, its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) with respect to the Special Limited Partner, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Partnership or its assets or activities, and (vi) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the General Partner from executing guarantees of Partnership Debt for which it would otherwise be liable in its capacity as General Partner. The General Partner and any Affiliates of the General Partner may acquire Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Partnership Interests.

(b) Subject to any agreements entered into pursuant to Section 6.4 and any other agreements entered into by a Limited Partner or any of its Affiliates with the General Partner, the Partnership or a Subsidiary (including any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner or the Special Limited Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 6.4 and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

37

Section 6.4 Transactions with Affiliates.

(a) The Partnership may lend or contribute funds or other assets to the Special Limited Partner and its Subsidiaries or other Persons in which the Special Limited Partner has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as determined by the General Partner. The foregoing authority shall not create any right or benefit in favor of any Partner or any other Person. It is expressly acknowledged and agreed by each Partner that the Special Limited Partner may (i) borrow funds from the Partnership in order to redeem, at any time or from time to time, options or warrants previously or hereafter issued by the Special Limited Partner, (ii) put to the Partnership, for cash, any rights, options, warrants or convertible or exchangeable securities that the Special Limited Partner may desire or be required to purchase or redeem or (iii) borrow funds from the Partnership to acquire assets that will be contributed to the Partnership for Partnership Units.

(b) Except as provided in Section 6.3, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

(c) The General Partner, the Special Limited Partner and their respective Affiliates may sell, transfer or convey any property to the Partnership, directly or indirectly, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as determined by the General Partner.

(d) The General Partner or the Special Limited Partner may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, the Special Limited Partner, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the General Partner, the Special Limited Partner, the Partnership or any of the Partnership’s Subsidiaries.

Section 6.5 Liability of the General Partner and the Special Limited Partner.

(a) Neither the General Partner nor the Special Limited Partner nor officers and directors of either of the foregoing shall be liable to the Partnership or to any Partner for any losses sustained or liabilities incurred as a result of any act or omission of such Person or such other Person if the act or failure to act of such Person or such other Person was in good faith, within the scope of such Person’s authority, and undertaken in a manner it believed to be in, or not contrary to, the best interests of the Partnership.

(b) Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity, or otherwise, the parties hereby agree that the General Partner, the Special Limited Partner and all officers and directors of either of the foregoing, shall, to the maximum extent permitted by law, including Section 17-1101(d) of the Act, owe no duties (including fiduciary duties) to the Partnership, the other Partners, or any other Person who is a party to or who is otherwise bound by this Agreement; provided, however, that nothing contained in this Section 6.5(b) shall eliminate the implied contractual covenant of good faith and fair dealing. The provisions of this Agreement, to the extent that they eliminate the duties and liabilities of such Persons otherwise existing at law, in equity, or otherwise, are agreed by the parties hereto to replace to that extent such other duties and liabilities of such Persons relating thereto.

38

(c) The Partners agree that: (i) the General Partner is acting for the benefit of the Partnership, the Partners, the Special Limited Partner and the Special Limited Partner’s stockholders, collectively; and (ii) in the event of a conflict between the interests of the Partnership or any Partner, on the one hand, and the separate interests of the Special Limited Partner or its stockholders, on the other hand, the General Partner may give priority to the separate interests of the Special Limited Partner and its stockholders (including, without limitation, with respect to the tax consequences to Partners, Assignees or the Special Limited Partner’s stockholders) and, in the event of such a conflict, the General Partner may give priority to the separate interests of the Special Limited Partner or its stockholders if such action or failure to act does not result in a violation of the contract rights of the Partners under this Agreement.

(d) In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken (or not taken) by it. Except as otherwise agreed by the Partnership, the General Partner and the Partnership shall not have liability to a Partner under any circumstances as a result of any income tax liability incurred by such Partner as a result of an action (or inaction) by the General Partner or the Partnership pursuant to the General Partner’s authority under this Agreement.

(e) Subject to its obligations and duties as the General Partner set forth in this Agreement and applicable law, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents. The General Partner shall not be responsible to the Partnership or any Partner for any misconduct or negligence on the part of any such employee or agent appointed by it in good faith.

(f) In performing its duties under this Agreement and the Act, the General Partner shall be entitled to rely on the provisions of this Agreement and on any information, opinion, report or statement, including any financial statement or other financial data or the records or books of account of the Partnership or any subsidiary of the Partnership, prepared or presented by an officer, employee or agent of the General Partner or the Partnership or any such subsidiary, or by a lawyer, certified public accountant, appraiser or other person engaged by the Partnership as to any matter within such person’s professional or expert competence, and any act taken or omitted to be taken in reliance upon any such information, opinion, report or statement as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The General Partner shall be entitled to rely on the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the General Partner in reliance on such advice shall not subject the General Partner to liability to the Partnership or any Partner. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(g) Notwithstanding anything herein to the contrary, except pursuant to any express indemnities given to the Partnership by the General Partner pursuant to any other written instrument, the General Partner shall not have any personal liability whatsoever, to the Partnership or to the other Partners, for any action or omission taken in its capacity as the General Partner or, to the fullest extent permitted by the Act, for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder. Without limitation of the foregoing, and except pursuant to any such express indemnity, no property or assets of the General Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement.

39

(h) No manager, member, director, officer, employee, agent or representative of the General Partner or the Special Limited Partner, and no officer of the Partnership, shall be liable to the Partnership or any Partner for money damages by reason of their service as such.

(i) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the General Partner is permitted or required to make a decision or take an action (a) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, or without any express standard, in making such decisions, the General Partner shall be entitled to take into account such interests and factors as it desires (including its own interests) or (b) in “good faith” or under another expressed standard, the General Partner shall act under such standard and shall not be subject to any other or different standards.

(j) Any amendment, modification or repeal of this Section 6.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the General Partner, or the managers, members, directors, officers or agents of the General Partner or the Special Limited Partner, or officers of the Partnership, to the Partnership and the Partners under this Section 6.5, as in effect immediately prior to such amendment, modification or repeal, with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.6 Indemnification.

(a) The Partnership shall indemnify and hold harmless each Indemnitee (and such person’s heirs, successors, assigns, executors and administrators) to the fullest extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the fact that such Indemnitee is or was the General Partner, the Special Limited Partner or an officer or director of either of the foregoing or which relates to or arises out of the Partnership or its property, business or affairs if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Partnership, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 6.6) and (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Partnership. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (i), (ii) or (iii) above. Notwithstanding the foregoing, an Indemnitee shall look to the applicable PWP Entity first in respect of any indemnification claim hereunder (or any advances sought in connection therewith).

(b) Expenses incurred by an Indemnitee in defending any Action, subject to this Section 6.6 shall be advanced by the Partnership prior to the final disposition of such Action upon receipt by the Partnership of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.

40

(c) Any indemnification obligations of the Partnership arising under this Section 6.6 shall be satisfied out of any Partnership assets (including any amounts otherwise currently or subsequently distributable to any Partner(s)).

(d) The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(e) To the fullest extent permitted by applicable law, the Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f) To the fullest extent permitted by applicable law, any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership, the General Partner or the Special Limited Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 6.6.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) The Partnership shall satisfy all indemnification and expense reimbursement obligations arising under section 4.08 of the limited liability company agreement of the Company that were allocated to the Company in the Division.

(j) It is the intent of the parties that any amounts paid by the Partnership to the Special Limited Partner or the General Partner pursuant to this Section 6.6 shall be treated as “guaranteed payments” within the meaning of Code section 707(c) (unless otherwise required by the Code and the Regulations).

41

Article VII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 7.1 Return of Capital. Except pursuant to the rights of Exchange set forth in Article XIV or in any Partnership Unit Designation, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided herein. Except to the extent provided in Article IV or Article V or otherwise expressly provided in this Agreement or in any Partnership Unit Designation, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 7.2 Rights of Limited Partners Relating to the Partnership.

(a) In addition to other rights provided by this Agreement or by the Act, the General Partner shall deliver to each Limited Partner a copy of any information mailed to all of the common stockholders of the Special Limited Partner as soon as practicable after such mailing.

(b) The Partnership shall notify any Limited Partner that is a Qualifying Party, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

(c) Notwithstanding any other provision of this Section 7.2, the General Partner may keep confidential from the Limited Partners (or any of them), for such period of time as the General Partner determines to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the Special Limited Partner or (ii) the Partnership or the General Partner is required by applicable law or by agreement to keep confidential.

Section 7.3 Partnership Right to Call Partnership Interests. Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners (other than the Special Limited Partner and its Subsidiaries) are less than five percent (5%), the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Partnership Common Units (other than Partnership Common Units held by the General Partner or the Special Limited Partner and its Subsidiaries) by treating any Limited Partner as a Qualifying Party who has delivered an Election of Exchange pursuant to Section 14.1(b) for the amount of Partnership Common Units to be specified by the General Partner by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 7.3. Such notice given by the General Partner to a Limited Partner pursuant to this Section 7.3 shall be treated as if it were an Election of Exchange delivered to the General Partner by such Limited Partner. For purposes of this Section 7.3, (a) any Limited Partner (whether or not otherwise a Qualifying Party) may be treated as a Qualifying Party that elected to Exchange and (b) the provisions of Article XIV shall apply, mutatis mutandis.

42

Section 7.4 Drag-Along Rights.

(a) If at any time the Special Limited Partner and/or its Affiliates desire to Transfer in one or more transactions all or any portion of its and/or their Partnership Interests (or any beneficial interest therein) in an arm’s-length transaction to a bona fide third party that is not an Affiliate of the Special Limited Partner (an “Applicable Sale”), the Special Limited Partner can require each other Partner and Assignee to sell the same ratable share of its Partnership Interests as is being sold by the Special Limited Partner and such Affiliates (based upon the total Partnership Interests held by the Special Limited Partner and its Affiliates at such time) on the same terms and conditions (“Drag-Along Right”). The Special Limited Partner may in its sole discretion elect to cause the General Partner and/or the Partnership to structure the Applicable Sale as a merger or consolidation or as a sale of the Partnership’s assets. If such Applicable Sale is structured (i) as a merger or consolidation, then no Limited Partner or Assignee shall have any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) as a sale of assets, then no Limited Partner may object to any subsequent liquidation or other distribution of the proceeds therefrom. Each Limited Partner and Assignee agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by the Special Limited Partner of its Drag-Along Right pursuant to this Section 7.4, each Limited Partner and Assignee shall take all reasonably necessary and desirable actions approved by the Special Limited Partner in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Limited Partners and Assignees shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities or covenants than the Special Limited Partner or its Affiliates, (B) such Limited Partners and Assignees shall not be obligated to bear any share of the out-of-pocket expenses, costs or fees (including attorneys’ fees) incurred by the Partnership or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs and fees were incurred for the benefit of the Partnership or all of its Partners, (C) such Limited Partners and Assignees shall not be obligated or otherwise responsible for more than their proportionate share of any indemnities or other liabilities incurred by the Partnership and the Limited Partners as sellers in respect of such Applicable Sale, and (D) any indemnities or other liabilities approved by the Special Limited Partner or the General Partner shall be limited, in respect of each Limited Partner, to such Limited Partner’s share of the proceeds from the Applicable Sale.

(b) At least five (5) Business Days before consummation of an Applicable Sale, the Special Limited Partner shall (i) provide the Limited Partners and Assignees written notice (the “Applicable Sale Notice”) of such Applicable Sale, which notice shall contain (A) the name and address of the third party purchaser, (B) the proposed purchase price, terms of payment and other material terms and conditions of such purchaser’s offer, together with a copy of any binding agreement with respect to such Applicable Sale and (C) notification of whether or not the Special Limited Partner has elected to exercise its Drag-Along Right and (ii) promptly notify the Limited Partners and Assignees of all proposed changes to such material terms and keep the Limited Partners and Assignees reasonably informed as to all material terms relating to such sale or contribution, and promptly deliver to the Limited Partners and Assignees copies of all final material agreements relating thereto not already provided in according with this Section 7.4(b) or otherwise. The Special Limited Partner shall provide the Limited Partners and Assignees written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

Section 7.5 Limitation of Liability. No Limited Partner, in its capacity as such, shall have any duties or liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 9.4) or under the Act. To the maximum extent permitted by law, no Limited Partner shall have any personal liability whatsoever to the Partnership, the other Partners or any other Persons for any action or omission taken in its capacity as a limited partner or for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, except pursuant to any express indemnities given to the Partnership by such Limited Partner pursuant to any other written instrument, and except for liabilities of the Special Limited Partner pursuant to Article XIV. Without limitation of the foregoing, and except pursuant to any such express indemnity (and, in the case of the Special Limited Partner, pursuant to Article XIV), no property or assets of a Limited Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement.

43

Section 7.6 Management of Business. No Limited Partner or Assignee (other than in its separate capacity as the General Partner, any of its Affiliates or any officer, director, manager, member, employee, partner, agent, representative or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, manager, member, employee, partner, agent, representative or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 7.7 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 6.4 hereof and any other agreements entered into by a Limited Partner or any of its Affiliates with the General Partner, the Partnership or a Subsidiary (including, without limitation, any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, representative, trustee, Affiliate, manager, member, partner or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Partners nor any other Person shall have any rights by virtue of this Agreement in any business ventures of any other Person, and such Person shall have no obligation pursuant to this Agreement, subject to Section 6.4 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Partner, or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Partner or such other Person, could be taken by such Person.

Section 7.8 Certificates Evidencing Partnership Units. The General Partner may, at any time, determine that ownership of any class of Partnership Units shall be evidenced by a certificate in such form as the General Partner adopts from time to time, which certificate may be imprinted with a legend setting forth such restrictions placed on the Partnership Units as specified in this Agreement and such restrictions will be binding upon all holders of the certificate along with the terms and conditions set forth in this Agreement. If the General Partner elects to issue certificates to evidence any class of Partnership Units, it shall give prior written notice to the Limited Partners of such election, and the following provisions shall apply: (a) the certificate shall state that the Partnership is a limited partnership formed under the laws of the State of Delaware, the name of the Partner to whom such certificate is issued and that the certificate represents a “partnership interest,” within the meaning of Section 17-702(b) of the Act; (b) each certificate shall be signed by the General Partner of the Partnership by either manual or facsimile signature; (c) the certificates shall be numbered and registered in the Register as they are issued; (d) when certificates are presented to the Partnership with a request to register a transfer, if the transfer is permitted by this Agreement, the Partnership shall register the transfer or make the exchange on the Register or transfer books of the Partnership; provided, that any certificates presented or surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Partnership, duly executed by the holder thereof or his attorney duly authorized in writing; (e) before due presentment for registration of transfer of a certificate in compliance with and in accordance with this Agreement, the Partnership shall be entitled to treat the individual or entity in whose name any certificates issued by the Partnership stand on the books of the Partnership as the absolute owner of the Partnership Units evidenced thereby, and shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Units on the part of any other individual or entity; (f) if any mutilated certificate is surrendered to the Partnership, or the Partnership receives evidence to its satisfaction of the destruction, loss or theft of any certificate, the Partnership shall issue a replacement certificate if the requirements of Section 8-405 of the Uniform Commercial Code are met. If required by the General Partner, an indemnity and/or the deposit of a bond in such form and in such sum, and with such surety or sureties as the General Partner may direct, must be supplied by the holder of such lost, destroyed or stolen certificate that is sufficient in the judgment of the General Partner to protect the Partnership from any loss that it may suffer if a certificate is replaced. The Partnership may charge for its expenses incurred in connection with replacing a certificate.

44

Article VIII
BOOKS AND RECORDS

Section 8.1 Books and Records. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Partnership shall keep at its principal office the following:

(a) a current list of the full name and the last known street address of each Partner;

(b) a copy of the Certificate and this Agreement and all amendments thereto; and

(c) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 8.2 Inspection. Subject to Section 15.12, Limited Partners (personally or through an authorized representative) may, for purposes reasonably related to their respective Partnership Interests, examine and copy (at their own cost and expense) the books and records of the Partnership at all reasonable business hours upon reasonable prior notice.

Article IX
TAX MATTERS

Section 9.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within one hundred and eighty (180) days of the close of each taxable year, the tax information reasonably required by Limited Partners and for federal and state income tax and any other tax reporting purposes. The Limited Partners shall promptly provide the General Partner with such information relating to any Contributed Assets, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

Section 9.2 Tax Elections. The General Partner shall file (or cause to be filed) an election pursuant to Code section 754 for the Partnership for its first Fiscal Year and shall maintain and keep such election in effect at all times. Except as otherwise provided herein, the General Partner shall determine whether to make any available election pursuant to the Code, other than the election under Code section 754. The General Partner shall have the right to seek to revoke any such election (other than the election under Code section 754).

45

Section 9.3 Partnership Representative.

(a) The General Partner is hereby designated to serve as the “tax matters partner” under Code section 6231(a)(7) (as in effect prior to repeal of such section pursuant to the Partnership Audit Procedures) and the “partnership representative” with respect to the Partnership, as provided in section 6223(a) of the Partnership Audit Procedures (in such capacities, the “Partnership Representative”) to oversee or handle matters relating to the taxation of the Partnership. For each taxable year in which the Partnership Representative is an entity, the Partnership shall appoint the “designated individual” identified by the Partnership Representative to act on behalf of the Partnership Representative (the “Designated Individual”) in accordance with the applicable Treasury Regulations. Each Partner expressly consents to such designations and agrees that it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(b) The Partnership Representative shall have the sole authority to act on behalf of the Partnership in connection with and make all relevant decisions regarding application of the Partnership Audit Procedures, including, but not limited to, any elections under the Partnership Audit Procedures or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any proceeding before the IRS.

(c) The Partners agree to cooperate in good faith to timely provide information requested by the Partnership Representative as needed to comply with the Partnership Audit Procedures, including without limitation to make any elections available to the Partnership under the Partnership Audit Procedures. Each Partner agrees that, upon request of the Partnership, such Partner shall take such actions as may be necessary or desirable (as determined by the Partnership Representative) to (i) allow the Partnership to comply with the provisions of section 6226 of the Partnership Audit Procedures so that any “partnership adjustments” (as defined in section 6241(2) of the Partnership Audit Procedures) are taken into account by the Partners and former Partners rather than the Partnership; (ii) use the provisions of section 6225(c) of the Partnership Audit Procedures including, but not limited to, filing amended tax returns with respect to any “reviewed year” (within the meaning of section 6225(d)(1) of the Partnership Audit Procedures) or using the alternative procedure to filing amended returns to reduce the amount of any partnership adjustment otherwise required to be taken into account by the Partnership; or (iii) otherwise allow the Partnership and its Partners to address and respond to any matters arising under the Partnership Audit Procedures.

(d) Notwithstanding other provisions of this Agreement to the contrary, if any partnership adjustment is determined with respect to the Partnership, the Partnership Representative may cause the Partnership to elect pursuant to section 6226 of the Partnership Audit Procedures to have such adjustment passed through to the Partners for the year to which the adjustment relates (i.e., the “reviewed year” within the meaning of section 6225(d)(1) of the Partnership Audit Procedures). In the event that the Partnership Representative has not caused the Partnership to so elect pursuant to section 6226 of the Partnership Audit Procedures, then any “imputed underpayment” (as determined in accordance with section 6225 of the Partnership Audit Procedures) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Partners of the Partnership for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other partnership adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) are borne by the Partners based upon their interests in the Partnership for the reviewed year. Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of section 6225 of the Partnership Audit Procedures paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Partnership holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Partnership bears the economic burden of such amounts, whether by law or contract.

46

(e) Each Partner agrees to indemnify and hold harmless the Partnership from and against any liability with respect to such Partner’s share of any tax deficiency paid or payable by the Partnership that is allocable to the Partner as determined in accordance with the second sentence of Section 9.3(d) with respect to an audited or reviewed taxable year for which such Partner was a partner in the Partnership. The obligations set forth in this Section 9.3(e) shall survive the termination of any Partner’s interest in the Partnership, the termination of this Agreement and/or the termination, dissolution, liquidation or winding up of the Partnership, and shall remain binding on each Partner for the period of time necessary to resolve with the IRS (or any other applicable taxing authority) all income tax matters relating to the Partnership and for Partners to satisfy their indemnification obligations, if any, pursuant to this Section 9.3. Any obligation of a Partner pursuant to this Section 9.3(e) shall be implemented through adjustments to distributions otherwise payable to such Partner as determined in accordance with Section 4.1; provided however, that, at the written request of the Partnership Representative, each Partner or former Partner may be required to contribute to the Partnership such Partner’s Imputed Underpayment Amount imposed on and paid by the Partnership; provided further, that if a Partner or former Partner individually directly pays, pursuant to the Partnership Audit Procedures, any such Imputed Underpayment Amount, then such payment shall reduce any offset to distribution or required capital contribution of such Partner or former Partner. Any amount withheld from distributions pursuant to this Section 9.3(e) shall be treated as an amount distributed to such Partner or former Partner for all purposes under this Agreement.

(f) All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Partnership (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable, except to the extent the Partnership Representative or Designated Individual is determined to have performed its duties in the manner described in the final sentence of this Section 9.3(f)), and the Partnership shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Partnership, any Partner or any Affiliate thereof for any costs or losses to any persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 9.3 absent (i) willful breach of any provision of this Section 9.3 or (ii) bad faith, fraud, gross negligence or willful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

Section 9.4 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including any taxes required to be withheld or paid by the Partnership pursuant to Code section 1441, Code section 1442, Code section 1445 or Code section 1446. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 9.4. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 9.4 when due, the General Partner may elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

47

Section 9.5 Organizational Expenses. The General Partner may cause the Partnership to elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Code section 709.

Article X
PARTNER TRANSFERS AND WITHDRAWALS

Section 10.1 Transfer.

(a) No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article X shall be null and void ab initio.

(c) No Transfer of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner; provided that as a condition to such consent, the lender will be required to enter into an arrangement with the Partnership and the General Partner to redeem or exchange for the Stock Amount any Partnership Units in which a security interest is held by such lender immediately before the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Code section 752.

Section 10.2 Transfer of General Partner’s Partnership Interest.

(a) Except as provided in Section 10.2(b), and subject to the rights of any Holder set forth in a Partnership Unit Designation, the General Partner may not Transfer all or any portion of its Partnership Interest without the Consent of the Partners.

(b) Subject to compliance with the other provisions of this Article X, the General Partner may Transfer all of its Partnership Interest at any time to the Special Limited Partner or any Person that is, at the time of such Transfer, a direct or indirect wholly owned Subsidiary of the Special Limited Partner without the Consent of any Partner, and may designate the transferee to become the new General Partner under Section 11.1.

48

(c) The General Partner may not voluntarily withdraw as a general partner of the Partnership without the consent of the Special Limited Partner, except in connection with a Transfer of the General Partner’s entire Partnership Interest permitted in this Article X and the admission of the transferee as a successor General Partner of the Partnership pursuant to the Act and this Agreement.

(d) It is a condition to any Transfer of the entire Partnership Interest of a sole General Partner otherwise permitted hereunder that (i) coincident or prior to such Transfer, the transferee is admitted as a General Partner pursuant to the Act and this Agreement; (ii) the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such Transferred Partnership Interest; and (iii) the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement applicable to the General Partner and the admission of such transferee as a General Partner.

Section 10.3 Limited Partners’ Rights to Transfer.

(a) General. Except as provided below, no Holder may Transfer any Partnership Unit without the consent of the General Partner. Notwithstanding the foregoing, any Holder may, at any time, without the consent of the General Partner, Transfer all or any portion of its Partnership Units pursuant to a Permitted Transfer (including, in the case of a Holder that is a Permitted Lender Transferee, any Transfer of a Partnership Interest to a Third-Party Pledge Transferee). Any Transfer by a Holder is subject to Section 10.4 and to satisfaction of the following conditions:

(i) Right of First Refusal. The Transferring Partner (or the Partner’s estate in the event of the Partner’s death) shall give written notice of the proposed Transfer to the General Partner and the Special Limited Partner, which notice shall state (x) the identity and address of the proposed transferee and (y) the amount and type of consideration proposed to be received for the Transferred Units. The Special Limited Partner shall have ten (10) Business Days upon which to give the Transferring Partner notice of its election to acquire the Partnership Units on the terms set forth in such notice (or, if the terms provide for non-cash consideration, for cash equal to the Value, or if other than Class A Shares, the fair market value (as determined by the Special Limited Partner, whose determination shall be conclusive), of such non-cash consideration). If it so elects, the Special Limited Partner shall purchase the Partnership Units on such terms within ten (10) Business Days after giving notice of such election; provided, however, that in the event that the proposed terms involve a purchase for cash (including cash in lieu of non-cash consideration), the Special Limited Partner may at its election deliver in lieu of all or any portion of such cash a note from the Special Limited Partner payable to the Transferring Partner at a date as soon as reasonably practicable, but in no event later than one hundred eighty (180) days after such purchase, and bearing interest at an annual rate equal to the Applicable Federal Short-Term Rate, as published monthly by the IRS, as of the closing of such purchase; provided, further, that such closing may be deferred to the extent necessary to effect compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and any other applicable requirements of law. If the Special Limited Partner does not elect to acquire the Partnership Units, then the Transferring Partner may Transfer such Partnership Units to a third party, on terms no more favorable to the transferee than the originally proposed terms, subject to the other conditions of this Section 10.3.

(ii) Qualified Transferee. Any Transfer of a Partnership Unit shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; provided, further, that each Transfer meeting the minimum Transfer restriction of Section 10.3(a)(iv) may be to a separate Qualified Transferee.

49

(iii) Opinion of Counsel. The transferor shall deliver or cause to be delivered to the General Partner an opinion of legal counsel reasonably satisfactory to the General Partner to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Partnership or the Partnership Units Transferred; provided, however, that the General Partner may waive this condition upon the request of the transferor. If the General Partner determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units, the General Partner may prohibit any Transfer otherwise permitted under this Section 10.3.

(iv) Minimum Transfer Restriction. Any transferor must Transfer not less than the lesser of (i) ten thousand (10,000) Partnership Units (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the General Partner) or (ii) all of the remaining Partnership Units owned by such transferor; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Partnership Units owned by Affiliates of a Holder shall be considered to be owned by such Holder.

(v) No Further Transfers. The transferee shall not be permitted to effect any further Transfer of the Partnership Units, other than to the Special Limited Partner or the Partnership.

(vi) Exception for Permitted Transfers. The conditions of Section 10.3(a)(i) and Section 10.3(a)(iii) through Section 10.3(a)(v) shall not apply in the case of a Permitted Transfer.

It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after any applicable Lock-Up Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Units, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor are assumed by a successor corporation by operation of law) shall relieve the transferor of its obligations under this Agreement without the approval of the General Partner. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 10.5.

(b) Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

50

(c) Adverse Tax Consequences. No Transfer by a Holder of its Partnership Units (including any Exchange, any other acquisition of Partnership Units by the General Partner or any acquisition of Partnership Units by the Partnership and including any Permitted Transfer) may be made to or by any Person if the Partnership determines, (i) such Transfer would create a material risk of the Partnership being treated as an association taxable as a corporation or (ii) there would be a material risk that such Transfer would be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code section 7704.

Section 10.4 Substituted Limited Partners.

(a) No Limited Partner shall have the right to substitute a transferee other than a Permitted Transferee as a Limited Partner in its place. A transferee of the interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the consent of the General Partner; provided, however, that a Permitted Transferee shall be admitted as a Substituted Limited Partner pursuant to a Permitted Transfer without the consent of the General Partner, subject to compliance with the last sentence of this Section 10.4. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee, (iii) Consent by Spouse and (iv) such other documents and instruments as the General Partner may require to effect such Assignee’s admission as a Substituted Limited Partner.

(b) Concurrently with, and as evidence of, the admission of a Substituted Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

(c) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article X shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

Section 10.5 Assignees. If the General Partner’s consent is required for the admission of any transferee under Section 10.3 as a Substituted Limited Partner, as described in Section 10.4, and the General Partner withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article X, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in Article XIV with respect to a Qualifying Party that elects to Exchange), and shall not be entitled to effect a Consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

51

Section 10.6 General Provisions.

(a) No Limited Partner may withdraw from the Partnership other than: (i) as a result of a Permitted Transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article X with respect to which the transferee becomes a Substituted Limited Partner; (ii) pursuant to a redemption (or acquisition by the General Partner or the Special Limited Partner) of all of its Partnership Interest pursuant to a redemption under Section 7.3 or Article XIV and/or pursuant to any Partnership Unit Designation; or (iii) as a result of the acquisition by the Partnership, the General Partner or the Special Limited Partner of all of such Limited Partner’s Partnership Interest, whether or not pursuant to Article XIV.

(b) Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article X where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to an Exchange under Article XIV and/or pursuant to any Partnership Unit Designation or (iii) to the Special Limited Partner, whether or not pursuant to Article XIV, shall cease to be a Limited Partner.

(c) If any Partnership Unit is Transferred in compliance with the provisions of this Article X, or is redeemed by the Partnership, or acquired by the Special Limited Partner pursuant to Article XIV, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Fiscal Year shall be allocated to the transferor Partner or the Qualifying Party that elected the Exchange (as the case may be) and, in the case of a Transfer or assignment other than an Exchange, to the transferee Partner, by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, unless otherwise determined by the General Partner, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar month in which a Transfer or an Exchange occurs shall be allocated to the transferor Partner, or the Qualifying Party that elected the Exchange (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Exchange shall be made to the transferor Partner or the Qualifying Party that elected the Exchange (as the case may be) and, in the case of a Transfer other than an Exchange, all distributions thereafter attributable to such Partnership Unit shall be made to the transferee.

(d) In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Exchange, any acquisition of Partnership Units by the Special Limited Partner or any other acquisition of Partnership Units by the Partnership) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if the General Partner determines that such Transfer would create a material risk that the Partnership would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code section 4975(c)); (v) if the General Partner determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Partnership would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (vi) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if the General Partner determines that such Transfer creates a material risk that the Partnership would become a reporting company under the Exchange Act; (viii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; or (ix) if the General Partner determines that such Transfer would create a material risk that the Partnership would become a “publicly traded partnership,” as such term is defined in Code section 469(k)(2) or Code section 7704(b), or otherwise cease to be classified as a partnership for U.S. federal income tax purposes (except as a result of the redemption (or acquisition by the Special Limited Partner) of all Partnership Units held by all Limited Partners (other than the Special Limited Partner).

52

(e) Transfers pursuant to this Article X, other than a Permitted Transfer to a Permitted Transferee pursuant to the exercise of remedies under a Pledge, may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

Section 10.7 Restrictions on Termination Transactions. Neither the Special Limited Partner nor the General Partner shall engage in, or cause or permit, a Termination Transaction, other than (i) with the Consent of the Limited Partners, or (ii) either:

(a) in connection with any such Termination Transaction, each holder of Partnership Common Units (other than the Special Limited Partner and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Partnership Common Unit an amount of cash, securities or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid to a holder of one Class A Share in consideration of one Class A Share pursuant to the terms of such Termination Transaction; provided, that if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding Class A Shares, each holder of Partnership Common Units (other than the Special Limited Partner and its wholly owned subsidiaries) will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Partnership Common Units would have received had it exercised its right to Exchange pursuant to Article XIV and received Class A Shares in exchange for its Partnership Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated; or

(b) all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the Partnership prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (ii) the Surviving Partnership is classified as a partnership for U.S. federal income tax purposes; (iii) the Limited Partners (other than the Special Limited Partner) that held Partnership Common Units immediately prior to the consummation of such Termination Transaction own a percentage interest of the Surviving Partnership based on the relative fair market value (as determined by the General Partner, whose determination shall be conclusive) of the net assets of the Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction; (iv) the rights of such Limited Partners with respect to the Surviving Partnership are at least as favorable as those of Limited Partners holding Partnership Common Units immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (v) below) and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (v) such rights include the right to redeem their interests in the Surviving Partnership at any time for cash in an amount equal to the fair market value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Partnership.

53

Article XI
ADMISSION OF PARTNERS

Section 11.1 Admission of Successor General Partner. A successor to all or a portion of the General Partner’s Partnership Interest pursuant to Section 10.2(b) who the General Partner has designated to become a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately upon the Transfer of such Partnership Interest to it. Upon any such Transfer and the admission of any such transferee as a successor General Partner in accordance with this Section 11.1, the transferor General Partner shall be relieved of its obligations under this Agreement and shall cease to be a general partner of the Partnership without any separate Consent of the Partners or the consent or approval of any other Partner. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the event that the General Partner withdraws from the Partnership, or transfers its entire Partnership Interest, in violation of this Agreement, or otherwise dissolves or terminates or ceases to be the general partner of the Partnership, a Majority in Interest of the Partners may elect to continue the Partnership by selecting a successor General Partner in accordance with Section 12.2(c).

Section 11.2 Partners; Admission of Additional Limited Partners.

(a) After the Effective Date, a Person (other than a then-existing Partner) who makes a Capital Contribution to the Partnership in exchange for Partnership Units and in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 15.1, (ii) a counterpart signature page to this Agreement executed by such Person, (iii) Consent by Spouse and (iv) such other documents or instruments as may be required by the General Partner in order to effect such Person’s admission as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address, number and type of Partnership Units of such Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 11.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of all the conditions set forth in Section 11.2(a).

(c) If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Holders by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Holders including such Additional Limited Partner, in accordance with the principles described in Section 10.6(c). All distributions with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

54

(d) For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the Register and the books and records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 15.2 hereof.

Section 11.3 Redeemed Professional Partners. Any Redeemed Professionals Partner that becomes an Additional Limited Partner shall, with respect to the Partnership Class A Common Units received in connection with any applicable redemption, be subject to the following provisions of the Professionals LPA (and such provisions are hereby incorporated by reference into this Agreement and shall apply as if fully set forth herein mutatis mutandis): section 7.7, section 7.8 and section 10.3. To the extent any of such provisions conflict with any provision of this Agreement, the provisions of the Professionals LPA shall control (but only to the extent of such conflict). For purposes of this Section 11.3, “Redeemed Professionals Partner” means a Professionals Partner whose (a) Professionals Class A-1 Common Units were redeemed by Professionals for Partnership Class A Common Units and Class B-1 Shares in accordance with the terms and conditions of the Professionals LPA, and (b) Partnership Class A Common Units and Class B-1 Shares so received were not concurrently exchanged and converted pursuant to Article XIV and the Charter, as applicable.

Section 11.4 Limit on Number of Partners. Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.

Section 11.5 Admission. A Person shall be admitted to the Partnership as a limited partner of the Partnership or a general partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as a Limited Partner or a General Partner.

Article XII
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1 No Dissolution. The Partnership shall not be dissolved by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 12.2 Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the Partnership’s assets;

(b) at any time there are no limited partners of the Partnership;

55

(c) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner (each, an “Event of Withdrawal”); provided, that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 12.2(c) if, within ninety (90) days after the Event of Withdrawal, the Consent of the Special Limited Partner is delivered with respect to the appointment, effective as of the Event of Withdrawal, of another General Partner.

(d) an election to dissolve the Partnership made by the General Partner, with the Consent of the Special Limited Partner; or

(e) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Section 12.3 Distribution upon Dissolution.

(a) Upon the dissolution of the Partnership pursuant to Section 12.2, unless the Partnership is continued pursuant to Section 12.2, the General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Partners (the General Partner or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the Special Limited Partner) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors including Partners who are creditors (other than with respect to liabilities owed to Partners in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Partnership’s liabilities to the Partners in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) Subject to the terms of any Partnership Unit Designation, the balance, if any, to the Holders in accordance with and in proportion to their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b) Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

56

(c) In the event that the Partnership is “liquidated,” within the meaning of Regulations section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Holders that have positive Capital Accounts in compliance with Regulations section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, positive Capital Account balances. If any Holder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Holder shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i) distributed to a trust established for the benefit of the General Partner and the Holders for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the General Partner, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4 Rights of Holders. Except as otherwise provided in this Agreement and subject to the rights of any Holder set forth in a Partnership Unit Designation, (a) each Holder shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5 Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Partnership Units in the manner provided for in this Article XII, and the Certificate shall have been canceled in the manner required by the Act.

Section 12.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between and among the Partners during the period of liquidation.

57

Article XIII
PROCEDURES FOR ACTIONS AND CONSENTS
OF PARTNERS; AMENDMENTS; MEETINGS

Section 13.1 Actions and Consents of Partners. The actions requiring Consent of any Partner pursuant to this Agreement, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIII.

Section 13.2 Amendments. Except as otherwise required or permitted by this Agreement (including Section 6.1), amendments to this Agreement must be approved by the Consent of the General Partner and the Consent of the Partners, and may be proposed only by (a) the General Partner, or (b) Limited Partners holding a majority of the Partnership Common Units then held by Limited Partners (excluding the Special Limited Partner and any Controlled Entity of the Special Limited Partner). Following such proposal, the General Partner shall submit to the Partners any proposed amendment that, pursuant to the terms of this Agreement, requires the Consent of the Partners. The General Partner shall seek the Consent of the Partners entitled to vote thereon on any such proposed amendment in accordance with Section 13.3. Upon obtaining any such Consent, or any other Consent required by this Agreement, and without further action or execution by any other Person, including any Limited Partner, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner, and (ii) the Holders shall be deemed a party to and bound by such amendment of this Agreement. Within thirty (30) days after the effectiveness of any amendment to this Agreement that does not receive the Consent of all Partners, the General Partner shall deliver notice of the adoption of such amendment (and to the extent not already delivered to such Partners, a copy of such amendment) to all Partners that did not Consent to such amendment. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this Agreement may not be amended without the Consent of the General Partner.

Section 13.3 Procedures for Meetings and Actions of the Partners.

(a) Meetings of the Partners may be called only by the General Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Partners is required by this Agreement, or any Partnership Unit Designation, the affirmative vote of a Majority in Interest of the Partners shall be sufficient to approve such proposal at a meeting of the Partners. Whenever the Consent of any Partners is permitted or required under this Agreement, such Consent may be given at a meeting of Partners or in accordance with the procedure prescribed in Section 13.3(b).

(b) Any action requiring the Consent of any Partner or a group of Partners pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a Consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Partners whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Partners. Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Partners at a meeting of the Partners. Such Consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a Consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

58

(c) Each Partner entitled to act at a meeting of Partners may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) The General Partner may set, in advance, a record date for the purpose of determining the Partners (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the Special Limited Partner’s stockholders and may be held at the same time as, and as part of, the meetings of the Special Limited Partner’s stockholders.

Article XIV
REDEMPTION RIGHTS3

Section 14.1 Exchange of Partnership Class A Common Units.

(a) In respect of each Quarterly Exchange Date, after the expiration or earlier termination or waiver of any applicable Lock-Up Period, each Qualifying Party shall be entitled, upon the terms and subject to the conditions hereof, to surrender Partnership Class A Common Units (other than Ineligible Partnership Units) in exchange for the delivery to such exchanging Qualifying Party for each Partnership Class A Common Unit so surrendered of the Cash Amount or, in the sole discretion of the Special Limited Partner, the Stock Amount (such exchange, an “Exchange”); provided that any such Exchange is for a minimum of the lesser of 1,000 Partnership Class A Common Units or all of the Partnership Class A Common Units (other than Ineligible Partnership Units) then held by such Qualifying Party.

[3]	Note to Draft: This Article XIV, the defined terms referenced herein and Exhibit B hereto remain, and following the execution of the Transaction Agreement will remain, subject to change based on with the ongoing review of the Partnership and its accounting and legal advisors. Additionally, certain other provisions of this Agreement that referenced the prior redemption mechanics will need to be modified or removed, as appropriate. In all cases, changes will be as determined by Professionals and the Special Limited Partner.

59

(b) The Partnership will provide notice thereof to each Qualifying Party eligible to Exchange Partnership Class A Common Units on a Quarterly Exchange Date at least seventy-five (75) days prior to the anticipated date of such Quarterly Exchange Date. A Qualifying Party shall exercise its right to Exchange Partnership Class A Common Units as set forth in Section 14.1(a) by delivering to the Special Limited Partner and to the Partnership a written Election of Exchange at least sixty (60) days prior to the anticipated Quarterly Exchange Date substantially in the form of Exhibit B hereto, duly executed by such Holder or such Holder’s duly authorized attorney in respect of the Partnership Class A Common Units to be Exchanged, delivered during normal business hours at the principal executive offices of the Special Limited Partner and of the Partnership.

Section 14.2 Exchange for Cash Amount.

(a) On or prior to the applicable Cash Amount Settlement Date, the Partnership shall deposit or cause to be deposited in the account of each applicable exchanging Qualifying Party, as specified in such Qualifying Party’s Election of Exchange, the applicable Cash Amount with respect to the Partnership Class A Common Units to be settled on such Cash Amount Settlement Date that are the subject of an Election of Exchange for the applicable Quarterly Exchange Date (and which has not been validly withdrawn in accordance with Section 14.2(b)(iii) below, if applicable), other than any Partnership Class A Common Unit in respect of which the Special Limited Partner has provided a Stock Settlement Notice on or prior to the applicable Cut-Off Date, against delivery to the Partnership of such Partnership Class A Common Units.

(b) Notwithstanding anything to the contrary herein, neither the Partnership nor the Special Limited Partner shall effectuate, or cause to be effectuated, the payment of any Cash Amount other than as provided in this Section 14.2(b).

(i) To the extent the Special Limited Partner does not deliver a Stock Settlement Notice in accordance with Section 14.3(a) with respect to all of the Partnership Class A Units that are the subject of an Election of Exchange in respect of any Quarterly Exchange Date, the Special Limited Partner shall cause the Partnership to settle the Exchange of Partnership Class A Common Units that are the subject of such Election of Exchange (such Partnership Class A Common Units, the “Primary Issuance Units”) with the proceeds of a primary issuance of Class A Shares (“Primary Issuance Shares”), whether registered under the Securities Act or exempt from such registration, underwritten, sold directly to investors or through agents or other intermediaries, or otherwise distributed (a “Primary Issuance Funding”) pursuant to the terms of this Section 14.2(b)(i).

60

(ii) Except as provided in Section 14.2(b)(iv) below with respect to Permitted ATM Fundings, the Special Limited Partner must provide notice (a “Primary Issuance Funding Notice”) of the exercise of its election described in Section 14.2(b)(i) to settle an Exchange of Partnership Class A Common Units with the proceeds of a Primary Issuance Funding on or prior to the applicable Cut-Off Date. The Primary Issuance Funding Notice shall set forth:

(1) the anticipated settlement date(s) of the Primary Issuance Funding;

(2) the estimated discounts and commissions or similar costs payable to any underwriters, broker/dealers or placement or selling agents in connection with such Primary Issuance Funding; and

(3) reasonably detailed information concerning the manner of distribution, including (x) whether the Primary Issuance Shares will be sold at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices; and (y) whether the Primary Issuance Shares will be sold on the NASDAQ Capital Market or another national securities exchange (including through at the market offerings); in the over-the-counter market; in a privately negotiated transaction; through broker/dealers, who may act as agents or principals; through one or more underwriters on a firm commitment or best-efforts basis; in a block trade; directly to one or more purchasers; through agents; and/or any combination of the foregoing.

(iii) Except as provided in Section 14.2(b)(iv) below with respect to Permitted ATM Fundings, each exchanging Qualifying Party shall have the right to elect to withdraw its Election of Exchange with respect to Primary Issuance Units (an exchanging Qualifying Party making such an election being a “Withdrawing Partner”) by providing notice of such election to the Special Limited Partner on or before 5:00 p.m. (New York City Time) on the next Business Day following the Special Limited Partner’s delivery of the Primary Issuance Funding Notice (as such time may be extended by the Special Limited Partner in its sole discretion), whereupon the Partnership Class A Common Units of such Withdrawing Partner shall be considered to be withdrawn from the related Exchange in respect of such Quarterly Exchange Date and the number of Primary Issuance Shares and Primary Issuance Units shall be reduced accordingly. If an exchanging Qualifying Party, within such time period, fails to notify the Special Limited Partner of such Qualifying Party’s election to become a Withdrawing Partner, then such Qualifying Party shall be deemed not to have withdrawn from the Exchange.

(iv) Notwithstanding anything otherwise to the contrary herein, the Special Limited Partner shall not be required to provide a Primary Issuance Funding Notice, and Qualifying Parties shall not have the withdrawal rights set forth in Section 14.2(b)(iii),with respect to any Primary Issuance Funding to the extent it qualifies as a “Permitted ATM Funding” in accordance with the definition thereof. For the avoidance of doubt, the Special Limited Partner can elect to do all or a portion of any Primary Issuance Funding as a “Permitted ATM Funding.”

(v) If the Special Limited Partner elects a Primary Issuance Funding pursuant to this Section 14.2(b), the Partnership shall settle the Exchange of each Primary Issuance Unit, other than any Primary Issuance Unit that has been withdrawn pursuant to Section 14.2(b)(iii) above, to the extent applicable, for the Cash Amount, which shall be payable on or prior to the applicable Cash Amount Settlement Date, which may not be later than thirty (30) days after the applicable Quarterly Exchange Date, or in the case of a Permitted ATM Funding, the fourth (4th) Business Day following the expiration of the applicable Permitted ATM Distribution Period.

Section 14.3 Exchange for Stock Amount.

(a) Notwithstanding anything to the contrary in this Article XIV, the Special Limited Partner may, in its sole discretion, by means of delivery of a written notice to such effect (a “Stock Settlement Notice”) by 5:00 p.m. (New York City time) on the third (3rd) Business Day prior to the applicable Quarterly Exchange Date (such date and time the “Cut-Off Date”), elect to Exchange all or any portion (as specified in such notice) of the Partnership Class A Common Units that are the subject of Elections of Exchange for such Quarterly Exchange Date by delivery of the Stock Amount against delivery to the Special Limited Partner of such Partnership Class A Common Units. The Partnership shall be required to settle by paying the Cash Amount for the Exchange of all Partnership Class A Common Units that are the subject of Elections of Exchange for such Quarterly Exchange Date (and which have not been validly withdrawn in accordance with Section 14.2(b)(iii) above, if applicable) other than those in respect of which the Special Limited Partner has provided a Stock Settlement Notice on or prior to the applicable Cut-Off Date.

61

(b) In such event, on the Quarterly Exchange Date, upon the surrender for exchange of the applicable Partnership Class A Common Units in the manner provided in this Article XIV, the Special Limited Partner shall deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A Shares or, if there is no then-acting registrar and transfer agent of the Class A Shares, at the principal executive offices of the Special Limited Partner, the number of Class A Shares deliverable upon such Exchange, registered in the name of the relevant exchanging Qualifying Party or its designee. Notwithstanding the foregoing, if the Class A Shares are eligible for the depository and book-entry services of The Depository Trust Company, the Special Limited Partner will, subject to Section 14.5 below, upon the written instruction of an exchanging Qualifying Party, use its best efforts to deliver the Class A Shares deliverable to such exchanging Qualifying Party, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Qualifying Party.

Section 14.4 Class A Shares to be Issued.

(a) The Special Limited Partner shall at all times reserve and keep available out of its authorized but unissued Class A Shares, solely for the purpose of issuance upon an Exchange, such number of Class A Shares as shall be deliverable upon any such Exchange where the Special Limited Partner has elected to pay the Stock Amount; provided that nothing contained herein shall be construed to preclude the Special Limited Partner from satisfying its obligations in respect of the Exchange of the Partnership Class A Common Units where the Special Limited Partner has elected to pay the Stock Amount by delivery of Class A Shares which are held in the treasury of the Special Limited Partner or any of its subsidiaries or by delivery of purchased Class A Shares (which may or may not be held in the treasury of the Special Limited Partner or any subsidiary thereof). The Special Limited Partner covenants that all Class A Shares issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) The Special Limited Partner and the Partnership shall use best efforts to list the Class A Shares to be delivered upon an Exchange prior to such delivery upon each national securities exchange upon which the outstanding Class A Shares may be listed or traded at the time of such delivery.

Section 14.5 Expenses. The Special Limited Partner, the Partnership and each exchanging Qualifying Party shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated.

Section 14.6 Conflicts. For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Qualifying Party shall not be entitled to exchange Partnership Class A Common Units to the extent the Special Limited Partner determines that such Exchange (i) would be prohibited by law, (ii) would result in any breach of any debt agreement or other material contract of the Partnership or the Special Limited Partner or (iii) would cause unreasonable financial burden on the Partnership, as reasonably determined by the board of directors of the Special Limited Partner acting in good faith (it being understood that impact on the market price of Class A Shares shall not in and of itself be deemed to be an unreasonable financial burden on the Partnership); provided, that in the event that the Special Limited Partner cancels any Quarterly Exchange Date in reliance on clause (iii) of this Section 14.6, the Special Limited Partner shall not be entitled to cancel the Quarterly Exchange Date next succeeding such canceled Quarterly Exchange Date; provided, further, that nothing in this Agreement shall be construed to limit the rights and remedies of any Qualifying Party pursuant to the Registration Rights Agreement by and among the Special Limited Partner, and the other parties thereto, as such agreement may be amended, restated, modified or supplemented from time to time. For the avoidance of doubt, no Exchange shall be deemed to be prohibited by law pertaining to the registration of securities if such securities have been so registered in the name of the Qualifying Party or if any exemption from such registration requirements is reasonably available.

62

Section 14.7 Other Exchange Procedures.

(a) The Partnership and the Special Limited Partner may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article XIV, including procedures requiring the use of designated administrators or brokers with respect to the sale of any Class A Shares received in an Exchange and procedures for the delivery of an Election of Exchange.

(b) Notwithstanding anything to the contrary herein, if the board of directors of the Special Limited Partner shall determine in good faith that additional restrictions on Exchange are necessary so that the Partnership is not treated as a “publicly traded partnership” under Section 7704 of the Code, the Special Limited Partner or the Partnership may impose such additional restrictions on Exchange as the board of directors of the Special Limited Partner has determined in good faith to be so necessary.

Section 14.8 Pro Rata Treatment of Exchanging Qualifying Parties. Notwithstanding anything otherwise to the contrary herein, the Special Limited Partner and the Partnership may settle the Exchange of Partnership Class A Common Units that are the subject of Elections of Exchange in respect of any Quarterly Exchange Date for the Cash Amount (whether funded in whole or in part with one or more Primary Issuance Fundings, including Permitted ATM Fundings, or otherwise), the Stock Amount or any combination of the foregoing; provided, that each such method shall be applied to settle a portion of the Partnership Class A Common Units of each exchanging Qualifying Party pro rata according to the respective number of Partnership Class A Common Units each exchanging Qualifying Party has tendered for exchange (and not validly withdrawn in accordance with Section 14.2(b)(iii), if applicable).

Section 14.9 Withholding. Each of the Partnership and the Special Limited Partner shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon an Exchange such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. To the extent that amounts are so withheld and paid over to the appropriate taxing authority (or, if taken in Class A Shares, cash in the amount of the fair market value of such shares is paid over to the appropriate taxing authority), such amounts will be treated for purposes of this Agreement as having been paid to the Qualifying Party that elected the Exchange.

63

Article XV
MISCELLANEOUS

Section 15.1 Partnership Counsel. THE PARTNERSHIP, THE GENERAL PARTNER, THE SPECIAL LIMITED PARTNER AND EACH OF THE OTHER PWP ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE PARTNERSHIP MAY ALSO PERFORM SERVICES FOR THE SPECIAL LIMITED PARTNER AND EACH OF THE OTHER PWP ENTITIES AND AFFILIATES THEREOF. THE GENERAL PARTNER MAY, WITHOUT THE CONSENT OF THE LIMITED PARTNERS, EXECUTE ON BEHALF OF THE PARTNERSHIP ANY CONSENT TO THE REPRESENTATION OF THE PARTNERSHIP THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. THE PARTNERSHIP HAS INITIALLY SELECTED SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP (“PARTNERSHIP COUNSEL”) AS LEGAL COUNSEL TO THE PARTNERSHIP. EACH HOLDER ACKNOWLEDGES THAT PARTNERSHIP COUNSEL DOES NOT REPRESENT ANY HOLDER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH HOLDER AND PARTNERSHIP COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT PARTNERSHIP COUNSEL SHALL OWE NO DUTIES TO ANY HOLDER. EACH HOLDER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT PARTNERSHIP COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH HOLDER WITH RESPECT TO OTHER MATTERS, PARTNERSHIP COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY HOLDER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 15.2 Appointment of General Partner as Attorney-in-Fact.

(a) Each Limited Partner, including each Additional Limited Partner and Substitute Limited Partner, irrevocably makes, constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the General Partner deems appropriate to form, qualify, continue or otherwise operate the Partnership as a limited partnership (or other entity in which the Partners will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of the Partners.

(ii) All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement.

(iii) All conveyances of Partnership assets, and other instruments which the General Partner reasonably deems necessary in order to complete a dissolution and termination of the Partnership pursuant to this Agreement.

(b) The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, shall survive the Incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of such Person’s Partnership Interest, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Limited Partner of all of its Partnership Interest, the foregoing power of attorney of an assignor Limited Partner shall survive such assignment only until such time as the Assignee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

64

Section 15.3 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, interpretation, negotiation, performance, breach, alleged breach or termination of this Agreement (“Dispute”), shall be submitted to mandatory, final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect at the time of filing of the demand for arbitration, except as modified herein. The place of arbitration shall be New York, New York. For the avoidance of doubt, all parties hereto irrevocably waive any defense or objection to the AAA forum.

(b) Any such arbitration shall be heard by one arbitrator who shall be agreed upon by the parties to the Dispute within twenty (20) days of receipt by the respondent to the arbitration of a copy of the demand for arbitration. If the parties do not agree upon an arbitrator within this time limit, an arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Commercial Arbitration Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited partnership matters. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(c) The AAA arbitration shall be the sole and exclusive forum for resolution of the Dispute, and the award shall be in writing, state the reasons for the award, and be final and binding, and not subject to appeal. Judgment thereon may be entered in any court of competent jurisdiction. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. Any fees, expenses or costs (including attorneys’ fees, costs and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. The parties to the Dispute will share equally the arbitration costs and bear their own fees and expenses except as directed by the arbitrator.

(d) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one party to another, testimony or other oral submission, and any award or decision) shall not be disclosed beyond the arbitrators, the AAA, the parties, their legal and professional advisors, and any person necessary for the conduct of the arbitration, except as may be required in judicial proceedings relating to the arbitration, or by law, regulatory or governmental authority. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by applicable law.

(e) Barring good cause shown (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and, in response to reasonable documents requests, non-privileged documents in the responding party’s possession, custody or control, not otherwise readily available to the party seeking the documents, and reasonably believed to exist, that may be relevant to the outcome of disputed issues.

(f) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect. In any such judicial action: each of the parties (i) irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in New York County, New York (the “New York Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (ii) irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Courts; (iii) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid; and (iv) each of the parties hereby irrevocably waives any and all right to trial by jury.

65

(g) Each Partner irrevocably acknowledges and agrees that any proceeding brought by such Partner under this Agreement may only be brought and maintained as an individual proceeding in such Partner’s individual capacity.  Any claim brought by a Partner must be brought and maintained in such Partner’s individual capacity only and not as a plaintiff or class member in any purported class, collective or representative proceeding.  Each Partner waives the right to commence or participate in any group, representative, class or collective action and shall not be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

Section 15.4 Accounting and Fiscal Year. Subject to Code section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. The fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Partnership, the fraction thereof commencing on the date of this Agreement or ending on the date on which the winding up of the Partnership is completed, as the case may be, unless otherwise determined by the General Partner and permitted under the Code.

Section 15.5 Entire Agreement. This Agreement, together with any side letter or similar agreements entered into and incorporated herein pursuant to Section 15.16 and the Professionals LPA, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Original Agreement.

Section 15.6 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.7 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Partnership or the General Partner) sent by e-mail, with electronic, written or oral confirmation of receipt, in each case addressed as follows: if to the Partnership or the General Partner, to it c/o Perella Weinberg Partners LLC 767 Fifth Avenue, New York, New York 10153, Attention: General Counsel, phone: (212) 287-3328 email: Legal@PWPPartners.com, or to such other address as the Partnership may from time to time specify by notice to the Partners; and if to any Limited Partner, to such Limited Partner at the address set forth in the records of the Partnership. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by e-mail, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

66

Section 15.8 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

Section 15.9 Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 15.10 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Partners, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Assignees, Substituted Limited Partners or otherwise.

Section 15.11 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.12 Confidentiality. A Limited Partner’s rights to access or receive any information about the Partnership or its business are conditioned on such Limited Partner’s willingness and ability to assure that the Partnership information will be used solely by such Limited Partner for purposes reasonably related to such Limited Partner’s interest as a Limited Partner, and that such Partnership information will not become publicly available as a result of such Limited Partner’s rights to access or receive such Partnership information. Each Limited Partner hereby acknowledges that the Partnership creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the PWP Entities and their respective Affiliates. Each Limited Partner further acknowledges and agrees that the Partnership information constitutes a valuable trade secret of the Partnership and agrees to maintain any Partnership information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

(a) Notwithstanding Article VIII, the General Partner shall have the right to keep confidential from the Limited Partners (and their respective agents and attorneys) for such period of time as the General Partner deems reasonable, any information: (i) that the General Partner believes to be in the nature of trade secrets; (ii) other information, the disclosure of which the General Partner believes is not in the best interest of the PWP Entities or could damage any of the PWP Entities or their respective businesses; or (iii) which the General Partner (or its Affiliates, employees, officers, directors, members, partners or personnel) or any PWP Entity is required by law or by agreement with a third party to keep confidential; provided, that the General Partner shall make available to a Limited Partner, upon reasonable request, information required by such Limited Partner to comply with applicable laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Limited Partner. Notwithstanding the immediately preceding proviso, in no event shall the General Partner be required to disclose to any Limited Partner the identity of, or any account details relating to, any other Partner (or any other investor in any other PWP Entity) unless it is required to do so by law applicable to it, as determined by a court of competent jurisdiction.

67

(b) Except as permitted by this Section 15.12 or as required by applicable law, each party hereto agrees that the provisions of this Agreement, all of the information and documents described in Article VIII, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, any PWP Entity, any Limited Partners, the General Partner and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party hereto) such matters, without the written consent of the General Partner.

(c) The confidentiality obligations of the parties under this Section 15.12 shall not apply to: (i) the disclosure by a Limited Partner of information to the other Limited Partners or such Limited Partner’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.12 or are otherwise bound by a duty of confidentiality to such Limited Partner) solely on a need-to-know basis, which Persons shall be bound by this Section 15.12 as if they were Limited Partners; (ii) information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Limited Partner (or any investor in any other PWP Entity) or any Person acting on behalf of any of the foregoing; (iii) information received from a source not bound by a duty of confidentiality to any PWP Entity, any Partner or any Affiliate of any of the foregoing; (iv) any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party; (v) disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement or any side letter entered into pursuant to Section 15.16; or (vi) the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable law, notify the General Partner thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(c) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner (or any other investor in any other PWP Entity), without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion) unless the Limited Partner delivers to the General Partner a written opinion of counsel to the Limited Partner (which opinion and counsel shall be reasonably acceptable to the General Partner) to the effect that such disclosure is required under applicable law.

(d) To the extent that a Limited Partner is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Limited Partner acknowledges the General Partner’s and the Partnership’s position that the information intended to be protected by the provisions of Section 15.12(a) and Section 15.12(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Limited Partner with the specific understanding that such documents and information will remain confidential; (ii) the General Partner advises each such Limited Partner that the documents and information intended to be protected by the provisions of Section 15.12(a) and Section 15.12(b) would not be supplied to such Limited Partner without an understanding that such documents and information will be held and treated by such Limited Partner as confidential information; and (iii) to the extent that such Limited Partner is nevertheless required to disclose any such confidential information, (A) such Limited Partner shall, unless legally prohibited, give the General Partner prior notice of any such required disclosure and (B) such Limited Partner shall in any event maintain the confidentiality of the Partnership’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Partnership and the General Partner than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Limited Partner invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(d) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner (or any other investor in any other PWP Entity), without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion) unless the Limited Partner delivers to the General Partner a written opinion of counsel to the Limited Partner (which opinion and counsel shall be reasonably acceptable to the General Partner) to the effect that such disclosure is required under applicable law.

68

(e) The Partnership and the General Partner shall be entitled to enforce the obligations of each Limited Partner under this Section 15.12 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 15.12 are in addition to and not in limitation of any other right or remedy of the Partnership or the General Partner provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Limited Partners and/or the Partnership. Each Limited Partner expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.12 may be inadequate and that the Partnership and the General Partner shall be entitled to institute an action for specific performance of a Limited Partner’s obligations hereunder. The General Partner shall be entitled to consider the different circumstances of different Limited Partners with respect to the restrictions and obligations imposed on Limited Partners hereunder to the full extent permitted by law, and, to the full extent permitted by law, the General Partner may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Limited Partner without waiving or modifying such restrictions and obligations for other Limited Partners.

(f) In addition, to the full extent permitted by law, each Limited Partner agrees to indemnify the Partnership and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Partnership or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Partnership or any such Indemnitee may be made a party or otherwise involved or with which the Partnership or any such Indemnitee shall be threatened, by reason of the Limited Partner’s obligations (or breach thereof) set forth in this Section 15.12.

(g) Notwithstanding any other provision of this Agreement (including this Section 15.12), the Special Limited Partner may disclose any confidential information otherwise subject to the confidentiality obligations of this Section 15.12 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required.

Section 15.13 Consent to Use of Name. Each Partner hereby consents to the use and inclusion of its name in the Partnership’s books and records hereto and any and all other notices or communications required or permitted to be given by the General Partner to any other PWP Entity or any member(s) thereof.

Section 15.14 Consent by Spouse. Each Limited Partner who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C attached hereto, and at the time of execution of this Agreement. Each such Limited Partner shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Limited Partner. Each Limited Partner agrees and acknowledges that compliance with the requirements of this Section 15.14 by each other Limited Partner constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 15.15 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

Section 15.16 Other Agreements. Notwithstanding any other provision of this Agreement (including Section 13.2), it is hereby acknowledged and agreed that the General Partner on its own behalf and on behalf of the Partnership shall have the power and authority, without any further act, approval or vote of any Limited Partner or other Person, to enter into any side letter or similar agreement to or with a Limited Partner, that has the effect of establishing rights or otherwise benefiting such Limited Partner (in its capacity as a Limited Partner) in a manner more favorable in a material respect to such Limited Partner than the rights and benefits established under, or otherwise altering or supplementing the terms of, this Agreement.

Section 15.17 Survival. The provisions of Section 6.6 and Article XV (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Partnership.

Section 15.18 Anti-Money Laundering Representations and Undertakings. Each Partner acknowledges that it has read the representations and undertakings contained on Exhibit D attached hereto and hereby confirms they are true and correct.

[SIGNATURE PAGE FOLLOWS]

69

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

PWP GP LLC

By:	PERELLA WEINBERG PARTNERS,
its sole member

By:
Name:
Title:

Acknowledged:

PERELLA WEINBERG PARTNERS

By:
Name:
Title:

[Signature Page to A&R Limited Partnership Agreement of PWP Holdings LP]

EXHIBIT A: EXAMPLES REGARDING ADJUSTMENT FACTOR

For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on December 31, 2020 is 1.0 and (b) on January 1, 2021 (the “Partnership Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 Class A Shares issued and outstanding.

Example 1

On the Partnership Record Date, the Special Limited Partner declares a dividend on its outstanding Class A Shares in Class A Shares. The amount of the dividend is one Class A Share paid in respect of each Class A Share owned. Pursuant to Paragraph (i) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the stock dividend is declared, as follows:

1.0 * 200/100 = 2.0

Accordingly, the Adjustment Factor after the stock dividend is declared is 2.0.

Example 2

On the Partnership Record Date, the Special Limited Partner distributes options to purchase Class A Shares to all holders of its Class A Shares. The amount of the distribution is one option to acquire one Class A Share in respect of each Class A Share owned. The strike price is $4.00 a share. The Value of a Class A Share on the Partnership Record Date is $5.00 per share. Pursuant to Paragraph (ii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the options are distributed, as follows:

1.0 * (100 + 100)/(100 + [100 * $4.00/$5.00]) = 1.1111

Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Adjustment Factor” shall apply.

Example 3

On the Partnership Record Date, the Special Limited Partner distributes assets to all holders of its Class A Shares. The amount of the distribution is one asset with a fair market value (as determined by the General Partner, whose determination shall be conclusive) of $1.00 in respect of each Class A Share owned. It is also assumed that the assets do not relate to assets received by the Special Limited Partner or its Subsidiaries pursuant to a pro rata distribution by the Partnership. The Value of a Class A Share on the Partnership Record Date is $5.00 a share. Pursuant to Paragraph (iii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the assets are distributed, as follows:

1.0 * $5.00/($5.00 — $1.00) = 1.25

Accordingly, the Adjustment Factor after the assets are distributed is 1.25.

A-1

EXHIBIT B: FORM OF ELECTION OF EXCHANGE

Perella Weinberg Partners

PWP GP LLC
767 Fifth Avenue

New York, New York 10153
Attn: General Counsel

Phone: (212) 287-3328

Email: Legal@PWPPartners.com

Reference is hereby made to the Amended and Restated Agreement of Limited Partnership of PWP Holdings LP, dated as of [●], 2021 (the “Agreement”), and the Exchange rights referred to therein in Article XIV. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

The undersigned Qualifying Party hereby transfers to the Partnership or the Special Limited Partner (as specified in the Agreement) the number of Partnership Class A Common Units set forth below in exchange for cash or, at the election of the Special Limited Partner in its sole discretion, Class A Shares to be issued in its name as set forth below (or in the name of a designee as may be set forth below), pursuant to the terms and conditions of the Agreement.

Legal Name of Qualifying Party: _________________________________________________________________

Address: __________________________________________________________________________________

Number of Partnership Class A Common Units to be Exchanged: ________________________________________

Account information for deposit of Cash Amount, if applicable: ________________________________________

Bank Name: ________________________________________________________________________

ABA No.: _________________________________________________________________________

Account No.: ______________________________________________________________________

Account Name: ____________________________________________________________________

The undersigned hereby represents and warrants that:

(i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder;

(ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies;

(iii) the Partnership Class A Common Units subject to this Election of Exchange are being transferred free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and

(iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Partnership Class A Common Units subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such Partnership Class A Common Units.

B-1

The undersigned hereby irrevocably constitutes and appoints any officer of the Special Limited Partner or of the Partnership as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to exchange the Partnership Class A Common Units subject to this Election of Exchange for cash or Class A Shares on the books of the Partnership.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

B-2

EXHIBIT C: CONSENT BY SPOUSE

I acknowledge that I have read the Agreement of Limited Partnership (the “Partnership Agreement”) of PWP Holdings LP (the “Partnership”), effective as of [___________], and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Partnership, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Partnership Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Partnership set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Partnership Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [      ]* without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:

Name:

*	Insert jurisdiction of residence of Partner and Spouse.

C-1

EXHIBIT D: ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Partner hereby makes the following representations, warranties and covenants as of the date of this Agreement, and for so long as each such Partner holds any Partnership Interest thereafter:

(a) The monies used to fund the Partner’s acquisition of an interest in the Partnership, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Partner’s investment in the Partnership will not be used to finance any Illegal Activities. To the best of the Partner’s knowledge, no contribution or payment, in and of itself, by any Partner to the Partnership will cause the Partnership or its affiliates to be in violation of (i) applicable anti-money laundering or terrorist financing laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations; (ii) the economic, financial and trade sanctions administered and enforced by the United States government, including by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) or the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (each, a “Sanctions Authority”); or (iii) applicable laws, regulations or government guidance relating to anti-money laundering, terrorist financing or economic, financial and trade sanctions of any Relevant Jurisdiction (collectively the rules described in clauses (i) through (iii), “AML and Sanctions Laws”). “Relevant Jurisdiction” means the United States or the Partner’s place of organization or principal place of business.

(b) Neither a Partner nor any person or entity directly or indirectly owned or controlled by or owning or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange:

(i) Appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC any other list of sanctioned persons maintained by the United States government (including by OFAC) or any other Sanctions Authority, each as amended from time to time;

(ii) Is a person or entity located or resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns, (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation or (c) is the target of comprehensive economic or trade sanctions administered and enforced by OFAC (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea, and Syria);

(iii) Is otherwise the target of economic, financial or trade sanctions administered and enforced by the United States government (including by OFAC) or any other Sanctions Authority;

(iv) Unless disclosed to the Partnership, is a Senior Foreign Political Figure, defined as a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government-owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or

D-1

(v) Is a foreign shell bank defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.

(c) The Partners understand that the Partnership (and/or its affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Partnership by the Partners, as well as the Partners’ identity and that of any associated persons. The Partners agree that it will provide such materials as may from time to time be reasonably requested by the Partnership or the General Partner for such purposes. In addition, the Partners agree to provide to the Partnership and its affiliates any additional information regarding itself and any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, that may be deemed necessary to ensure compliance with all applicable AML and Sanctions Laws. The Partnership may take such actions as the General Partner may reasonably determine if this information is not provided or on the basis of information that is provided.

(d) All evidence of identity and related information concerning each Partner and any person controlling or controlled by the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, provided to the Partnership is and will be true, accurate and complete. Each Partner will promptly notify the Partnership and the General Partner if any of the representations in this section cease to be true and accurate.

(e) The General Partner may segregate and/or redeem a Partner’s investment in the Partnership, prohibit future investments or capital contributions, or take other appropriate action if the General Partner determines that the continued participation of any Partner could materially adversely affect the Partnership or if the action is necessary in order for the Partnership to comply with applicable laws, regulations, orders, directives or special measures. The Partners further understand that the Partnership and the General Partner (and any of their affiliates) may release confidential information about each such Partner and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The General Partner will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.

D-2

EXHIBIT E

FORM OF A&R REGISTRATION RIGHTS AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among each of Perella Weinberg Partners, a Delaware corporation, formerly known as FinTech Acquisition Corp. IV (the “Company”), FinTech Investor Holdings IV, LLC, a Delaware limited liability company, and FinTech Masala Advisors, LLC, a Delaware limited liability company (collectively, the “Sponsor”), the Legacy PWP Stockholders (as defined below) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company has issued the Sponsor an aggregate of 7,870,000 shares (the “Founder Shares”) of the Company’s Class B common stock, $0.0001 par value per share (the “Class B Common Stock”);

WHEREAS, the Founder Shares are convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), on the terms and conditions provided in the Company’s amended and restated certificate of incorporation;

WHEREAS, the Sponsor purchased an aggregate of 610,000 units of the Company (each, a “Placement Unit” and collectively, the “Placement Units”), each Placement Unit consisting of one share of Common Stock (each, a “Placement Share” and collectively, the “Placement Shares”) and one third of one warrant to purchase one share of Common Stock (each, a “Placement Warrant” and collectively, the “Placement Warrants”) in a private placement transaction exempt from registration under the Securities Act (the “Private Placement”) occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, on September 24, 2020, the Company and the Sponsor entered into a Registration Rights Agreement (the “Original Agreement”), pursuant to which the Company granted the Sponsor certain registration rights with respect to certain securities of the Company;

WHEREAS, on the date hereof, upon the closing of the transactions (such transactions, the “Transactions”) contemplated by that certain Business Combination Agreement, dated as of December 29, 2020 (the “Transaction Agreement”), by and among the Company, the Sponsor, PWP Holdings LP, a Delaware limited partnership (“Holdings”), PWP GP LLC, a Delaware limited liability company and the general partner of Holdings, PWP Professionals and Perella Weinberg Partners LLC, a Delaware limited liability company and the general partner of PWP Professionals, as further described in the DeSPAC Transaction Steps set forth on Schedule B to the Transaction Agreement, on the terms and subject to the conditions set forth therein;

WHEREAS, on the date hereof, upon the closing of the Transactions, [●] of the Founder Shares will be converted into shares of Common Stock, on the terms and conditions provided in the Company’s amended and restated certificate of incorporation;

2

WHEREAS, on the date hereof, the Sponsor has purchased an aggregate of [●] shares of Common Stock in a transaction exempt from registration under the Securities Act (such transaction, the “PIPE” and such shares, the “PIPE Shares”); and

WHEREAS, in connection with the purchase of the PIPE Shares and the consummation of the Transactions, the Company, the Sponsor and the Legacy PWP Stockholders desire to amend and restate the Original Agreement in order to provide the Holders with registration rights on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“$12.00 Sale Trigger Date” shall have the meaning set forth in the Sponsor Share Surrender and Share Restriction Agreement.

“$15.00 Sale Trigger Date” shall have the meaning set forth in the Sponsor Share Surrender and Share Restriction Agreement.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board or the Chairman, Chief Executive Officer or principal financial officer of the Company (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” of a person or entity means any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

3

“Commission” shall mean the United States Securities and Exchange Commission and any successor agency performing comparable functions.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Exercise Notice” shall have the meaning given in subsection 2.1.2.

“Demanding Holders” shall have the meaning given in subsection 2.1.1(b).

“Demand Registration” shall have the meaning given in subsection 2.1.2.

“Demand Registration Period” shall have the meaning given in subsection 2.1.2.

“Demand Registration Request” shall have the meaning given in subsection 2.1.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

“Filing Date” shall have the meaning given in subsection 2.1.1(a).

“Form S-1” shall mean Form S-1 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-3” shall mean Form S-3 for the registration of securities under the Securities Act promulgated by the Commission.

“Founder Lock-up Period” shall mean, with respect to the Founder Shares, the period ending (a) with respect to [●] of such shares, on the six-month anniversary of the date hereof, (b) on the later of (x) the six month anniversary of the date hereof and (y)(i) with respect to [●] of such shares, when the closing price of the Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the date hereof, subject to the Sponsors’ compliance with the Company’s repurchase right under the Sponsor Share Surrender and Share Restriction Agreement during the 15 day period following the $12.00 Sale Trigger Date, (ii) with respect to [●] of such shares, when the closing price of the Common Stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the date hereof, (iii) with respect to [●] of such shares, when the closing price of the Common Stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the date hereof, subject to the Sponsors’ compliance with the Company’s repurchase right under the Sponsor Share Surrender and Share Restriction Agreement during the 15 day period following the $15.00 Sale Trigger Date, and (iv) with respect to [●] of such shares, when the closing price of the Common Stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the date hereof, or (c) in any case, if, after the date hereof, the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Founder Shares” shall have the meaning given in the Recitals hereto.

4

“Holders” shall have the meaning given in the Preamble.

“Holdings” shall have the meaning set forth in the Recitals hereto.

“Holdings LPA” shall have the meaning given in the definition of “Legacy PWP Stockholders”.

“ILP” shall have the meaning given in the definition of “Legacy PWP Stockholders”.

“Initial Stockholders” shall mean the Sponsor.

“Initiating Holders” shall have the meaning given in subsection 2.1.2.

“Joinder Agreement” means a joinder agreement, substantially in the form attached hereto as Annex A.

“Legacy PWP Stockholders” shall mean the persons or entities listed on Schedule A hereto consisting of: (i) PWP Professional Partners, LP, a Delaware limited partnership (“PWP Professionals”), and (ii) the limited partners of Holdings (other than PWP Professionals) (each such Holder, an “ILP”) under the limited partnership agreement of Holdings (as the same may be amended, modified or restated from time to time, the “Holdings LPA”).

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3.

“Minimum Demand Threshold” shall mean $40,000,000.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, preliminary Prospectus or Prospectus, or necessary to make the statements in a Registration Statement, preliminary Prospectus or Prospectus (in the case of the preliminary Prospectus or Prospectus, in light of the circumstances under which they were made) not misleading.

“Original Agreement” shall have the meaning set forth in the Recitals hereto.

“OP Unit” means a Class A common unit of Holdings that is issued by Holdings pursuant to the Holdings LPA.

“Permitted Transferees” shall mean (i) with respect to any Holder, any Affiliates of such Holder, (ii) with respect to Sponsor, any Permitted Transferee, as defined in that certain letter agreement, dated as of September 24, 2020, among the Company, the Sponsor and the insiders listed on the signature pages thereto, and (iii) solely with respect to the Professional Partners, (A) any general or limited partner thereof and any managing director, general partner, director, limited partner, officer or employee of any Affiliate of Professional Partners, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (A) (collectively, the “PWP Partners”) and (B) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, consist solely of any one or more of Professional Partners, any general or limited partner of Professional Partners, any PWP Partners, their spouses or their lineal descendants.

5

“Piggy-back Registration” shall have the meaning given in Section 2.2.1.

“PIPE” shall have the meaning set forth in the Recitals hereto.

“PIPE Shares” shall have the meaning set forth in the Recitals hereto.

“Placement Share” or “Placement Shares” shall have the meaning given in the Recitals hereto.

“Placement Unit Lock-up Period” shall mean, with respect to the Placement Units, Placement Shares, Placement Warrants and any of the shares of Common Stock issued or issuable upon the exercise of such Placement Warrants, a period terminating six months after the date hereof, subject to certain exceptions set forth in the Sponsor Share Surrender and Share Restriction Agreement and the Placement Unit Subscription Agreement.

“Placement Unit” or “Placement Units” shall have the meaning given in the Recitals hereto.

“Placement Unit Subscription Agreement” shall mean the Unit Subscription Agreement, dated September 24, 2020, between the Company and the Sponsor.

“Placement Warrant” or “Placement Warrants” shall have the meaning given in the Recitals hereto.

“Private Placement” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in Section 2.1.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

“PWP Professionals” shall have the meaning given in the definition of “Legacy PWP Stockholders”.

6

“Registrable Security” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Placement Warrants), (c) the Placement Shares, (d) shares of Common Stock held by any Holder as of the date hereof, (e) shares of Common Stock issued or issuable to a Holder in exchange for OP Units and Class B common stock pursuant to the Holdings LPA, (f) the PIPE Shares and (g) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, consolidation, reorganization, stock exchange, stock reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) if a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act, the date that such securities shall have been sold, transferred, disposed of or exchanged pursuant to such Registration Statement; (ii) such securities may otherwise be transferred, new certificates or book entries credits for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission) without limitation as to volume and manner of sale, whether or not any such sale has occurred.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable and documented fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable and documented fees and disbursements (not to exceed $100,000 in the aggregate for all Registrations hereunder) of one counsel for the Sponsor and its Affiliates, which shall be selected by Cohen & Company, LLC and reasonably acceptable to the Company;

(F) reasonable and documented fees and disbursements (not to exceed $100,000 in the aggregate for all Registrations hereunder) of one counsel for PWP Professionals and its Affiliates, which shall be selected by PWP Professionals and reasonably acceptable to the Company;

(G) reasonable and documented fees and disbursements (not to exceed $100,000 in the aggregate for all Registrations hereunder) of one counsel for the ILPs and their Affiliates, which shall be selected by the ILPs and reasonably acceptable to the Company; and

(H) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

7

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Requisite Holders” means Holders (including Permitted Transferees) that are parties to this Agreement and hold a majority of the aggregate number of outstanding Registrable Securities; provided that, for the purpose of this definition, OP Units are to be counted as if all such OP Units have been exchanged for shares of Common Stock pursuant to the terms of the Holdings LPA.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Shelf Registrable Securities” shall have the meaning given in subsection 2.1.1(b).

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1(a).

“Shelf Underwriting” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Notice” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Request” shall have the meaning given in subsection 2.1.1(b).

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Share Surrender and Share Restriction Agreement” means that certain Sponsor Share Surrender and Share Restriction Agreement dated as of December 29, 2020, by and among Holdings, the Company and the Sponsors.

“Synthetic Secondary Transaction” shall have the meaning given in subsection 2.5.

“Transaction Agreement” shall have the meaning set forth in the Recitals hereto.

“Transactions” shall have the meaning set forth in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Block Trade” shall have the meaning given in Section 2.1.1(b).

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

8

Article II
REGISTRATIONS

2.1 Demand Registration.

2.1.1 Shelf Registration Statement. (a) As soon as practicable but no later than thirty (30) Business Days after the date hereof (the “Filing Date”), the Company shall prepare and file with (or confidentially submit to) the Commission a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis (and which may also cover any other securities of the Company) and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 60th calendar day (or 80th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the filing date and (y) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If, at any time the Company shall have qualified for the use of a Registration Statement on Form S-3 or any other form which permits incorporation of substantial information by reference to other documents filed by the Company with the Commission and at such time the Company has an outstanding Shelf Registration Statement on Form S-1, then the Company shall, as soon as reasonably practical, convert such outstanding Shelf Registration Statement on Form S-1 into a Shelf Registration Statement on Form S-3.

9

(b) Subject to Section 2.3 and Section 2.4, (i) the Holders of a majority-in-interest of the then outstanding number of Registrable Securities held by the Initial Stockholders or the Permitted Transferees of the Initial Stockholders, (ii) PWP Professionals and one or more of its Permitted Transferees or (iii) one or more ILPs and their Permitted Transferees (the “Demanding Holders”), may make a written demand from time to time to elect to sell all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, pursuant to an Underwritten Offering pursuant to the Shelf Registration Statement, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. The Demanding Holders shall make such election by delivering to the Company a written request (a “Shelf Underwriting Request”) for such Underwritten Offering specifying the number of Registrable Securities that the Demanding Holders desire to sell pursuant to such Underwritten Offering (the “Shelf Underwriting”). As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). The Company, subject to Section 2.1.3, shall include in such Shelf Underwriting (x) the Registrable Securities of the Demanding Holders and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities that shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within five (5) days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within fifteen (15) Business Days after the receipt of a Shelf Underwriting Request), but subject to Section 2.3, use its reasonable best efforts to effect such Shelf Underwriting. The Company shall, at the request of any Demanding Holders, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holders or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the Demanding Holders may request, and the Company shall be required to facilitate, (i) an aggregate of three (3) Shelf Underwritings pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities held by the Initial Stockholders and their Permitted Transferees, (ii) an aggregate of one (1) Shelf Underwriting pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities held by the ILPs and their Permitted Transferees and (iii) not more than four (4) Shelf Underwritings pursuant to this subsection 2.1.1(b) in any twelve-month period with respect to any or all Registrable Securities held by any other Demanding Holder; provided, however, that, in each case, a Shelf Underwriting shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Shelf Underwriting have been sold; and provided, further, that the number of Shelf Underwritings the Demanding Holders shall be entitled to request shall be reduced by each Demand Registration effected for such Demanding Holder pursuant to Section 2.1.2. Notwithstanding the foregoing, if a Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Demanding Holder only needs to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Holders of record of other Registrable Securities shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade; provided, however, that the Demanding Holder requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company and the Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.

10

2.1.2 Other Demand Registration. At any time that a Shelf Registration Statement provided for in Section 2.1.1(a) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the Commission (a “Demand Registration Period”), subject to this Section 2.1.2 and Section 2.3 and Section 2.4, at any time and from time to time during such Demand Registration Period, the Demanding Holders shall have the right to make a written demand from time to time to effect one or more registration statements under the Securities Act covering all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, by delivering a written demand therefor to the Company, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. Any such request by any Demanding Holder pursuant to this Section 2.1.2 is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Demanding Holders making such demand for registration being referred to as the “Initiating Holders”). Subject to Section 2.3, the Demanding Holders shall be entitled to request (and the Company shall be required to effect) (i) an aggregate of three (3) Demand Registrations pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities held by the Initial Stockholders and their Permitted Transferees, (ii) an aggregate of one (1) Demand Registration pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities held by the ILPs and their Permitted Transferees and (iii) not more than four (4) Demand Registrations in any twelve-month period pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities held by any other Demanding Holder; provided, however, that a Demand Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Demand Registration have been sold; and provided, further, that the number of Demand Registrations the Demanding Holders shall be entitled to request shall be reduced by each Shelf Underwriting effected for such Demanding Holder pursuant to Section 2.1.1(b). The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities as promptly as practicable but no later than two (2) Business Days after receipt of the Demand Registration Request. The Company, subject to Sections 2.3 and 2.4, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.1.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) within five (5) days following the receipt of any such Demand Exercise Notice. The Company shall, as expeditiously as possible, but subject to Section 2.3, use its reasonable best efforts to (x) file or confidentially submit with the Commission (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register, for distribution in accordance with the intended method of distribution and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

11

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Shelf Underwriting or Demand Registration, in good faith, advises the Company, the Demanding Holders and any other Holders participating in the Underwritten Registration (if any) (the “Requesting Holders”) in writing that the dollar amount or number of Registrable Securities that such Holders desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have collectively requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.4 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Shelf Underwriting or Demand Registration, pursuant to a Registration under subsection 2.1.1 or 2.1.2 shall have the right in their sole discretion to withdraw from a Registration pursuant to such Demand Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (i) in the case of a Shelf Underwriting, the filing of a preliminary prospectus supplement setting forth the terms of the Underwritten Offering with the Commission and (ii) in the case of a Demand Registration, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Shelf Underwriting or Demand Registration prior to its withdrawal under this subsection 2.1.4.

12

2.2 Piggy-back Registration.

2.2.1 Piggy-back Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer, as part of a merger, consolidation or similar transaction or for an offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) filed pursuant to Section 2.1 hereof or (vi) filed in connection with an Underwritten Block Trade for its own account, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggy-back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company may postpone or withdraw the filing or the effectiveness of a Piggy-back Registration at any time in its sole discretion.

2.2.2 Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggy-back Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy- back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration

(A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities;

13

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner; and

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual registration rights of other stockholders of the Company, with such priorities among them as the Company shall determine, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration

(A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell which can be sold without exceeding the Maximum Number of Securities; and

(D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, with such priorities among them as the Company shall determine, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggy-back Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration. The Company (in its sole discretion or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may postpone or withdraw the filing or effectiveness of a Piggy-back Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this subsection 2.2.3.

14

2.2.4 Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Shelf Underwriting or Demand Registration effected under Section 2.1 hereof.

2.3 Restrictions on Registration Rights. The Company shall not be obligated to effect any Shelf Underwriting or Demand Registration within 90 days after the effective date of a previous Shelf Underwriting or Demand Registration or a previous Piggy-back Registration in which holders of Registrable Securities were permitted to register 75% of the Registrable Securities requested to be included therein, if any. If in the good faith judgment of the Board, Registration would be detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering, then in such event, the Company shall have the right to defer its obligation for up to 120 days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any period of twelve consecutive months.

2.4 Lock-Up. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Shelf Underwriting, Demand Registration or Piggy-back Registration of (i) any Founder Shares subject to the Founder Lock-Up Period prior to the expiration of the Founder Lock-Up Period applicable to such Founder Shares, (ii) any Placement Units, Placement Shares or Placement Warrants during the Placement Unit Lock-Up Period or (iii) any Registrable Securities held by the Legacy PWP Stockholders prior to the expiration or waiver of any applicable lock-up restrictions with the Company (including any restrictions on the exchange of a Holder’s OP Units as set forth under the Holdings LPA). Nothing in this Section 2.4 shall limit the Company’s obligation to register any of the Registrable Securities, including such Founder Shares, Placement Units, Placement Shares and Placement Warrants and Registrable Securities held by any Legacy PWP Stockholders, on the Shelf Registration Statement required pursuant to Section 2.1.1(a).

2.5 Synthetic Secondary Transactions. The Company may, in its sole discretion, fulfill its obligations to effect a Shelf Underwriting or Demand Registration under Section 2.1 and any Piggy-Back Registration under Section 2.2 for any Holder (other than the Initial Stockholders or their Permitted Transferees) by selling newly issued shares of Common Stock, the proceeds of which will be used to purchase a number of such Holder’s Registrable Securities (or redeem such number of OP Units held by the Holder that are exchangeable into such Registrable Securities) at the closing of the offering at a price per share equal to the price per share of Common Stock received by the Company (net of all underwriting discounts and commissions) in such offering and to pay related offering expenses (such sale, a “Synthetic Secondary Transaction”). If the Company elects to conduct a Synthetic Secondary Transaction with respect to a Holder’s Registrable Securities, such Holder shall execute and deliver a purchase agreement and other documents and instruments in such form and substance as is reasonably requested by the Company. Notwithstanding anything herein to the contrary, a Synthetic Secondary Transaction may be conducted in combination with sales directly by the Holder pursuant to its rights hereunder.

15

Article III
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any Underwriter overallotment option has terminated by its terms or (ii) the Underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;

3.1.3 furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, or such Holders’ legal counsel, copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus), and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

16

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on the primary securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or promptly upon filing, with respect to any document that is to be incorporated by reference into such Registration Statement or Prospectus), furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus. The Company shall not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder and providing each such Holder or its counsel a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law or the Company reasonably expects that so doing would cause the Prospectus to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

3.1.9 in the event of an Underwritten Offering, permit the participating Holders to rely on any “cold comfort” letter from the Company’s independent registered public accountants provided to the managing Underwriter of such offering;

3.1.10 in the event of an Underwritten Offering, permit the participating Holders to rely on any opinion(s) of counsel representing the Company for the purposes of such Registration issued to the managing Underwriter of such offering covering legal matters with respect to the Registration;

17

3.1.11 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.12 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.13 if the Registration involves the Underwritten Offering of Registrable Securities involving gross proceeds in excess of $40,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter thereof; and

3.1.14 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and fees, applicable transfer taxes and expenses of legal counsel representing the Holders in excess or in addition to the legal fees and expenses included as Registration Expenses.

3.3 Requirements for Registration; Participation in Underwritten Offerings.

3.3.1 The Company may require each participating Holder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required or the Company may deem reasonably advisable in connection with such Registration and shall not have any obligation to include a Holder on any Registration Statement if such information is not promptly provided.

3.3.2 The Company shall have the right to select an Underwriter or Underwriters in connection with any Underwritten Offering; provided that, if the Sponsor participates in such Underwritten Offering, then the Company shall request and consider in good faith any Underwriter or Underwriters requested by Sponsor to be included in the syndicate of Underwriters for such Underwritten Offering. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

18

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed and he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) and, if so directed by the Company, each Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice. If the continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure, or would require the inclusion in such Registration Statement of (i) financial statements that are unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), or (iii) pro forma financial statements that are required to be included in a registration statement, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend the use of, such Registration Statement for no more than 90 days per delay or suspension or more than 150 total calendar days, in each case during any twelve-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any reasonably requested legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Additional Shares. The Company, at its option, may register, under any Registration Statement and any filings under any state securities laws filed pursuant to this Agreement, any number of unissued, treasury or other shares of Common Stock to be sold by the Company or any of its subsidiaries or any shares of Common Stock or other securities of the Company owned by any other security holder or security holders of the Company.

19

3.7 Cessation of Obligation to Register. Each Holder that holds OP Units acknowledges and agrees that (i) the Company’s obligations under this Agreement to register Registrable Securities issued or issuable to a Holder in exchange for OP Units pursuant to the Holdings LPA (but not Registrable Securities held by a Holder as of the date hereof) shall only apply to the extent that the Company elects to issue shares of Common Stock in exchange for OP Units tendered for redemption pursuant to the Holdings LPA and (ii) the Company shall have no such obligations with respect to such Registrable Securities at any time that it agrees that it will cause or permit Holdings to redeem for cash any OP Units tendered for redemption pursuant to the Holdings LPA.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating (including any Synthetic Secondary Transaction effected with respect to such Holder’s Registrable Securities), such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

20

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

21

Article V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt of the intended recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the Company at:

Perella Weinberg Partners
767 Fifth Avenue
New York, NY 10153
Attention: Gary S. Barancik

   Vladimir Shendelman

Email: gbarancik@pwpartners.com

    vshendelman@pwpartners.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Joseph A. Coco

   Michael J. Schwartz

   Blair T. Thetford

Telephone: (212) 735-3050

     (212) 735-3694

     (212) 735-2082

Email: joseph.coco@skadden.com

    michael.schwartz@skadden.com

    blair.thetford@skadden.com

and to the Holders, at such Holder’s address referenced in Schedule A.

22

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party, except for any assignment or delegation (i) by a Holder to a Permitted Transferee who agrees to become bound by the transfer restrictions, if any, set forth in this Agreement, the Sponsor Share Surrender and Share Restriction Agreement and, if applicable, the Placement Unit Subscription Agreement, or (ii) with the prior written consent of the Company, with respect to an assignment by a Holder, or the Requisite Holders, with respect to an assignment by the Company.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Holders, the permitted assigns and its successors and the permitted assigns of the Holders.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment or delegation from the assignor and assignee and (ii) the written agreement of the assignee, by execution of a Joinder Agreement, to be bound by the terms and provisions of this Agreement. Any transfer, assignment or delegation made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

23

5.5 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR TO THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6 Amendments and Modifications. Upon the written consent of the Company and the Requisite Holders, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (i) any amendment hereto or waiver hereof that adversely affects one Holder or a group of Holders, solely in its or their capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each Holder so affected and (ii) this Agreement may be amended and restated or amended without consent of the Holders solely to allow for the addition of new Holders and the granting to such new Holders rights hereunder and any additional rights after the date hereof that does not adversely affect or is not inconsistent with the existing rights and priorities of the Holders (other than by virtue of adding a Person with additional similar rights and Common Stock). Notwithstanding the foregoing, a consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders of Registrable Securities whose securities are being sold pursuant to a Shelf Registration Statement and that does not directly or indirectly affect the rights of other Holders of Registrable Securities may be given by each Holder of the Registrable Securities being sold by such Holders pursuant to such Shelf Registration Statement; provided, however, that the provisions of this sentence may not be amended, modified, or waived except in accordance with the provisions of the immediately preceding sentence. Each Holder of Registrable Securities outstanding at the time of any such amendment, modification or waiver or thereafter shall be bound by any such amendment, modification or waiver effected pursuant to this Section 5.6, whether or not any notice, writing or marking indicating such amendment, modification or waiver appears on the Registrable Securities or is delivered to such Holder. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities and holders of PIPE shares, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.

5.8 Termination. This Agreement shall terminate upon the date as of which (A) all of the Registrable Securities have either been sold pursuant to a Registration Statement or cease to be Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

5.10 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and the registration rights granted by the Company with respect to the Registrable Securities. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and undertakings among the Parties with respect to such registration rights, including the Original Agreement. No party shall have any rights, duties or obligations other than those specifically set forth in this Agreement.

[Signature Pages Follow]

24

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

FINTECH ACQUISITION CORP. IV
a Delaware corporation

By:
Name:
Title:

HOLDERS:

FINTECH INVESTOR HOLDINGS IV, LLC
a Delaware limited liability company

By:
Name:
Title:

FINTECH MASALA ADVISORS IV, LLC
a Delaware limited liability company

By:
Name:
Title:

PWP PROFESSIONAL PARTNERS, LP

By:
Name:
Title:

[ILPs]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule A

Holder	Address
Sponsor
FinTech Investor Holdings IV, LLC	[●]
FinTech Masala Advisors IV, LLC	[●]
Legacy PWP Stockholders
PWP Professional Partners, LP	[●]
ILPs
[●]	[●]
[●]	[●]
[●]	[●]

Annex A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (“Joinder”), dated [________], is executed by [________] (the “Transferee”) and by [________] (the “Transferor”) pursuant to the terms of the Amended and Restated Registration Rights Agreement, dated as of [__], 20[__] (the “Registration Rights Agreement”), by and among Perella Weinberg Partners, a Delaware corporation, formerly known as FinTech Acquisition Corp. IV (the “Company”), FinTech Investor Holdings IV, LLC, a Delaware limited liability company, and FinTech Masala Advisors, LLC, a Delaware limited liability company (collectively, the “Sponsor”), the Legacy PWP Stockholders and any Holders party thereto. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Registration Rights Agreement.

1.	Acknowledgment. Transferee and Transferor each acknowledge that Transferee is acquiring Registrable Securities of the Company from Transferor, upon the terms and subject to the conditions of the Registration Rights Agreement.

2.	Assignment. Transferor hereby assigns its rights under the Registration Rights Agreement to the Transferee.

Transferor and Transferee each confirm that Transferee is a Permitted Transferee and that Transferor and Transferee have each provided notice of this assignment to the Company pursuant to Section 5.2.4 of the Registration Rights Agreement.

3.	Agreement. Transferee agrees that it shall be fully bound by and subject to the terms of this Joinder and the Registration Rights Agreement as a Holder thereunder.

4.	Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

[SIGNATURE PAGE FOLLOWS]

TRANSFEROR

[________________________________]

By:
Name:
Title:

TRANSFEREE

[________________________________]

By:
Name:
Title:

Address for Notices:

[Signature Page to Joinder Agreement to Registration Rights Agreement]

EXHIBIT F

FORM OF STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT

dated as of

[●], 2021

between

PERELLA WEINBERG PARTNERS

and

PWP PROFESSIONAL PARTNERS LP

TABLE OF CONTENTS

		Page
Article I
DEFINITIONS

Section 1.1	Definitions	1

Article II
APPROVAL OF CERTAIN MATTERS

Section 2.1	Approval of Professionals	5

Article III
TRANSFER

Section 3.1	Transfers and Joinders	7
Section 3.2	Binding Effect on Transferees	7
Section 3.3	Charter Provisions	7
Section 3.4	Legend	8

Article IV
PROFESSIONALS BOARD REPRESENTATION

Section 4.1	Nominees	8
Section 4.2	Committees	9
Section 4.3	No Liability to Professionals	10

Article V
TERMINATION

Section 5.1	Term	10
Section 5.2	Survival	10

Article VI
REPRESENTATIONS AND WARRANTIES

Section 6.1	Representations and Warranties of Stockholders	10
Section 6.2	Representations and Warranties of the Company	10

Article VII
MISCELLANEOUS
Section 7.1	Notices	11
Section 7.2	Interpretation	12
Section 7.3	Severability	12
Section 7.4	Counterparts	12
Section 7.5	Adjustments Upon Change of Capitalization	12
Section 7.6	Entire Agreement; No Third Party Beneficiaries	12
Section 7.7	Further Assurances	12
Section 7.8	Governing Law; Equitable Remedies	13
Section 7.9	Consent to Jurisdiction	13
Section 7.10	Amendments; Waivers	14
Section 7.11	Successors and Assigns	14
Section 7.12	Status	14
Section 7.13	Actions in Other Capacities	14

i

INDEX OF DEFINED TERMS

Advisory Business De-SPAC Transaction	1
Affiliate	1
Agreement	1
Beneficial Ownership	1
Board	1
By-Laws	1
Certificate of Incorporation	2
Class A Shares	2
Class B Condition	2
Class B-1 Shares	2
Class B-2 Shares	2
Company	2
Company Plan	2
Contract	2
Control	3
Controlled Affiliate	3
Equity Interests	3
ERISA	2
Exchange Act	3
Exchangeable Units	3
Filings	3
Governmental Entity	3
Material Contract	3
Partnership	3
Partnership LP Agreement	4
Permitted Transferee	4
Person	4
Proceeding	13
Professionals	1
SEC	4
Secondary Class B Condition	4
Securities Act	4
Selected Courts	13
Stockholder	1
Stockholders	1
Subsidiaries	4
Subsidiary	4
Transfer	4
Voting Securities	4

ii

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of [●], 2021, is entered into by and among Perella Weinberg Partners (formerly known as FinTech Acquisition Corp. IV), a Delaware corporation (the “Company”), PWP Professional Partners LP, a Delaware limited partnership (“Professionals”), and the Persons (as defined herein) who from time to time may become Company stockholders party hereto in accordance with this Agreement (such Persons, together with Professionals, each, a “Stockholder,” and collectively, “Stockholders”).

WHEREAS, the Stockholders and the Company desire to address herein certain relationships among themselves with respect to the Equity Interests (as defined below) and the Voting Securities (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“ADVISORY BUSINESS DE-SPAC TRANSACTION” means the transactions contemplated by that certain Business Combination Agreement, by and among the Company, FinTech Investor Holdings IV, LLC, FinTech Masala Advisors, LLC, OP, Professionals, PWP GP LLC and Perella Weinberg Partners LLC.

An “AFFILIATE” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

A Person shall be deemed to have “Beneficial Ownership” of securities if such Person is deemed to be a “beneficial owner” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act.

“BOARD” means the board of directors of the Company.

“BY-LAWS” means the Amended and Restated By-Laws of the Company, as may be further amended and/or restated from time to time.

1

“CERTIFICATE OF INCORPORATION” means the Second Amended and Restated Certificate of Incorporation of the Company, as may be further amended and/or restated from time to time.

“CLASS A SHARES” means shares of the Class A Common Stock of the Company and any equity securities issued or issuable in exchange for or with respect to such Class A Shares by way of a dividend, split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“CLASS B CONDITION” means the condition that Professionals or its limited partners as of [●], 2021 or its or their respective successors or assigns maintains, directly or indirectly, ownership of OP Class A Common Units that represent at least ten percent (10%) of the issued and outstanding Class A Shares (calculated, without duplication, on the basis that all issued and outstanding OP Class A Common Units not held by the Company or its Subsidiaries had been exchanged for Class A Shares).

“CLASS B-1 SHARES” means shares of the Class B-1 Common Stock of the Company and any equity securities issued or issuable in exchange for or with respect to such Class B-1 Shares by way of a dividend, split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“CLASS B-2 SHARES” means shares of the Class B-2 Common Stock of the Company and any equity securities issued or issuable in exchange for or with respect to such Class B-2 Shares by way of a dividend, split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“COMPANY PLAN” means each material (i) “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) “multiemployer plans” (within the meaning of ERISA section 3(37)), and (iii) stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which any current or former employee, director or consultant of the Company or its Subsidiaries or Controlled Affiliates (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries or Controlled Affiliates has any present or future liability.

“CONTRACT” means any legally binding bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, in each case, whether contingent or otherwise and including all amendments thereto.

2

“CONTROL” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of company securities, by contract or otherwise.

A “CONTROLLED AFFILIATE” of any Person means any Affiliate that directly or indirectly, through one or more intermediaries, is Controlled by such Person.

“EQUITY INTERESTS” means, with respect to a Stockholder and its Permitted Transferees, the Exchangeable Units Beneficially Owned by such Stockholder and its Permitted Transferees as of the date hereof, and all securities which such securities are exchanged for.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“EXCHANGEABLE UNITS” means each limited partnership unit of the OP designated as a “Partnership Class A Common Unit.”

“FILINGS” means annual, quarterly and current reports and other documents filed or furnished by the Company or any Subsidiary of the Company under the Exchange Act; annual reports to stockholders, annual and quarterly statutory statements of the Company or any Subsidiary of the Company; and any registration statements, prospectuses and other documents filed or furnished by the Company or any of its Subsidiaries or Controlled Affiliates under the Securities Act.

“GOVERNMENTAL ENTITY” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“MATERIAL CONTRACT” means:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract that limits in any material respect the ability of the Company or any of its Subsidiaries, joint ventures or Controlled Affiliates to compete in any line of business or with any Person or in any geographic area;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries or Controlled Affiliates;

(iv) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $15 million or more; and

(v) any Contract in respect of the sponsorship of a special purpose acquisition company.

3

“OP” means PWP Holdings LP, a Delaware limited partnership.

“OP Class A Common Unit” means each limited partnership unit of the OP designated as a “Partnership Class A Common Unit.”

“OP PARTNERSHIP AGREEMENT” means the Amended and Restated Agreement of Limited Partnership of PWP Holdings LP, dated as of [●], 2021, as may be amended and/or restated from time to time.

“PERMITTED TRANSFEREE” means any Person to whom a holder of an Exchangeable Unit would be permitted to Transfer an Exchangeable Unit pursuant to the OP Partnership Agreement.

“PERSON” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“SECONDARY CLASS B CONDITION” has the same meaning as the Class B Condition, except that “five percent (5%)” shall be substituted for “ten percent (10%)” for the purposes of this definition.

“SECURITIES ACT” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“SUBSIDIARY” or “SUBSIDIARIES” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“TRANSFER” means, with respect to any securities, to sell, assign, transfer or otherwise dispose of such securities.

“VOTING SECURITIES” means Class A Shares, Class B-1 Shares, Class B-2 Shares and any other securities of the Company or any Subsidiary of the Company entitled to vote generally in the election of directors of the Company.

4

Article II

APPROVAL OF CERTAIN MATTERS

Section 2.1 Approval of Professionals.

(a) So long as the Class B Condition is satisfied, the Board shall not authorize, approve or ratify any of the following actions or any plan with respect thereto without the prior approval (which approval may be in the form of an action by written consent) of Professionals:

(i) any incurrence of indebtedness (other than inter-company indebtedness), in one transaction or a series of related transactions, by the Company or any of its Subsidiaries or Controlled Affiliates in an amount in excess of $25 million;

(ii) any issuance by the Company or any of its Subsidiaries or Controlled Affiliates in any transaction or series of related transactions of equity or equity-related securities (other than preferred stock, which is addressed by Section 2.1(a)(iii) below) which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, more than five percent (5%) of the total number of votes that may be cast in the election of directors of the Company (other than (1) upon issuances of securities pursuant to the Company’s equity incentive plan (as the same may be supplemented, amended or restated from time to time), (2) upon the exchange of Exchangeable Units for securities pursuant to the Certificate of Incorporation and (3) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are outstanding on the date of this Agreement or issued in compliance with this Agreement);

(iii) the authorization or issuance of any preferred stock by the Company or any of its Subsidiaries or Controlled Affiliates;

(iv) any equity or debt commitment to invest or investment or series of related equity or debt commitments to invest or investments by the Company or any of its Subsidiaries or Controlled Affiliates in a Person or group of related Persons in an amount greater than $25 million;

(v) any entry by the Company or any of its Subsidiaries or Controlled Affiliates into a new line of business that requires an initial investment in excess of $25 million;

(vi) any disposition or divestment by the Company or any of its Subsidiaries or Controlled Affiliates of any asset or business unit with a value in excess of $25 million;

(vii) the adoption of a stockholder rights plan by the Company;

(viii) any removal, change of duty or appointment of any officer of the Company that is, or would be, subject to Section 16 of the Exchange Act;

5

(ix) any amendment to the Certificate of Incorporation or By-Laws;

(x) any amendment to the OP Partnership Agreement;

(xi) the renaming of the Company;

(xii) the adoption of the Company’s annual budget and business plans and any material amendments thereto;

(xiii) the declaration and payment of any dividend or other distribution by the Company or any of its Subsidiaries or Controlled Affiliates (other than such dividends or other distributions (i) required to be made pursuant to the terms of any outstanding preferred stock of the Company or (ii) in connection with the Advisory Business De-SPAC Transaction, including the various reorganization transactions related thereto);

(xiv) the entry into any merger, consolidation, recapitalization, liquidation or sale of the Company or any of its Subsidiaries or Controlled Affiliates or all or substantially all of the assets of the Company or any of its Subsidiaries or Controlled Affiliates or consummation of a similar transaction (or series of related transactions) involving the Company or any of its Subsidiaries or Controlled Affiliates (other than a merger, consolidation or similar transaction (or series of related transactions) solely between or among the Company or any of its Subsidiaries or Controlled Affiliates and one or more direct or indirect wholly-owned subsidiaries of the Company or any of its Subsidiaries or Controlled Affiliates which transaction would not adversely impact the rights of Professionals or its limited partners) or entering into any agreement providing therefor;

(xv) voluntarily initiating any liquidation, dissolution or winding up of the Company or the OP or permitting the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Company or the OP or any of their Subsidiaries or Controlled Affiliates;

(xvi) the entry into, termination of or material amendment of any Material Contract by the Company or any of its Subsidiaries or Controlled Affiliates;

(xvii) the entry into any transaction, or series of similar transactions or Contract (other than a Company Plan unless otherwise required by any other provision hereof) that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act;

(xviii) the initiation or settlement of any material Action by the Company or any of its Subsidiaries or Controlled Affiliates; or

(xix) changes to the Company’s taxable year or fiscal year.

6

(b) After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, the Board shall not authorize, approve or ratify any of the following actions or any plan with respect thereto without the prior approval (which approval may be in the form of an action by written consent) of Professionals:

(i) any amendment to the Certificate of Incorporation or Bylaws that materially and adversely affects in a disproportionate manner the rights of Professionals or its limited partners; or

(ii) any amendment to the OP Partnership Agreement that materially and adversely affects in a disproportionate manner the rights of Professionals or its limited partners.

Article III

TRANSFER

Section 3.1 Transfers and Joinders. If a Stockholder effects any Transfer of Equity Interests to a Permitted Transferee or any other Person approved by the Company in its sole and absolute discretion, such Permitted Transferee shall, if not a Stockholder, within five (5) days of such Transfer execute a joinder to this Agreement, in substantially in the form attached hereto as Exhibit A, in which such Permitted Transferee agrees to be a “Stockholder” for all purposes of this Agreement and which provides that such Permitted Transferee shall be bound by and shall fully comply with the terms of this Agreement.

Section 3.2 Binding Effect on Transferees. Subject to execution of a joinder to this Agreement within five (5) days of the applicable Transfer, in form and substance reasonably acceptable to the Company, pursuant to Section 3.1, such Permitted Transferee shall become a Stockholder hereunder.

Section 3.3 Charter Provisions. The parties hereto shall use their respective reasonable efforts (including voting or causing to be voted all of the Voting Securities held of record by such party or Beneficially Owned by such party by virtue of having voting power over such Voting Securities) so as to prevent any amendment to the Certificate of Incorporation or By-Laws as in effect as of the date of this Agreement that would (a) add restrictions to the transferability of the Voting Securities by Professionals or its Permitted Transferees who remain a “Stockholder” (as such term is used herein) at the time of such an amendment, which restrictions are beyond those then provided for in the Certificate of Incorporation, this Agreement or applicable securities laws or (b) nullify any of the rights of Professionals or its Permitted Transferees who remain a “Stockholder” at the time of such amendment, which rights are explicitly provided for in this Agreement, unless, in each such case, such amendment shall have been approved by Professionals or its Permitted Transferees.

7

Section 3.4 Legend. Any certificate representing Voting Securities issued to a Stockholder shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The shares represented by this certificate are subject to the provisions contained in the Stockholders Agreement, dated as of [●], 2021, by and between Perella Weinberg Partners and the stockholders of Perella Weinberg Partners described therein.”

The Company shall make customary arrangements to cause any Voting Securities issued in uncertificated form to be identified on the books of the Company in a substantially similar manner.

Article IV

PROFESSIONALS BOARD REPRESENTATION

Section 4.1 Nominees.

(a) The Company and each Stockholder shall take all reasonable actions within their respective control (including, with respect to Stockholders, voting or causing to be voted all of the Voting Securities held of record by such Stockholder or Beneficially Owned by such Stockholder by virtue of having voting power over such Voting Securities (including by causing their respective Voting Securities to be present, in person or by proxy, for quorum purposes at any Company stockholder meeting at which directors shall be elected), and, with respect to the Company, as provided in Sections 4.1(c), 4.1(d) and 4.1(e)) so as to cause:

(i) at any time during which either the Class B Condition or the Secondary Class B Condition is satisfied, to continue in office, not more than fifteen (15) directors (or such other number of directors as Professionals may agree to in writing);

(ii) at any time during which the Class B Condition is satisfied, a number of directors equal to a majority of the Board to be individuals designated by Professionals; and

(iii) at any time during which the Class B Condition is no longer satisfied and the Secondary Class B Condition is satisfied, a number of directors (rounded up to the nearest whole number) equal to one third of the Board to be individuals designated by Professionals.

(b) For so long as the Class B Condition or the Secondary Class B Condition is satisfied, if Professionals notifies the Stockholders of its desire to remove, with or without cause, any director previously designated by it, the Stockholders shall vote or cause to be voted all of the shares of Voting Securities held of record by such Stockholders or Beneficially Owned by such Stockholders by virtue of having voting power over such Voting Securities and take all other reasonable actions within its control to cause the removal of such director.

8

(c) The Company agrees to include in the slate of nominees recommended by the Board those persons designated by Professionals in accordance with Section 4.1(a) and to include such persons in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of directors (including at any special meeting of stockholders held for the election of directors). Professionals shall include in its written communication of designation to the Board (x) director biographies in customary form and (y) reasonably detailed information regarding the independence of each such nominee intended to qualify as independent. The Company shall use its reasonable efforts to cause the election of each such designee to the Board, including nominating such designees to be elected as directors (subject to Section 4.1(d)) and by soliciting proxies in favor of the election of such persons.

(d) Any person designated by Professionals in accordance with Section 4.1(a) shall be subject to (a) the reasonable approval of the Board’s nominating and corporate governance committee (if there be one) (such approval not to be unreasonably withheld, conditioned or delayed), and (b) the satisfaction of all legal and governance requirements (including those contained in the By-Laws) regarding service as a director of the Company; provided, that the Company shall at the request of Professionals so long as such request is not inconsistent with applicable law or exchange requirements, amend, modify or waive any such requirements so as not to any way impede the right of Professionals to nominate directors.

(e) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any director who is designated by Professionals in accordance with Section 4.1(a), the Company agrees to take at any time and from time to time all actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a new designee of Professionals. In the event that the size of the Board is expanded to more than fifteen (15) directors, the Company agrees to take at any time and from time to time all actions necessary to cause the Board to continue to have the number of the designees of Professionals that corresponds to the requirements of Section 4.1(a).

(f) In the event that at any time the number of directors entitled to be designated by Professionals pursuant to Section 4.1(a) decreases, Professionals and the Stockholders shall take reasonable actions to cause a sufficient number of designated directors to resign from the Board at or prior to the end of such designated director’s term such that the number of designated directors after such resignation(s) equals the number of directors Professionals would have been entitled to designate pursuant to Section 4.1(a). Any vacancies created by such resignation may remain vacant until the next annual meeting of stockholders or filled by a majority vote of the Board. Notwithstanding the foregoing, such designated director(s) need not resign from the Board at or prior to the end of such director’s term if the Company’s nominating and corporate governance committee recommends the nomination of such director(s) for election at the next annual meeting coinciding with the end of such director’s term, or otherwise (and for the avoidance of doubt, such director shall no longer be considered a designee of Professionals).

Section 4.2 Committees. For so long as this Agreement is in effect, the Company shall take all reasonable actions within its control at any given time so as to cause to be appointed to any committee of the Board a number of directors designated by Professionals that is up to the number of directors that is proportionate (rounding up to the next whole director) to the representation that Professionals is entitled to designate to the Board under this Agreement, to the extent such directors are permitted to serve on such committees under the applicable rules of the SEC and the Nasdaq Capital Market or by any other applicable stock exchange. It is understood by the parties hereto that Professionals shall not be required to have its directors represented on any committee and any failure to exercise such right in this Section 4.2 in a prior period shall not constitute any waiver of such right in a subsequent period.

9

Section 4.3 No Liability to Professionals. Neither Professionals, nor any Affiliate of Professionals, shall have any liability as a result of designating a person for nomination for election as a director, nor for any act or omission by such designated person in his or her capacity as a director of the Company, nor as a result of voting for any such designated nominee in accordance with the provisions of this Agreement.

Article V

TERMINATION

Section 5.1 Term. The terms of this Agreement shall terminate, and be of no further force and effect:

(a) upon the mutual consent of all of the parties hereto; or

(b) if the Secondary Class B Condition ceases to be satisfied.

Section 5.2 Survival. If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no further force and effect, except for: (i) the provisions set forth in Section 4.3, this Section 5.2, Section 7.8 and Section 7.9; and (ii) the rights with respect to the breach of any provision hereof by the Company.

Article VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of Stockholders. Each Stockholder represents and warrants to the Company that (a) it is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by such Stockholder and is a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms; (c) the execution, delivery and performance by Stockholder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such Stockholder is a party or, if the Stockholder is an entity, the organizational documents of such Stockholder; and (d) such Stockholder has good and marketable title to the Equity Interests and Voting Securities owned by it as of the date hereof free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement and the OP Partnership Agreement.

Section 6.2 Representations and Warranties of the Company. The Company represents and warrants to the Stockholders that (a) the Company is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both constitute) a default by the Company under the Certificate of Incorporation or By-Laws, any existing applicable law, rule, regulation, judgment, order, or decree of any Governmental Entity exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or Controlled Affiliates or any of their respective properties or assets, or any agreement or instrument to which the Company or any of its Subsidiaries or Controlled Affiliates is a party or by which the Company or any of its Subsidiaries or Controlled Affiliates or any of their respective properties or assets may be bound.

10

Article VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by email (provided a copy is thereafter promptly delivered by any other means as provided in this Section 7.1 or receipt is otherwise confirmed by the receiving party) or nationally recognized overnight courier, addressed to such party at the address or email address set forth below or such other address or email address as may hereafter be designated in writing by such party to the other parties:

(a) If to the Company, to:

Perella Weinberg Partners
767 Fifth Avenue
New York, New York 10153
Phone: (212) 287-3200
Email: vshendelman@pwpartners.com
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Phone:	(212) 735-3000
Email:	joseph.coco@skadden.com
blair.thetford@skadden.com
michael.schwartz@skadden.com

Attention:	Joseph A. Coco, Esq.
Blair T. Thetford, Esq.
Michael J. Schwartz, Esq.

(b) if to a Stockholder, to:

the address and facsimile number set forth in the records of the Company.

11

Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

Section 7.2 Interpretation. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 7.3 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

Section 7.5 Adjustments Upon Change of Capitalization. In the event of any change in the outstanding Class A Shares, Class B-1 Shares and Class B-2 Shares, as applicable, by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares and the like, the term “Class A Shares”, “Class B-1 Shares” and “Class B-2 Shares” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Class A Shares, Class B-1 Shares and Class B-2 Shares, as applicable.

Section 7.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 7.7 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein. Without limiting the generality of the foregoing, each of the Stockholders (i) acknowledges that such Stockholder will prepare and file with the SEC filings under the Exchange Act, including under Section 13(d) of the Exchange Act, relating to its Beneficial Ownership of Voting Securities to the extent applicable and (ii) agrees to use its reasonable efforts to assist and cooperate with the other parties in promptly preparing, reviewing and executing any such filings under the Exchange Act, including any amendments thereto.

12

Section 7.8 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 7.9 Consent to Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the Court of Chancery located in the State of Delaware, County of Newcastle (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or Professionals at their respective addresses referred to in Section 7.1; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13

Section 7.10 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.11 Successors and Assigns. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto (including for the avoidance of doubt any successor by merger, division, consolidation or other similar transaction). No Stockholder may assign any of its rights hereunder to any Person other than a Permitted Transferee. Each Permitted Transferee of any Stockholder shall be subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement; provided, however, no transfer of rights permitted hereunder shall be binding upon or obligate the Company unless and until if required under Section 3.1, the Company shall have received written notice of such transfer and the joinder of the transferee provided for in Section 3.1. Notwithstanding the foregoing, no successor or assignee of the Company shall have any rights granted under this Agreement until such Person shall acknowledge its rights and obligations hereunder by a signed written statement of such Person’s acceptance of such rights and obligations.

Section 7.12 Status. Professionals shall not be deemed to be a member of a “group” (as such term is defined in Section 13D of the Exchange Act), and Professionals shall not be deemed to “beneficially own” (as such term is defined in Section 13D of the Exchange Act) Class A Shares owned by any other Stockholder, because of this Agreement or any provision hereof.

Section 7.13 Actions in Other Capacities. Nothing in this Agreement shall limit, restrict or otherwise affect any actions taken by Professionals or any of its limited partners in its capacity as a stockholder, partner or member of the Company or any of its Subsidiaries or Controlled Affiliates.

[The remainder of this page is intentionally left blank.]

14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

PERELLA WEINBERG PARTNERS

By:
Name:
Title:

PWP PROFESSIONAL PARTNERS LP

By: PERELLA WEINBERG PARTNERS LLC, its General Partner

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Exhibit A

JOINDER

Perella Weinberg Partners, a Delaware corporation (the “Company”), has entered into that certain Stockholders Agreement by and between the Company and PWP Professional Partners LP, a Delaware limited partnership (“Professionals”), dated as of [●], 2021 (as amended or supplemented, the “Stockholders Agreement”). The undersigned (“New Stockholder”) is required to execute this Joinder pursuant to Section 3.1 of the Stockholders Agreement for the purposes of such person agreeing to be bound by and fully comply with the terms of the Stockholders Agreement. The New Stockholder has agreed to execute this Joinder in consideration of the receipt of his, her or its shares of the Company.

NOW, THEREFORE, the New Stockholder hereby agrees to (a) become a party to the Stockholders Agreement with all right, title and interest as, and all obligations of, a “Stockholder” (as defined in the Stockholders Agreement) for all purposes of the Stockholders Agreement and (b) be bound by and fully comply with the terms of the Stockholders Agreement. The New Stockholder’s notice address for purposes of Section 7.1 of the Stockholders Agreement is:

Address:

Phone:

Email:

Attention:

A-1

IN WITNESS WHEREOF, the New Stockholder has executed this Joinder, this ____ day of ____________________, ________.

[New Stockholder]

By:

Name:

Title:

A-2

EXHIBIT G

FORM OF TAX RECEIVABLE AGREEMENT

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [●], 2021, is hereby entered into by and among Perella Weinberg Partners, a Delaware corporation (the “Corporation”), PWP Holdings LP, a Delaware limited partnership (the “OP”), PWP Professional Partners LP, a Delaware limited partnership (the “Partnership”), and each of the Partners (as defined herein).

RECITALS

WHEREAS, the Partners hold Class A Units in the OP (the “Class A Units”) directly or indirectly through the Partnership;

WHEREAS, a wholly owned subsidiary of the Corporation is the general partner of the OP;

WHEREAS, the Class A Units are exchangeable with the Corporation in certain circumstances for Class A shares of the Corporation (the “Class A Shares”) and/or cash pursuant to the OP Agreement (as defined below);

WHEREAS, certain of the Partners will be treated for U.S. federal income tax purposes as selling all or a portion of their Class A Units (the “Initial Sale”) to the Corporation pursuant to the transactions described in that certain Business Combination Agreement, dated as of December 29, 2020, by and among Fintech Acquisition Corp. IV, a Delaware corporation, Fintech Investor Holdings IV, LLC, a Delaware limited liability company, Fintech Masala Advisors, LLC, a Delaware limited liability company, the OP, PWP GP LLC, a Delaware limited liability company, the Partnership and Perella Weinberg Partners LLC, a Delaware limited liability company (such transactions collectively, the “De-SPAC Transaction”);

WHEREAS, the Partnership may distribute Class A Units (including in redemption of Partnership units) to its partners, each of whom is a Partner, in accordance with the Partnership Agreement;

WHEREAS, the OP and each of its direct and indirect Subsidiaries that are treated as partnerships for United States federal income tax purposes will have in effect an election under section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the Taxable Year that includes the De-SPAC Date (as defined below) and for each other Taxable Year in which an exchange by a Partner of Class A Units for Class A Shares and/or cash occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the OP and such Subsidiaries at the time of an exchange or redemption by a Partner of Class A Units for Class A Shares and/or cash on or after the date hereof, (collectively, including the Initial Sale and any Applicable Sale (as defined below), an “Exchange”) (such time, the “Exchange Date”) (such assets whose tax basis is adjusted as a result of an Exchange, as well as any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Adjusted Assets”) by reason of such Exchange and the receipt of payments under this Agreement;

2

WHEREAS, the income, gain, loss, expense, and other Tax items of (i) the OP and such Subsidiaries allocable to the Corporation may be affected by the Basis Adjustment (as defined below) with respect to the Adjusted Assets and (ii) the Corporation may be affected by the Imputed Interest (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the undersigned parties agree as follows:

Article I
DEFINITIONS

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“AAA” is defined in Section 7.08 of this Agreement.

“Adjusted Assets” is defined in the recitals of this Agreement.

“Advisory Firm” means any “big four” accounting firm or any law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Board.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR during any period for which such rate is published in accordance with the definition thereof. If LIBOR ceases to be published in accordance with the definition thereof, the Corporation and the Partnership shall work together in good faith to select an Agreed Rate with similar characteristics that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Amount Realized” means, in respect of an Exchange by an Applicable Partner, the amount that is deemed for purposes of this Agreement to be the amount realized by the Applicable Partner on the Exchange, which shall be the sum of (i) the Market Value of the Class A Shares, the amount of cash, and the amount or fair market value of other consideration transferred to the Exchanging Partner in the Exchange, and (ii) the Share of Liabilities attributable to the Class A Units Exchanged.

3

“Applicable Partner” means any Partner to whom any portion of a Realized Tax Benefit is Attributable hereunder.

“Applicable Sale” is defined in the OP Agreement.

“Attributable”: The portion of any Realized Tax Benefit of the Corporation that is Attributable to an Applicable Partner shall be determined by reference to (i) the assets from which arise the depreciation, amortization, or other similar deductions for recovery of cost or basis (“Depreciation”) and with respect to increased basis upon a disposition of an asset, or (ii) the Imputed Interest or any payment that produces the Realized Tax Benefit, under the following principles:

(i)	Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to an Adjusted Asset is Attributable to the Applicable Partner to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by the Applicable Partner bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by all Partners.

(ii)	Any Realized Tax Benefit arising from the disposition of an asset is Attributable to the Applicable Partner to the extent that the ratio of all Basis Adjustments resulting from all Exchanges by the Applicable Partner with respect to such asset bears to the aggregate of all Basis Adjustments resulting from all Exchanges by all Partners with respect to such asset.

(iii)	Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Applicable Partner that is required to include the Imputed Interest in income (without regard to whether such Partner is actually subject to tax thereon).

(iv)	For the avoidance of doubt, in the case of a Basis Adjustment arising with respect to an Exchange under section 734(b) of the Code, depreciation, amortization or other similar deductions for recovery of cost or basis shall constitute Depreciation only to the extent that such depreciation, amortization or other similar deductions may produce a Realized Tax Benefit (and not to the extent that such depreciation, amortization or other similar deductions may be for the benefit of a Person other than the Corporation), as reasonably determined by the Corporation.

“Basis Adjustment” means the adjustment to the Tax basis of an Adjusted Asset under section 732 of the Code (in situations where, as a result of one or more Exchanges, the OP becomes an entity that is disregarded as separate from its owner for tax purposes) or sections 734(b), 743(b), 754, 755 and 1012 of the Code (including in situations where, following an Exchange, the OP remains in existence as an entity for Tax purposes) and, in each case, comparable sections of state, local and foreign Tax laws as a result of an Exchange and the payments made pursuant to this Agreement, other than a payment of Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Class A Units shall be determined without regard to any Pre-Exchange Transfer of such Class A Units and as if any such Pre-Exchange Transfer had not occurred.

4

“Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than (i) a Saturday or a Sunday and (ii) a day on which banks in the State of New York are authorized or obligated by law, governmental decree, or executive order to be closed.

“Change of Control” means an event set forth in any one of the following paragraphs shall have occurred:

(i)	any Person (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below;

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the De-SPAC Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the De-SPAC Date or whose appointment, election, or nomination for election was previously so approved or recommended;

5

(iii)	there is consummated a merger or consolidation of the Corporation or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Corporation, the entity surviving such merger or consolidation or, if the Corporation or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding securities; or

(iv)	the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than (A) a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporation following the completion of such transaction in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Corporation’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed of, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred as a result of any transaction or series of integrated transactions following which any Continuing PWP Person or any group of Continuing PWP Persons possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Corporation (or any successor thereto), whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the Board or the board of directors or similar body governing the affairs of any successor to the Corporation.

6

“Class A Shares” is defined in the recitals of this Agreement.

“Class A Units” is defined in the recitals of this Agreement.

“Code” is defined in the recitals of this Agreement.

“Continuing PWP Person” means, immediately prior to and immediately following any relevant date of determination, (A) the Partnership or any of its Affiliates or (B)(i) an individual who is a current or former partner, managing director or other employee of the Corporation, the Partnership and/or their respective Subsidiaries, (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests, (iii) any Person that is a family member of such individual or individuals or (iv) any trust, foundation or other estate planning vehicle for which such individual acts as a trustee or beneficiary.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Corporate Entity” means any direct or indirect Subsidiary of the Corporation which is classified as a corporation for U.S. federal income tax purposes.

“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means the U.S. federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means the Agreed Rate plus 500 basis points.

“De-SPAC Transaction” is defined in the recitals of this Agreement.

“De-SPAC Date” means the date on which the Corporation first acquires economic interests in the OP pursuant to the De-SPAC Transaction or, for purposes of the definition of Change of Control, the date as of which the first board of directors constituting the first board slate of the Corporation was approved as part of the closing of the De-SPAC Transaction.

“Determination” has the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

7

“Dispute” is defined in Section 7.08(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the Agreed Rate plus 300 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Exchange” is defined in the recitals of this Agreement, and “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Basis Schedule” is defined in Section 2.01 of this Agreement.

“Exchange Date” is defined in the recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01 of this Agreement.

“Excluded Assets” is defined in Section 7.11(b) of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation (or the OP, but only with respect to Taxes imposed on the OP and allocable to the Corporation) using the same methods, elections, conventions and similar practices used on the relevant Corporation Return (and/or Tax Return of the OP) but using the Non-Stepped Up Tax Basis instead of the tax basis reflecting the Basis Adjustments of the Adjusted Assets, excluding any deduction or other Tax benefit attributable to Imputed Interest or attributable to making a payment pursuant to this Agreement.

8

“Imputed Interest” means any interest imputed under section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to a Corporation’s payment obligations under this Agreement.

“Initial Sale” is defined in the recitals of this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR ) for 1-month London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a National Securities Exchange or Interdealer Quotation System, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” is defined in Section 4.02 of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“New York Courts” is defined in Section 7.08(f) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” is defined in Section 2.03(a) of this Agreement.

“OP” is defined in the preamble of this Agreement.

“OP Agreement” means the Amended and Restated Agreement of Limited Partnership of the OP, as such is from time to time amended or restated.

“Partners” means (i) each party listed on Schedule I attached hereto, and (ii) each other Person who from time to time executes a joinder to this Agreement in the form attached hereto as Exhibit A, and each is referred to herein as a “Partner”.

9

“Partnership” is defined in the preamble of this Agreement.

“Partnership Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of the Partnership, as such may be amended or restated from time to time.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Owners” means the Partnership, the Partners, the Partners’ family members, and trusts for the benefit of, and entities wholly owned by, a Partner and/or a Partner’s family members, and any transferee pursuant to a transfer expressly permitted by the OP Agreement or the Partnership Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Partner) of one or more Class A Units that occurs prior to an Exchange of such Class A Units, and to which section 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporation (or the OP, but only with respect to Taxes imposed on the OP and allocable to the Corporation for such Taxable Year), such actual Tax liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation, or the OP (but only with respect to Taxes imposed on the OP and allocable to the Corporation for such Taxable Year), for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the actual liability for Taxes of the Corporation (or the OP, but only with respect to Taxes imposed on the OP and allocable to the Corporation for such Taxable Year) over the Hypothetical Tax Liability for such Taxable Year, such actual Tax liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation, or the OP (but only with respect to Taxes imposed on the OP and allocable to the Corporation for such Taxable Year), for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.

10

“Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule, or Early Termination Schedule.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Share of Liabilities” means, as to any Class A Unit at the time of an exchange, the portion of the OP’s “liabilities” (as such term is defined in section 752 and section 1001 of the Code) allocated to that Class A Unit pursuant to section 752 of the Code and the applicable Treasury Regulations.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report, or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after an Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Taxes” means any and all U.S. federal, state, local, and foreign taxes, assessments, or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or on an alternative basis, including, for the avoidance of doubt, taxes imposed under Section 59A, and any interest related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary, and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

11

“Valuation Assumptions” means the assumptions that (1) in each Taxable Year ending on or after the Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state, local, and foreign income tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the date of the Early Termination Payment, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the Early Termination Date will be utilized by the Corporation on a pro rata basis from the Early Termination Date through the fifteenth (15th) anniversary thereof, (4) any non-amortizable assets are deemed to be disposed of on the fifteenth (15th) anniversary of the earlier of the Basis Adjustment and the Early Termination Date, provided that in the event of a Change of Control, non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of sale of the relevant asset or (ii) as generally provided in this Valuation Assumption (4), and (5) if, at the Early Termination Date, there are Class A Units that have not been Exchanged, then each such Class A Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

Article II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Exchange Basis Schedule. Within 225 calendar days after the filing of the U.S. federal income tax return of the Corporation for each Taxable Year in which any Exchange has been effected, the Corporation shall deliver to the Applicable Partner a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Adjusted Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to Exchanges by the Applicable Partner, (iii) the period or periods, if any, over which the Adjusted Assets are amortizable and/or depreciable, and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

Section 2.02 Tax Benefit Schedule. Within 225 calendar days after the filing of the U.S. federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Applicable Partner a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.03(a) of this Agreement and may be amended as provided in Section 2.03(b) of this Agreement (subject to the procedures set forth in Section 2.03(a)).

Section 2.03 Procedures, Amendments

(a) Procedure. Every time the Corporation delivers to the Applicable Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Applicable Partner schedules and work papers providing reasonable detail regarding the preparation of the Schedule and (y) allow the Applicable Partner reasonable access during normal business hours at no cost to the appropriate representatives of the Corporation and its Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless, within thirty (30) calendar days after receiving an Exchange Basis Schedule or amendment thereto or within thirty (30) calendar days after receiving a Tax Benefit Schedule or amendment thereto, the Applicable Partner provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice (i) within thirty (30) calendar days of receipt by the Corporation of an Objection Notice, if with respect to an Exchange Basis Schedule, or (ii) within 30 calendar days of receipt by the Corporation of an Objection Notice, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to the Applicable Partner, the Corporation and the Applicable Partner shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

12

(b) Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Applicable Partner or the correction of computational errors set forth in such Schedule, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

Article III

TAX BENEFIT PAYMENTS

Section 3.01 Payments

(a) Within fifteen (15) calendar days of a Tax Benefit Schedule delivered to an Applicable Partner becoming final in accordance with Section 2.03(a), or earlier in the Corporation’s discretion, the Corporation shall pay to the Applicable Partner for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b) in the amount Attributable to the Applicable Partner. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Partner previously designated by such Applicable Partner to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to the Interest Amount; provided, however, that for the avoidance of doubt, no Applicable Partner shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Interest Amount” shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 2.03(a) until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments paid with respect to Class A Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by using Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the date on which a Change of Control becomes effective” for an “Early Termination Date”. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange, on a Class A Unit-by-Class A Unit basis by reference to the Amount Realized by the Applicable Partner on the Exchange of a Class A Unit and the resulting Basis Adjustment to the Corporation.

13

Section 3.02 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Applicable Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.03 Pro Rata Payments. For the avoidance of doubt, to the extent (i) the Corporation’s deductions with respect to any Basis Adjustment or Imputed Interest are limited in a particular Taxable Year or (ii) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deductions, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Partner in the same proportion as Tax Benefit Payments would have been made absent the limitations set forth in clauses (i) and (ii) of this paragraph, as applicable.

Article IV
TERMINATION

Section 4.01 Early Termination and Breach of Agreement.

(a) The Corporation may terminate this Agreement with respect to all of the Class A Units held (or previously held and distributed or exchanged) by the Partnership and all Partners at any time by paying to the Partners the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Partners, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporation, neither the OP nor the Corporation shall have any further payment obligations under this Agreement in respect of the Partners, other than for any (a) Tax Benefit Payment agreed to by the Corporation and a Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation makes the Early Termination Payment with respect to all Partners, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Partners under Section 4.03(a).

14

(b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and does not cure such breach within ninety (90) days of receipt of notice of such breach from a Partner, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporation and any Partner as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, and this Section 4.01(b) applies, the Partners shall be entitled to elect to receive the amounts set forth in clauses (1), (2), and (3), above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation under this Agreement if the Corporation fails to make any Tax Benefit Payment when due to the extent that the Corporation has insufficient funds, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided that the interest provisions of Section 5.02 shall apply to such late payment (unless the Corporation does not have sufficient cash to make such payment as a result of limitations imposed by any Senior Obligations, in which case, Section 5.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

(c) The undersigned parties hereby acknowledge and agree that the timing, amounts, and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable.

Section 4.02 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each Partner notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless a Partner, within thirty (30) calendar days after receiving the Early Termination Schedule thereto, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and such Partner shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

15

Section 4.03 Payment upon Early Termination. (a) Within fifteen (15) calendar days after agreement between a Partner and the Corporation of the Early Termination Schedule, the Corporation shall pay to such Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by such Partner.

(b) The “Early Termination Payment” for any Partner, as of the date of the delivery of an Early Termination Schedule, shall equal the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such Partner beginning on the Early Termination Date and assuming that the Valuation Assumptions are applied.

Article V
SUBORDINATION AND LATE PAYMENTS

Section 5.01 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to a Partner or to all Partners under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.02 Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing on the date on which such Exchange Payment was due and payable.

Article VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 Partner Participation in the Corporation’s and OP’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the OP, including without limitation the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the Partners of, and keep the Partners reasonably informed with respect to, the portion of any audit of the Corporation and the OP by a Taxing Authority the outcome of which is reasonably expected to affect the Partners’ rights and obligations under this Agreement, and shall provide to the Partners reasonable opportunity to provide information and other input to the Corporation, the OP and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and the OP shall not be required to take any action that is inconsistent with any provision of the OP Agreement.

16

Section 6.02 Consistency. Unless there is a Determination or the opinion of an Advisory Firm that is reasonably acceptable to the Corporation and the Partnership providing otherwise, the Corporation and the Partners agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any Dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm is replaced with another Advisory Firm, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless the Corporation and the Partnership agree to the use of other procedures and methodologies.

Section 6.03 Cooperation. Each Partner shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each Partner for any reasonable third-party costs and expenses incurred pursuant to this Section.

Article VII
miscellaneous

Section 7.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by email (provided a copy is thereafter promptly delivered by any other means as provided in this Section 7.01 or receipt is otherwise confirmed by the receiving party) or nationally recognized overnight courier, addressed to such party at the address or email address set forth below or such other address or email address as may hereafter be designated in writing by such party to the other parties:

if to the Corporation, to:

Perella Weinberg Partners

[                              ]

if to the OP, to:

PWP Holdings LP

[                              ]

if to the Partnership, to:

PWP Professional Partners LP

[                              ]

if to any Partner, to:

the address and email address set forth for such Partner in the records of the Partnership or the OP, as applicable.

17

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

18

Section 7.06 Successors; Assignment; Amendments; Waivers.

(a) No Partner (other than the Partnership or a Partner in accordance with the Partnership Agreement) may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent that a Partner effectively transfers Class A Units to a party other than the Partnership in accordance with the terms of the OP Agreement, and any other agreements that the Partners may have entered into with each other, or a Partner may have entered into with the Corporation, the Partnership and/or the OP, the transferring party shall assign to the transferee of such Class A Units the transferring party’s rights under this Agreement with respect to such transferred Class A Units, and such transferee shall become a party to this Agreement, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in the form attached hereto as Exhibit A, agreeing to become a “Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Partner pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in the form attached hereto as Exhibit B, agreeing to be bound by Section 7.12 and acknowledging specifically the second paragraph in this Section 7.06. For the avoidance of doubt, to the extent that a Partner or other Person transfers Class A Units to a Partner as may be permitted by any agreement to which the OP is a party, the Partner receiving such Class A Units shall have all rights under this Agreement with respect to such transferred Class A Units as such Partner has under this Agreement with respect to the other Class A Units held by such Partner.

(b) Notwithstanding the foregoing provisions of this Section 7.06, no transferee described in clause (i) of the immediately preceding paragraph shall have the right to enforce the provisions of Section 2.03, 4.02, 6.01 or 6.02 of this Agreement, and no assignee described in clause (ii) of the immediately preceding paragraph shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation, the OP, and Partners who would be entitled to receive more than fifty percent (50%) of the Early Termination Payments payable to all Partners hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Partner pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate adverse effect on the payments certain Partners will or may receive under this Agreement unless (i) such disproportionate effect is a result of tax laws imposed by government authorities in non-U.S. jurisdictions or (ii) all such Partners disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

19

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08 Submission to Jurisdiction; Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, including, without limitation, the validity, interpretation, performance, breach, alleged breach, negotiation or termination of this Agreement (“Dispute”), shall be submitted to mandatory, final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect at the time of filing of the demand for arbitration, except as modified herein. The place of arbitration shall be New York, New York. For the avoidance of doubt, all parties hereto irrevocably waive any defense or objection to the AAA forum.

(b) Any such arbitration shall be heard by one arbitrator who shall be agreed upon by the parties to the Dispute within twenty (20) days of receipt by the respondent to the arbitration of a copy of the demand for arbitration. If the parties do not agree upon an arbitrator within this time limit, an arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Commercial Arbitration Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience with corporate and limited partnership matters. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(c) The AAA arbitration shall be the sole and exclusive forum for resolution of the Dispute, and the award shall be in writing, state the reasons for the award, and be final and binding, and not subject to appeal. Judgment thereon may be entered in any court of competent jurisdiction. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. Any fees, expenses or costs (including attorneys’ fees, costs and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. The parties to the Dispute will share equally the arbitration costs and bear their own fees and expenses except as directed by the arbitrator.

(d) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one party to another, testimony or other oral submission, and any award or decision) shall not be disclosed beyond the arbitrators, the AAA, the parties to the Dispute, their legal and professional advisors, and any person necessary for the conduct of the arbitration, except as may be required in judicial proceedings relating to the arbitration, or by law, regulatory or governmental authority. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by applicable law.

20

(e) Barring good cause shown (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and, in response to reasonable documents requests, non-privileged documents in the responding party’s possession, custody or control, not otherwise readily available to the party seeking the documents, and reasonably believed to exist, that may be relevant to the outcome of disputed issues.

(f) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect. In any such judicial action: each of the parties (i) irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in New York County, New York (the “New York Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (ii) irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Courts; (iii) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid; and (iv) hereby irrevocably waives any and all right to trial by jury.

(g) Each Partner irrevocably acknowledges and agrees that any proceeding brought by such Partner under this Agreement may only be brought and maintained as an individual proceeding in such Partner’s individual capacity.  Any claim brought by a Partner must be brought and maintained in such Partner’s individual capacity only and not as a plaintiff or class member in any purported class, collective or representative proceeding.  Each Partner waives the right to commence or participate in any group, representative, class or collective action and shall not be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

21

Section 7.09 Reconciliation. In the event that the Corporation and a Partner are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 4.02, and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or such Partner or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before the date any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, such payment shall be paid on the date such payment would be due and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation, except as provided in the next sentence. The Corporation and such Partner shall bear their own costs and expenses of such proceeding, unless such Partner has a prevailing position that is more than ten percent (10%) of the payment at issue, in which case the Corporation shall reimburse such Partner for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and such Partner and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Applicable Partner.

Section 7.11 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) Notwithstanding any other provision of this Agreement, if the Corporation acquires one or more assets that, as of an Exchange Date, have not been contributed to the OP (other than the Corporation’s interests in the OP) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to the OP on the date such assets were first acquired by the Corporation; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(b), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to the OP on the date on which the Corporation acquired stock of such corporation.

22

(c) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset (as reasonably determined by the governing body, or the Person responsible for management, of such entity acting in good faith), plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12 Confidentiality. A Partner’s rights to access or receive any information about the Corporation or its business are conditioned on such Partner’s willingness and ability to assure that the Corporation information will be used solely by such Partner for purposes reasonably related to such Partner’s interest as a Partner and that such Corporation information will not become publicly available as a result of such Partner’s rights to access or receive such Corporation information. Each Partner hereby acknowledges that the Corporation creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Corporation, the Partnership and the OP and their respective Affiliates. Each Partner further acknowledges and agrees that the Corporation information constitutes a valuable trade secret of the Corporation and agrees to maintain any such information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

(a) Notwithstanding Article II and Article VI, the Corporation shall have the right to keep confidential from the Partners (and their respective agents and attorneys) for such period of time as the Corporation deems reasonable, any information: (i) that the Corporation believes to be in the nature of trade secrets; (ii) other information, the disclosure of which the Corporation believes is not in the best interest of the Corporation, the Partnership and the OP or could damage the Corporation, the Partnership, the OP or their respective businesses; or (iii) which the Corporation, the Partnership or the OP (or their respective Affiliates, employees, officers, directors, members, partners or personnel) is required by law or by agreement with a third party to keep confidential; provided, that the Corporation shall make available to a Partner, upon reasonable request, information required by such Partner to comply with applicable laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Partner. Notwithstanding the immediately preceding proviso, in no event shall the Corporation be required to disclose to any Partner the identity of, or any account details relating to, any other Partner (or any other investor in the Corporation, the Partnership, the OP or any of their respective Affiliates) unless it is required to do so by law applicable to it, as determined by a court of competent jurisdiction.

23

(b) Except as permitted by this Section 7.12 or as required by applicable law, each party hereto agrees that the provisions of this Agreement, all of the information and documents described in Article II and Article VI, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, any Partner, the OP, the Partnership, the Corporation and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person such matters, without the written consent of the Corporation.

(c) The confidentiality obligations of the parties under this Section 7.12 shall not apply to: (i) the disclosure by a Partner of information to another Partner’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 7.12 or are otherwise bound by a duty of confidentiality to such Partner) solely on a need-to-know basis, which Persons shall be bound by this Section 7.12 as if they were Partners, as applicable; (ii) the disclosure of information to the extent necessary for a Partner to prepare and file his or her tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns; (iii) information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Partner (or any investor in the Corporation, the Partnership, the OP or any of their respective Affiliates) or any Person acting on behalf of any of the foregoing; (iv) information received from a source not bound by a duty of confidentiality to the Corporation, the Partnership, the OP, any Partner or any Affiliate of any of the foregoing; (v) any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party; (vi) disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement; or (vii) the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable law, notify the Corporation thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 7.12(c) permit any Partner to disclose the identity of, or any account details relating to, any other Partner (or any other investor in any the Corporation, the OP, the Partnership or any of their respective Affiliates), without the prior written consent of the Corporation (which may be given or withheld in the Corporation’s sole discretion) unless the applicable Partner delivers to the Corporation a written opinion of counsel to such Partner (which opinion and counsel shall be reasonably acceptable to the Corporation) to the effect that such disclosure is required under applicable law.

24

(d) To the extent that a Partner is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Partner acknowledges the Corporation’s and the Corporation’s position that the information intended to be protected by the provisions of Sections 7.12(a) and 7.12(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with such Partner with the specific understanding that such documents and information will remain confidential; (ii) the Corporation advises such Partner that the documents and information intended to be protected by the provisions of Sections 7.12(a) and 7.12(b) would not be supplied to such Partner without an understanding that such documents and information will be held and treated by such Partner as confidential information; and (iii) to the extent that such Partner is nevertheless required to disclose any such confidential information, (A) such Partner shall, unless legally prohibited, give the Corporation prior notice of any such required disclosure and (B) such Partner shall in any event maintain the confidentiality of the Corporation’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Corporation, the Partnership and the OP than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Partner invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 7.12(d) permit any Partner to disclose the identity of, or any account details relating to, any other Partner (or any other investor in any other Affiliate of the Corporation, the Partnership or the OP), without the prior written consent of the Corporation (which may be given or withheld in the Corporation’s sole discretion) unless such Partner delivers to the Corporation a written opinion of counsel to such Partner (which opinion and counsel shall be reasonably acceptable to the Corporation) to the effect that such disclosure is required under applicable law.

(e) The Corporation, the Partnership and the OP shall be entitled to enforce the obligations of each Partner under this Section 7.12 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 7.12 are in addition to and not in limitation of any other right or remedy of the Corporation or the Corporation provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Partners and/or the Corporation. Each Partner expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 7.12 may be inadequate and that the Corporation, the Partnership and the OP shall be entitled to institute an action for specific performance of a Partner’s obligations hereunder. The Corporation shall be entitled to consider the different circumstances of different Partners with respect to the restrictions and obligations imposed on Partners hereunder to the full extent permitted by law, and, to the full extent permitted by law, the Corporation may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Partner without waiving or modifying such restrictions and obligations for other Partners.

(f) In addition, to the full extent permitted by law, each Partner agrees to indemnify (i) the Corporation, the Partnership and the OP, (ii) any Person made, or threatened to be made, a party to a proceeding by reason of its status as a manager, member, director, officer, employee, agent or representative of the Corporation, the Partnership or the OP, and (iii) such other Persons (including Affiliates, employees or agents of the Corporation, the Partnership or the OP) as the Corporation, the Partnership and the OP may designate from time to time (whether before or after the event giving rise to potential liability) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Corporation or any such indemnified Person in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Corporation or any such indemnified Person may be made a party or otherwise involved or with which the Corporation or any such indemnified Person shall be threatened, by reason of the Partner’s obligations (or breach thereof) set forth in this Section 7.12.

25

(g) Notwithstanding any other provision of this Agreement (including this Section 7.12), a Partner may disclose any confidential information otherwise subject to the confidentiality obligations of this Section 7.12 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required. Notwithstanding anything to the contrary herein, each Partner and assignee (and each employee, representative, or other agent of such Partner or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation, the OP, the Partnership and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partners relating to such tax treatment and tax structure.

Section 7.13 OP Agreement. To the extent this Agreement imposes obligations upon the OP or a partner thereof, this Agreement shall be treated as part of the “partnership agreement” of the OP as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14 Joinder. The Corporation hereby agrees that, to the extent it acquires a general partner interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as the OP for all purposes of this Agreement. The Corporation hereby agrees to cause any Corporate Entity that acquires an interest in the OP (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party hereto) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as the Corporation for all purposes of this Agreement. The OP shall have the power and authority (but not the obligation) to permit any Person who becomes a limited partner in the OP to execute and deliver a joinder to this Agreement promptly upon acquisition of limited partnership interests in the OP by such Person, and such Person shall be treated as a “Partner” for all purposes of this Agreement.

Section 7.15 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature page follows]

26

IN WITNESS WHEREOF, the Corporation, the OP, and the Partners have duly executed this Agreement as of the date first written above.

Perella Weinberg Partners

By:
Name:
Title:

PWP Holdings LP

By:
Name:
Title:

PWP Professional Partners LP

By:
Name:
Title:

[Signatures Continue in Counterpart]

[Partners – to be inserted]

By:
Name:
Title:

Exhibit A

JOINDER

Perella Weinberg Partners, a Delaware corporation (the “Corporation”), has entered into that certain Tax Receivable Agreement by and among the Corporation, PWP Holdings LP, a Delaware limited partnership (the “OP”), PWP Professional Partners LP, a Delaware limited partnership (the “Partnership”), and each of the Partners (as defined therein), dated as of [●], 2021 (as amended or supplemented, the “Tax Receivable Agreement”). The undersigned (“New Partner”) is required to execute this Joinder pursuant to Section 7.06(a)(i) of the Tax Receivable Agreement for the purposes of such person agreeing to become a “Partner” for all purposes of the Tax Receivable Agreement and to be bound by and fully comply with the terms of the Tax Receivable Agreement. The New Partner has agreed to execute this Joinder in consideration of the receipt of his, her or its Class A Units (as defined in the Tax Receivable Agreement).

NOW, THEREFORE, the New Partner hereby agrees to (a) become a party to the Tax Receivable Agreement with all right, title and interest as, and all obligations of, a “Partner” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement and (b) be bound by and fully comply with the terms of the Tax Receivable Agreement. The New Partner’s notice address for purposes of Section 7.01 of the Tax Receivable Agreement is:

Address:

Phone:

Email:

Attention:

A-1

IN WITNESS WHEREOF, the New Partner has executed this Joinder, this ____ day of ____________________, ________.

[New Partner]

By:

Name:

Title:

Signature Page to Tax Receivable Agreement

A-2

Exhibit B

JOINDER

Perella Weinberg Partners, a Delaware corporation (the “Corporation”), has entered into that certain Tax Receivable Agreement by and among the Corporation, PWP Holdings LP, a Delaware limited partnership (the “OP”), PWP Professional Partners LP, a Delaware limited partnership (the “Partnership”), and each of the Partners (as defined therein), dated as of [●], 2021 (as amended or supplemented, the “Tax Receivable Agreement”). The undersigned (“Assignee”) is required to execute this Joinder pursuant to Section 7.06(a)(ii) of the Tax Receivable Agreement for the purposes of such person agreeing to be bound by Section 7.12 of the Tax Receivable Agreement and acknowledging specifically the second paragraph in Section 7.06 of the Tax Receivable Agreement and to be bound by and fully comply with the terms of the Tax Receivable Agreement. The Assignee has agreed to execute this Joinder in consideration of the receipt of certain payments under the Tax Receivable Agreement.

NOW, THEREFORE, the Assignee hereby agrees to (a) become a party to the Tax Receivable Agreement and (b) be bound by and fully comply with the terms of the Tax Receivable Agreement, including to be bound by Section 7.12 of the Tax Receivable Agreement. The Assignee also hereby expressly acknowledges the second paragraph in Section 7.06 of the Tax Receivable Agreement. The Assignee’s notice address for purposes of Section 7.01 of the Tax Receivable Agreement is:

Address:

Phone:

Email:

Attention:

B-1

IN WITNESS WHEREOF, the Assignee has executed this Joinder, this ____ day of ____________________, ________.

[Assignee]

By:

Name:

Title:

B-2

Schedule I

[List Partners]

EXHIBIT H

SPONSOR LETTER AGREEMENT

Execution Version

SPONSOR SHARE SURRENDER AND

SHARE RESTRICTION AGREEMENT

This SPONSOR SHARE SURRENDER AND SHARE RESTRICTION AGREEMENT (this “Agreement”) is dated as of December 29, 2020, by and among PWP Holdings LP, a Delaware limited partnership (“PWP”), FinTech Acquisition Corp. IV, a Delaware corporation (the “Company”), FinTech Investor Holdings IV, LLC, a Delaware limited liability company (“Holdings IV”), FinTech Masala Advisors, LLC, a Delaware limited liability company (“Masala” and together with Holdings IV, the “Sponsors”), and the other parties to the Insider Agreement (as defined below) set forth on the signature pages hereto. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Transaction Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 610,000 shares of Class A common stock of the Company (“Class A Shares”), (ii) private placement warrants (the “Warrants”) to purchase an aggregate of 203,333 shares of Class A common stock of the Company and (iii) 7,870,000 shares of Class B common stock of the Company (the “Class B Shares” and together with the Class A Shares, the “Sponsor Shares”) in the aggregate;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, PWP, the Company and certain other persons party thereto, have entered into a Business Combination Agreement (as amended or modified from time to time, the “Transaction Agreement”), dated as of the date hereof, whereby the parties thereto intend to effect a business combination between the Company and PWP, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”);

WHEREAS, pursuant to the Company’s certificate of incorporation as in effect prior to the Closing, upon the Closing of the Transactions, each Class B Share that is issued and outstanding immediately prior to such time shall be converted into one share of Class A common stock of the Company (“Class A Common Stock”), on the terms and conditions set forth therein; and

WHEREAS, as an inducement to the Company and PWP to enter into the Transaction Agreement and to consummate the Transactions, the Sponsors are entering into this Agreement to provide for the surrender of certain of the Sponsor Shares and the imposition of certain restrictions on transfer with respect to other of the Sponsor Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SHARE SURRENDER; TRANSFER RESTRICTION; REPURCHASE OPTION

1.1 Share Surrender. Effective as of and conditioned upon the Closing, Sponsors shall irrevocably forfeit and surrender to the Company, for no consideration, a number of Class B Shares set forth on Schedule I hereto (the “Transfer Shares”), which Transfer Shares shall thereupon be cancelled by the Company and no longer outstanding.

1.2 Transfer Restriction.

(a)  Transfer Restrictions of the Restricted Shares. That certain letter agreement, dated as of September 24, 2020, among the Company, the Sponsors and the insiders listed on the signature pages thereto (the “Insider Agreement”), provides, among other things, that certain of the Sponsor Shares shall only be transferable upon the happening of certain events. Notwithstanding, and in precedence to, the Insider Agreement, effective as of and conditioned upon the Closing, the number of Class A Shares and Class B Shares set forth on Schedule I hereto (assuming no stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing) shall no longer be subject to the restrictions on transfer set forth in the Insider Agreement, but shall instead be subject to the provisions set forth in Section 1.2(b) (such shares, together with the shares of Class A Common Stock issued upon conversion of such shares that are Class B Shares in connection with the Closing, the “Restricted Shares”). Restricted Shares shall continue to be Restricted Shares following their transfer to any Permitted Transferee (as such term is defined in the Insider Agreement). For the avoidance of doubt, the Transfer Shares, and any Class A Shares or Class B Shares held by the Sponsors from time to time that are not Restricted Shares, shall not be subject to the provisions of this Section 1.2.

(b) Timing and Lapse of Transfer Restrictions. As used, herein, “6-Month Anniversary” means the date that is the six-month anniversary of the Closing Date, “Stock Price” means, on any date after the Closing, the closing sale price per share of Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar and “Trading Day” means any day on which trading is generally conducted on the NASDAQ Capital Market or any other exchange on which the Class A Shares are traded and published.

(i) Until the 6-Month Anniversary, all of the Class A Shares held by each Sponsor (the “6-Month Class A Shares”), and twenty percent (20.00%) of the Restricted Shares of each Sponsor that are Class B Shares immediately prior to the Closing (the “6-Month Class B Shares”), as identified on Schedule I hereto, shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 3(d) of the Insider Agreement).

(ii)  Until the later of (x) the 6-Month Anniversary and (y) the date that is 15 days following the first date that the Stock Price is greater than $12.00 per share for any 20 Trading Days out of 30 consecutive Trading Days, twenty percent (20.00%) of the Restricted Shares that are Class B Shares immediately prior to the Closing (the “$12.00 Class B Shares”), as identified on Schedule I hereto, shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 3(d) of the Insider Agreement).

2

(iii)  Until the later of (x) the 6-Month Anniversary and (y) the first date that the Stock Price is greater than $13.50 per share for any 20 Trading Days out of 30 consecutive Trading Days, twenty percent (20.00%) of the Restricted Shares that are Class B Shares immediately prior to the Closing (the “$13.50 Class B Shares”), as identified on Schedule I hereto, shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 3(d) of the Insider Agreement).

(iv) Until the later of (x) the 6-Month Anniversary and (y) the date that is 15 days following the first date that the Stock Price is greater than $15.00 per share for any 20 Trading Days out of 30 consecutive Trading Days, twenty percent (20.00%) of the Restricted Shares that are Class B Shares immediately prior to the Closing (the “$15.00 Class B Shares”), as identified on Schedule I hereto, shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 3(d) of the Insider Agreement).

(v) Until the later of (x) the 6-Month Anniversary and (y) the first date that the Stock Price is greater than $17.00 per share for any 20 Trading Days out of 30 consecutive Trading Days, twenty percent (20.00%) of the Restricted Shares that are Class B Shares immediately prior to the Closing (the “$17.00 Class B Shares”), as identified on Schedule I hereto, shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 3(d) of the Insider Agreement).

(vi) For the avoidance of doubt, each Sponsor shall be entitled to vote its Restricted Shares and receive dividends and other distributions with respect to such Restricted Shares during any period of time that such shares are subject to restriction on transfer or sale hereunder.

(vii) In the event that a Sponsor transfers Restricted Shares in accordance with the terms of this Section 1.2(b), the recipient shall deliver a customary joinder agreement in form and substance reasonably acceptable to the Company and PWP, and become bound by the transfer restrictions and sale obligations set forth herein, including Section 1.3.

(c) Termination of Restrictions upon a Liquidation Event. If a Liquidation Event occurs following the Closing, any restrictions on transfer on the Restricted Shares then remaining (under this Agreement or the Insider Agreement) shall terminate as of immediately prior to the occurrence of such Liquidation Event. As used herein, “Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization, sale of substantially all assets or other similar transaction involving the Company upon the consummation of which holders of Common Stock would be entitled to exchange their shares of Common Stock for cash, securities or other property or that results in a change of the majority of the board of directors or management team of the Company or the general partner of the Company.

3

(d) Equitable Adjustment. If, between the Closing and a Liquidation Event, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding shares of Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Common Stock will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 1.2(d) shall become effective at the date and time that such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction became effective. For the avoidance of doubt, no change of units or shares pursuant to the transactions contemplated by the Transaction Agreement shall constitute a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or similar transaction requiring an equitable adjustment.

1.3 Repurchase Right.

(a) $12.00 Sale Trigger. If, prior to the fourth anniversary of the Closing Date, the Stock Price is greater than $12.00 per share for any 20 Trading Days out of 30 consecutive Trading Days (the “$12.00 Sale Trigger Date”), then, during the 15 day period following the $12.00 Sale Trigger Date, the Company shall have the right to purchase from each Sponsor up to the number of $12.00 Class B Shares set forth on Schedule I hereto, not to exceed 1,000,000 in the aggregate, for a purchase price of $12.00 per share (the “$12.00 Repurchase Shares”), by providing written notice of such repurchase election to each Sponsor; provided that this right shall not be exercisable at any time during which a written agreement for a transaction constituting a change of control or similar Liquidation Event with respect to the Company is pending.

(b) $15.00 Sale Trigger. If, prior to the fourth anniversary of the Closing Date, the Stock Price is greater than $15.00 per share for any period of 20 Trading Days out of 30 consecutive Trading Days (the “$15.00 Sale Trigger Date”), then, during the 15 day period following the $15.00 Sale Trigger Date, the Company shall have the right to purchase from each Sponsor up to the number of $15.00 Class B Shares set forth on Schedule I hereto, not to exceed 1,000,000 in the aggregate (separately and in addition to the $12.00 Repurchase Shares), for a purchase price of $15.00 per share (the “$15.00 Repurchase Shares”), by providing written notice of such repurchase election to each Sponsor; provided that this right shall not be exercisable at any time during which a written agreement for a transaction constituting a change of control or similar Liquidation Event with respect to the Company is pending.

(c) Repurchase Mechanics. If the Company provides valid and timely written notice of an election to repurchase $12.00 Repurchase Shares or $15.00 Repurchase Shares, as applicable, such repurchase shall be consummated within five business days after the date of such written notice, shall be documented by a share assignment in the Transfer Agent’s standard form, with the purchase price therefor paid in cash by wire transfer of readily available funds to an account designated by each Sponsor, as applicable, and in connection therewith, the Company and each Sponsor shall take or cause to be taken all such further actions as may be reasonably necessary to consummate such repurchase; provided, however, that neither Sponsor shall be required to make or provide any representations or warranties other than customary representations regarding its title to, ownership of, and ability to sell the shares of Class A Common Stock being sold to the Company.

4

1.4 Waiver of Anti-Dilution Protection. Sponsors, who together are holders of at least a majority of the outstanding Pre-Combination Class B Common Stock, hereby waive, pursuant to and in compliance with the provisions of the Parent Certificate, any adjustment to the conversion ratio set forth in Section 4.03(b)(ii) of the Parent Certificate, and any rights to other anti-dilution protections with respect to the Pre-Combination Class B Common Stock, that may result from the PIPE Investment and/or the consummation of the Transactions.

ARTICLE II

 REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to the Company (solely with respect to itself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. Such Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor's corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Sponsors are the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and have good title to, all of the Sponsor Shares set forth on Schedule I and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the Certificate of Incorporation, (iii) the Transaction Agreement, (iv) the Insider Agreement, and agreements to transfer certain of the Sponsor Shares upon consummation of the Transactions that are permitted under the Insider Agreement, (v) the Support Agreement or (vi) any applicable securities laws. Other than the Warrants and pursuant to the Certificate of Incorporation, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor or such Sponsor's Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement. Each Sponsor has full right and power to enter into this Agreement.

5

(d) Litigation. There are no Legal Proceedings pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement. Such Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Such Sponsor (i) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud, relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

(e) Acknowledgment. Such Sponsor understands and acknowledges that each of the Company and PWP is entering into the Transaction Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement. Such Sponsor has had the opportunity to read the Transaction Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

ARTICLE III

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Transaction Agreement in accordance with its terms. If the Closing takes place, this Agreement and all of its surviving provisions shall terminate and be of no further force or effect once all of the Restricted Shares are no longer subject to the terms and conditions of Section 1.2 hereof. Notwithstanding the foregoing, in the event that at such time there shall have occurred a $12.00 Sale Trigger Date or a $15.00 Sale Trigger Date, this Agreement shall in no event terminate for so long as the Company shall continue to have repurchase rights pursuant to Section 1.3 hereof with respect thereto. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby. This ARTICLE III shall survive the termination of this Agreement.

3.2 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 3.8 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

6

3.3 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

3.5 Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

3.6 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7

3.8 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.8):

If to the Company:

FinTech Acquisition Corp. IV

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: Amanda Abrams

Phone: (215) 701-9555

Email: aabrams@cohenandcompany.com

in each case, with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004-2541

Attention:	Sean M. Donahue
Jeffrey A. Letalien
Telephone:	(202) 739-5658
E-mail:	sean.donahue@morganlewis.com
jeffrey.letalien@morganlewis.com

Perella Weinberg Partners
767 Fifth Avenue
New York, New York 10153
Attention: General Counsel
Phone: (212) 287-3200
Email: vshendelman@pwpartners.com

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Joseph A. Coco, Esq.
Blair T. Thetford, Esq.
Michael J. Schwartz, Esq.
Phone:	(212) 735-3000
Email:	joseph.coco@skadden.com
blair.thetford@skadden.com
michael.schwartz@skadden.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Insider Agreement, this Agreement shall control with respect to the subject matter thereof. This Agreement and the Transaction Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

8

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Surrender and Share Restriction Agreement to be duly executed as of the date first written above.

FINTECH ACQUISITION CORP. IV

By:	/s/ James J. McEntee, III
Name:	James J. McEntee, III
Title:	President and Secretary

FINTECH INVESTOR HOLDINGS IV, LLC

By: Cohen Sponsor Interests IV, LLC, its Manager

By: FinTech Masala, LLC, its sole member

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	President

FINTECH MASALA ADVISORS IV, LLC

By: Cohen Sponsor Interests IV, LLC, its Manager

By: FinTech Masala, LLC, its sole member

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	President

[Signature Page to Sponsor Share Surrender and Share Restriction Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Surrender and Share Restriction Agreement to be duly executed as of the date first written above.

/s/ Betsy Z. Cohen
Betsy Z. Cohen, individually

/s/ Daniel G. Cohen
Daniel G. Cohen, individually

/s/ James J. McEntee, III
James J. McEntee, III, individually

/s/ Douglas Listman
Douglas Listman, individually

/s/ Laura S. Kohn
Laura S. Kohn, individually

/s/ Jan Rock Zubrow
Jan Rock Zubrow, individually

/s/ Brittain Ezzes
Brittain Ezzes, individually

/s/ Madelyn Antoncic
Madelyn Antoncic, individually

[Signature Page to Sponsor Share Surrender and Share Restriction Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Surrender and Share Restriction Agreement to be duly executed as of the date first written above.

PWP HOLDINGS LP

By:	PWP GP LLC,
its general partner

By:	PWP Professional Partners LP,
its sole member

By:	Perella Weinberg Partners LLC,
its general partner

By:	/s/ Peter A. Weinberg
Name:	Peter A. Weinberg
Title:	Chief Executive Officer

[Signature Page to Sponsor Share Surrender and Share Restriction Agreement]

By execution and delivery hereof, the undersigned, being the “Representatives” under that certain Underwriting Agreement dated September 24, 2020, among FinTech Acquisition Corp. IV and the undersigned (the “Underwriting Agreement”), hereby consent to the amendments to the “Insider Letter” (as such term is defined in the Underwriting Agreement) effected by this Agreement, including pursuant to Sections 2.22.1, 3.28 and 7.3.1 of the Underwriting Agreement.

CANTOR FITZGERALD & CO

By:	/s/ David Batalion
Name:	David Batalion
Title:	Managing Director, Head of SPACs

WELLS FARGO SECURITIES, LLC

By:	/s/ Jerry Serowik
Name:	Jerry Serowik
Title:	Managing Director

Execution Version

Schedule I

Sponsors

Total
Transfer Shares	1,023,333
6-Month Class A Shares	610,000
6 Month Class B Shares	1,369,334
$12.00 Class B Shares	1,369,334
$13.50 Class B Shares	1,369,333
$15.00 Class B Shares	1,369,333
$17.00 Class B Shares	1,369,333
Total	8,480,000

(* Transfer Shares to be allocated among Sponsors as determined by Sponsors in connection with the Closing; to the extent that no such determination is timely made, such allocation shall be pro rata based on the number of such shares held by each prior to giving effect to the Closing)

(** shares subject to applicable earn-out restrictions on transfer to be allocated between Sponsors pro rata based on the number of such shares held by each after giving effect to the Closing)

$12.00 Repurchase Shares	1,000,000
$15.00 Repurchase Shares	1,000,000

(repurchase shares to be allocated between Sponsors pro rata based on the number of shares held by each after giving effect to the Closing)

EXHIBIT I

SUPPORT AGREEMENT

Execution Version

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made as of December 29, 2020, by and among (i) FinTech Acquisition Corp. IV, a Delaware corporation (“FTIV”), (ii) FinTech Investor Holdings IV, LLC, a Delaware limited liability company (“Holdings IV”), and FinTech Masala Advisors, LLC, a Delaware limited liability company (“Masala” and together with Holdings IV, the “Sponsors”), (iii) Perella Weinberg Partners LLC, a Delaware limited liability company, PWP Holdings LP, a Delaware limited partnership, PWP GP LLC, a Delaware limited liability company, and PWP Professional Partners LP, a Delaware limited partnership (together, the “PWP Entities”), and (iv) the undersigned equity holders of, directly or indirectly, the PWP Entities (together, the “PWP Equity Holders” and, together with Sponsors, the “Voting Parties” and each a “Voting Party”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, FTIV and the PWP Entities have entered into a Business Combination Agreement (as amended or modified from time to time, the “Transaction Agreement”), whereby the parties intend to effect a business combination between FTIV and PWP Holdings LP, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.  Definitions. As used herein, the term “Voting Shares” shall mean, taken together, (i) all securities of FTIV beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of FTIV acquired and held in such capacity subsequent to the date hereof (“FTIV Voting Shares”) and (ii) all securities of the PWP Entities Beneficially Owned by any Voting Party, including any and all securities of the PWP Entities acquired and held in such capacity subsequent to the date hereof (the “PWP Entities Voting Interests”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Transaction Agreement.

2.  Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens and (ii) has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (i) that certain Letter Agreement, dated as of September 24, 2020, by and between certain stockholders of FTIV and FTIV, and (ii) the limited liability company agreement of each Sponsor, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional PWP Entities Voting Interests or shares of common stock of FTIV (“FTIV Common Stock”) or any security exercisable for or convertible into the PWP Entities Voting Interests or shares of FTIV Common Stock, other than as set forth on Annex A (collectively, “Options”).

e. No Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

2

3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.

a. Each Voting Party shall during the term of this Agreement vote or cause to be voted the FTIV Voting Shares that he, she or it Beneficially Owns, at every meeting of the stockholders of FTIV at which such matters are considered and at every adjournment or postponement thereof: (i) in favor of (A) the Transactions and the Transaction Agreement and the other transactions contemplated thereby, (B) any proposal to adjourn or postpone such meeting of stockholders of FTIV to a later date if there are not sufficient votes to approve the Transactions, and (C) an amendment of FTIV’s governing documents to extend the outside date for consummating the Transactions, if applicable; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of FTIV or Transactions Sub under the Transaction Agreement; and (iii) against (A) any proposal or offer from any Person (other than the PWP Entities or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving FTIV, or (2) the issuance or acquisition of shares of capital stock or other equity securities of FTIV (other than as contemplated by the Transaction Agreement); and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of FTIV’s conditions under the Transaction Agreement or change in any manner the voting rights of any class of shares of FTIV (including any amendments to FTIV’s certificate of incorporation or bylaws other than in connection with the Transactions).

b. Each Voting Party shall during the term of this Agreement (x) vote or cause to be voted the PWP Entities Voting Interests he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the partners of the PWP Entities at which such matters are considered and at every adjournment or postponement thereof, and (y) execute a written consent or consents if the partners of the PWP Entities are requested to vote their voting interests through the execution of an action by written consent, in each case to the extent such PWP Entities Voting Interests are entitled to vote thereon pursuant to the PWP Entities Charter Documents: (i) in favor of (A) the Transactions and the Transaction Agreement and the other transactions contemplated thereby; (B) any proposal to adjourn or postpone such meeting of the PWP Entities to a later date if there are not sufficient votes to approve the Transactions; and (C) the Professionals Reorganization, immediately prior to, and contingent upon, the consummation of the Transactions; and (ii) against (A) any proposal or offer from any Person (other than FTIV or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Group Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of any Group Company, or (3) the sale, lease, exchange or other disposition of any significant portion of any Group Company’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Group Company under the Transaction Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of any Group Company’s conditions under the Transaction Agreement or change in any manner the voting rights of any class of shares of the PWP Entities (including any amendments to the PWP Entities Charter Documents), except as contemplated by this Agreement.

3

c. (1) Each of the undersigned holding PWP Entities Voting Interests (each, a “PWP Entities Holder”) hereby appoints Andrew Bednar and Gary Barancik and any designee of Andrew Bednar and Gary Barancik, and each of them individually, and (2) each holder of FTIV Common Stock (each, a “FTIV Holder”) hereby appoints Daniel G. Cohen and James J. McEntee, III and any designee of Daniel G. Cohen and James J. McEntee, III, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Sections 3(a) and 3(b). This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

d. From time to time, at the request of the PWP Entities, each PWP Entities Holder shall take, and at the request of FTIV, each FTIV Holder shall take, all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Transactions.

4.  No Voting Trusts or Other Arrangement. Each Voting Party agrees that during the term of this Agreement Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5.  Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of FTIV, (b) a Person holding more than 5% of the voting equity securities of the PWP Entities or FTIV, (c) any investment fund or other entity controlled or managed by or under common management or control with such Voting Party or affiliates of such Voting Party, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Voting Party, (e) to a “permitted transferee” under the Insider Letter, dated September 24, 2020, by and among FTIV and certain security holders, officers and directors of FTIV or (f) if such Voting Party is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to FTIV and the Company, to be bound by all of the terms of this Agreement.

4

6.  Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Voting Party may have by virtue of ownership of the PWP Entities Voting Interests and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Transaction Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Transaction Agreement or the Transactions.

7. Redemption and Registration Rights. Each FTIV Holder agrees not to exercise any right to redeem any FTIV Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Professionals Reorganization. Nothwistanding the foregoing, nothing in this Agreement shall prohibit or restrict the PWP Entities, the PWP Equity Holders or any of their respective affiliates from effecting the Professionals Reorganization or any transactions contemplated thereby.

9. Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Closing Date and (ii) the date on which the Transaction Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 7 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination.

10. No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as a stockholder of FTIV or the PWP Entities, as applicable. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of FTIV, the PWP Entities or any of their respective subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of FTIV or the PWP Entities, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to FTIV, the PWP Entities or their respective stockholders, as applicable.

5

11. Specific Enforcement. Monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entited at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

12. Entire Agreement. This Agreement and the Transaction Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contain the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

13. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11).

14. Miscellaneous.

a. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

6

b. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, oral or written statement or action of any party hereto.

c. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

d. Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

e. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

f. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

g. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

[Remainder of this page intentionally left blank]

7

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

PARENT:

FINTECH ACQUISITION CORP. IV

By:	/s/ James J. McEntee, III
Name:	James J. McEntee, III
Title:	President and Secretary

SPONSORS:

FINTECH INVESTOR HOLDINGS IV, LLC

By: Cohen Sponsor Interests IV, LLC, its Manager

By: FinTech Masala, LLC, its sole member

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	President

FINTECH MASALA ADVISORS, LLC

By: Cohen Sponsor Interests IV, LLC, its Manager

By: FinTech Masala, LLC, its sole member

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	President

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

PWP ENTITIES:

PERELLA WEINBERG PARTNERS LLC

By:	/s/ Peter A. Weinberg
Name:	Peter A. Weinberg
Title:	Chief Executive Officer

PWP PROFESSIONAL PARTNERS LP

By:	Perella Weinberg Partners LLC,
its general partner

By:	/s/ Peter A. Weinberg
Name:	Peter A. Weinberg
Title:	Chief Executive Officer

PWP HOLDINGS LP

By:	PWP GP LLC,
its general partner

	By:	PWP Professional Partners LP,
its sole member

	By:	Perella Weinberg Partners LLC,
its general partner

By:	/s/ Peter A. Weinberg
Name:	Peter A. Weinberg
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

PWP GP LLC

By:	PWP Professional Partners LP,
its sole member

By:	Perella Weinberg Partners LLC,
its general partner

By:	/s/ Peter A. Weinberg
Name:	Peter A. Weinberg
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

/s/ Joseph Perella
JOSEPH PERELLA

/s/ Peter Weinberg
PETER WEINBERG

/s/ Andrew Bednar
ANDREW BEDNAR

/s/ Dietrich Becker
DIETRICH BECKER

SCHEDULE A
DEFINED TERMS

1.1. Defined Terms.  For purposes of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” is defined in Schedule B.

“Additional Parent SEC Reports” is defined in Section 4.7(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Parent Stockholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by Parent in connection with the Parent Stockholder Redemption.

“Agreement” is defined in the Preamble.

“Anti-Corruption Laws” is defined in Section 3.26.

“Antitrust Laws” shall mean any Legal Requirements of any Governmental Entity regarding matters of anti-competition or foreign investment.

“Approvals” is defined in Section 3.8.

“Audited Financial Statements” is defined in Section 3.9(a).

“Borrowed Indebtedness” shall mean, as of the applicable date of determination, the aggregate principal amount of outstanding Indebtedness of the Group Companies under the Existing Credit Agreement and under the Convertible Notes.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“Cash Electing ILPs” shall mean those ILPs who have elected to receive a cash repurchase of certain of their limited partnership interests in the Company to the extent of Company Excess Cash, if any.

Sch. A – page 1

“Cash Electing Legacy Partners” shall mean those Legacy Partners who have elected to receive a cash repurchase of certain of their equity interests to the extent of Company Excess Cash remaining after the repurchase of Cash Electing ILPs, if any.

“Certifications” is defined in Section 4.7(a).

“Change in Recommendation” is defined in Section 6.1(c).

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing DeSPAC Transactions” is defined in Schedule B.

“Closing Form 8-K” is defined in Section 6.3(c).

“Closing Press Release” is defined in Section 6.3(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Plan” is defined in Section 6.4(b).

“Company” is defined in the Preamble.

“Company A&R Partnership Agreement” is defined in Schedule B.

“Company Business Combination” is defined in Section 6.9(a).

“Company Debt Repayment Amount” shall mean the amount required to be paid to the Convertible Noteholders and the agent under the Existing Credit Agreement (or any refinancing thereof, as applicable) in connection with the Closing pursuant to Section 2.3(d) and Section 2.3(g), respectively.

“Company Disclosure Letter” is defined in the lead-in to Article III.

“Company Excess Cash” shall mean an amount equal to (i) the Parent Subscribed Units Purchase Price minus (ii) the Company Debt Repayment Amount minus (iii) the Deemed Estimated Transaction Costs minus (iv) up to $10,000,000 (with the exact amount up to $10,000,000 to be specified by the Company to Parent at least two (2) Business Days prior to the Closing Date) to be retained on the Company’s balance sheet.

“Company GP” is defined in the Preamble.

“Company GP Contribution” is defined in Schedule B.

“Company IT Systems” is defined in Section 3.19(h).

Sch. A – page 2

“Company Leased Properties” is defined in Section 3.15(b).

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect on or in respect of the Group Companies pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)) or other natural or man-made disasters; (iii) changes attributable to the execution, announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of Parent; or (x) any labor strikes, labor stoppages, labor slowdowns, lockouts, labor disputes, or the loss, absence, illness, disability, death, quarantine, diminished productivity or work schedule, termination, layoff or furlough of employees or independent contractors of any of the Group Companies in connection with the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)); provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” is defined in Section 3.21(a).

“Company Real Property Leases” is defined in Section 3.15(b).

Sch. A – page 3

“Company Registered Intellectual Property” is defined in Section 3.19(a).

“Company Subsidiaries” is defined in Section 3.4(a).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of November 23, 2020, by and between Perella Weinberg Partners Group LP and Parent.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Convertible Noteholders” shall mean the holders of Convertible Notes.

“Convertible Notes” shall mean those certain 7.0% Senior Subordinated Unsecured Convertible Notes due 2026 issued by the Company in favor of the Convertible Noteholders pursuant to that certain Note Purchase Agreement dated November 30, 2016 (as amended, the “Convertible Notes NPA”), among the Company, the Guarantors (as defined therein) and each of the Purchasers (as defined therein).

“Convertible Notes Elections” shall mean all of the elections of the Convertible Noteholders to the repayment in full, or conversion to equity, of each Convertible Noteholder’s Convertible Note in connection with, and subject to the consummation of, the Closing on the Closing Date.

“Copyrights” is defined in the definition of “Intellectual Property”.

“COVID-19 Response” shall mean any action, inaction, activity or conduct reasonably necessary (such determination to be made in the reasonable discretion of Professionals GP following good faith consultation with Parent) in response to any Order, guidance, shelter in place and non-essential business order by any Governmental Entity in order to mitigate, remedy, respond to or otherwise address the effects or impact of the COVID-19 or SARS-CoV-2 virus.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of September 24, 2020, by and among Parent, Sponsors and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

Sch. A – page 4

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including, but not limited to: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930, as amended (iii) the Export Administration Act of 1979, as amended; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act, as amended; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“Deemed Estimated Transaction Costs” shall mean $30,000,000.

“D&O Indemnified Party” is defined in Section 6.11(a).

“DeSPAC Transaction Steps” is defined in Schedule B.

“DGCL” is defined in Section 7.1(a).

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any direct or indirect present or future liability.

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act.

Sch. A – page 5

“Environmental Permits” is defined in Section 3.17(a).

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Estimated Transaction Costs” shall mean, to the extent unpaid as of the Closing, all fees, costs, payments and expenses to be borne by Parent, on the one hand, or by the Company or Company GP, on the other hand, and incurred prior to and through the Closing Date, in connection with (a) the identification of the Company as a business combination target, and the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including to the extent triggered by or payable as a result of the Closing; (b) all bonuses, change in control payments, severance payments, retirement payments, retention or similar payments or success fees payable in connection with or anticipation of the consummation of the Transactions; and (c) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of December 11, 2018, among Perella Weinberg Partners Group LP, the Company, the Subsidiary Guarantors (as defined therein) party thereto from time to time, the Lenders (as defined therein) party thereto from time to time, and Cadence Bank, N.A., as Administrative Agent (as defined therein), as amended by (a) that certain Incremental Amendment to Credit Agreement, dated as of December 11, 2018, (b) that certain Amendment No. 1 to Credit Agreement, dated as of November 11, 2020, and (c) that certain Amendment No. 2 to Credit Agreement, dated as of December 28, 2020.

“Existing Limited Partner Consents” shall mean all necessary consents, amendments or waivers from the requisite limited partners under the limited partnership and other agreements of Professionals that are required thereunder in order to permit the entry into, performance and consummation of the transactions contemplated by this Agreement.

“Financial Statements” is defined in Section 3.9(a).

“Founders Shares Forfeiture” is defined in the Recitals.

“Fundamental Representations” shall mean: (a) in the case of Professionals, Professionals GP, the Company and Company GP, the representations and warranties contained in Sections 3.1 (other than the first sentence of Section 3.1) through 3.5 and Sections 3.18, 3.23, 3.24 and 3.25; and (b) in the case of Parent, the representations and warranties contained in Sections 4.1(c) through 4.3, Section 4.16, and Sections 4.20 through 4.22.

Sch. A – page 6

“Funds Flow Memorandum” is defined in Section 2.2(d).

“Governing Documents” shall mean the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its limited liability company operating agreement and certificate of formation.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“GPL Insurance” is defined Section 6.11(b).

“Group Companies” shall mean Company GP, the Company and all of the Company’s direct and indirect Subsidiaries.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any Legal Requirements pertaining to the environment.

“ILP Elections” shall mean all of the elections of the ILPs to the repurchase of some or all of the limited partnership interests of the Company held by such ILPs.

“ILPs” is defined in the Recitals.

“Inbound Licenses” is defined in Section 3.21(a)(xii).

“Incentive Equity Plan” is defined in Schedule B.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money including the Borrowed Indebtedness and any premiums, fees and expenses related to the paydown of any Borrowed Indebtedness at or immediately following the Closing; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

Sch. A – page 7

“Insider” is defined in Section 3.23.

“Insurance Policies” is defined in Section 3.22.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including:  (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights and copyrightable subject matter, whether registered or unregistered, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software), pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (g) all other intellectual property rights, proprietary rights, or confidential information and materials.

“intentional fraud” shall mean fraud by a Party to this Agreement in the making of a representation or warranty contained in Article III or Article IV of this Agreement, and requires that: (i) a Party to this Agreement made a false representation of material fact in a representation or warranty in Article III or Article IV of this Agreement (either when made or when “brought down” to Closing); (ii) such Party had actual (not constructive) knowledge that such representation or warranty was false when made and acted with scienter; (iii) the false representation or warranty caused the party to whom it was made, acting in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action and suffer damage by reason of such justifiable reliance. The phrase “intentional fraud” expressly excludes legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims (including fraud) based on negligence or recklessness.

Sch. A – page 8

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.1 of the Company Disclosure Letter; and (b) with respect to Parent, the individuals listed on Schedule 1.1(a) of the Parent Disclosure Letter.

“Legacy Partner Elections” shall mean all of the elections of the Legacy Partners to the repurchase of some or all of the equity securities held by such Legacy Partners.

“Legacy Partners” is defined in the Professionals Limited Partnership Agreement.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Maximum Amount” is defined Section 6.11(b).

“NASDAQ” shall mean the NASDAQ Capital Market.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

Sch. A – page 9

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Outside Date” is defined in Section 8.1(b).

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parent” is defined in the Preamble.

“Parent A&R Bylaws” is defined in Schedule B.

“Parent A&R Certificate” is defined in Schedule B.

“Parent Affiliate Arrangements” shall mean those arrangements set forth on Schedule 1.1(b) of the Parent Disclosure Letter.

“Parent Business Combination” is defined in Section 6.9(b).

“Parent Bylaws” shall mean the bylaws of Parent, as they may be amended, modified or supplemented prior to the Closing (subject to compliance with this Agreement).

“Parent Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing minus (b) the Aggregate Parent Stockholder Redemption Payments Amount; plus (c) the proceeds paid to Parent upon consummation of the PIPE Investment; plus (d) the proceeds paid to Parent upon consummation of the purchase and sale to the Company of the Parent Class B Common Stock pursuant to this Agreement.

“Parent Certificate” shall mean the Amended and Restated Certificate of Incorporation of Parent, filed with the Delaware Secretary of State on September 25, 2020, as it may be amended, modified or supplemented prior to the Closing (subject to compliance with this Agreement).

“Parent Class A Common Stock” shall mean the Class A Common Stock, par value $0.0001 per share, of Parent.

“Parent Class B Common Stock” shall mean the Parent Class B-1 Common Stock and the Parent Class B-2 Common Stock, individually or taken together, as indicated by the context in which such term is used.

“Parent Class B-1 Common Stock” shall mean the shares of common stock, par value $0.0001 per share, of Parent designated as “Class B-1 Common Stock”, created and authorized by the Parent A&R Certificate.

Sch. A – page 10

“Parent Class B-2 Common Stock” shall mean the shares of common stock, par value $0.0001 per share, of Parent designated as “Class B-2 Common Stock”, created and authorized by the Parent A&R Certificate.

“Parent Class B Common Stock Purchase Price” shall mean an amount equal to the product of (a) $0.01 per share and (b) the aggregate number of shares of Parent Class B Common Stock to be subscribed for at the Closing.

“Parent Class B Common Stock Subscription Agreement” is defined in Section 2.2(a)(iii).

“Parent Disclosure Letter” is defined in the lead-in to Article IV.

“Parent Equity Recipients” is defined in Section 3.3.

“Parent Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that does, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions.

“Parent Material Contracts” is defined in Section 4.11.

“Parent Organizational Documents” shall mean the Parent Certificate and the Parent Bylaws, and any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Preferred Stock” is defined in Section 4.3(a).

“Parent Recommendation” is defined in the Recitals.

“Parent Released Parties” is defined in Section 6.18(b).

“Parent SEC Reports” is defined in Section 4.7(a).

“Parent Shares” is defined in Section 4.3(a).

“Parent Stockholder Matters” is defined in Section 6.1(a)(i).

“Parent Stockholder Redemption” is defined in Section 6.1(a)(i).

“Parent Stockholder Redemption Payments” is defined in Section 2.3(a).

“Parent Subscribed Class A Units” is defined in Schedule B.

“Parent Subscribed Class B Units” is defined in Schedule B.

Sch. A – page 11

“Parent Subscribed Units” is defined in Schedule B.

“Parent Subscribed Units Purchase Price” shall mean all Parent Cash.

“Parent Subscribed Units Subscription Agreement” is defined in Section 2.2(a)(iv).

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Common Stock and one-third of one Public Warrant.

“Parent Waiving Parties” is defined in Section 10.15(a).

“Parent Warrants” is defined in Section 4.3(a).

“Party” and “Parties” are defined in the Preamble.

“Patents” is defined in the definition of “Intellectual Property”.

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and for which there are sufficient reserves on the Financial Statements in accordance with U.S. GAAP; (b) statutory, common law and contractual Liens of landlords with respect to leased real property and the rights of lessors under any Company Real Property Lease; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other similar restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) in the case of Intellectual Property, non-exclusive licenses granted in the ordinary course; (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies; and (i) leases, subleases and licenses.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, “personal information,” “personal data,” “personally identifiable information,” “nonpublic personal information” and similar terms under any applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts.

Sch. A – page 12

“PIPE Investment” is defined in the Recitals.

“PIPE Investment Amount” is defined in Section 4.13.

“PIPE Investors” is defined in Section 4.13.

“Pre-Combination Class B Common Stock” shall mean the Class B common stock, par value $0.001 per share, of Parent in existing prior to the Closing.

“Privacy Laws” shall mean any and all Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all Legal Requirements relating to breach notification in connection with Personal Information.

“Private Placement Warrants” is defined in Section 4.3(a).

“Privileged Communications” is defined in Section 10.15(a).

“Professionals” is defined in the Preamble.

“Professionals GP” is defined in the Preamble.

“Professionals Limited Partnership Agreement” shall mean the limited partnership agreement of Professionals, as it may be amended and/or restated from time to time, including as contemplated by the Professionals Reorganization.

“Professionals Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that does, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the ability of Professionals and Professionals GP to perform their respective obligations under this Agreement or to consummate the Transactions or the other transactions contemplated by this Agreement.

“Professionals Released Parties” is defined in Section 6.18(a).

“Professionals Reorganization” is defined in the Recitals.

“Proxy Clearance Date” is defined in Section 6.1(a)(i).

“Proxy Statement” is defined in Section 6.1(a)(i).

“Public Warrants” is defined in Section 4.3(a).

Sch. A – page 13

“Reference Date” shall mean January 1, 2016.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” is defined in Section 6.9(a).

“Required Financial Information” is defined in Section 6.1(b).

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state; (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person fifty percent (50%) or more owned, directly or indirectly, by any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group” is defined in Section 10.15(a).

“Seller Waiving Parties” is defined in Section 10.15(b).

“Significant Company Subsidiary” shall mean each Company Subsidiary other than those whom, when considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X.

“Skadden” is defined in Section 10.15(a).

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates and menus.

Sch. A – page 14

“Special Meeting” is defined in Section 6.1(c).

“Specified Fundamental Representations” shall mean: (a) in the case of Professionals, Professionals GP, the Company and Company GP, the representations and warranties contained in the first sentence of Sections 3.1 and in Section 3.6; and (b) in the case of Parent, the representations and warranties contained in Sections 4.1(a), Section 4.1(b) and in Section 4.4.

“Sponsor Letter Agreement” is defined in the Recitals.

“Sponsors” is defined in the Preamble.

“Stockholders Agreement” is defined in Schedule B.

“Subscription Agreements” is defined in Section 4.13.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Support Agreement” is defined in the Recitals.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar assessments or charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with any and all interest, penalties and additions to tax that may become payable imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Receivable Agreement” is defined in Schedule B.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

Sch. A – page 15

“Trade Secrets” is defined in the definition of “Intellectual Property”.

“Trademarks” is defined in the definition of “Intellectual Property”.

“Transaction Agreements” shall mean this Agreement, the Parent A&R Certificate, the Parent A&R Bylaws, the Company A&R Partnership Agreement, the A&R Registration Rights Agreement, the Stockholders Agreement, the Tax Receivable Agreement, the Sponsor Letter Agreement, the subscription agreements referred to in this Agreement, the Confidentiality Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” is defined in the Recitals.

“Transfer Agent” shall mean Continental Stock Trust & Transfer Company.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” is defined in Section 4.14(a).

“Trust Agreement” is defined in Section 4.14(a).

“Trust Termination Letter” is defined in Section 6.5.

“Unaudited Financial Statements” is defined in Section 3.9(a).

“U.S. GAAP” is defined in Section 3.9(a).

“WARN” is defined in Section 3.14(e).

“Working Partners” is defined in the Professionals Limited Partnership Agreement.

Sch. A – page 16

SCHEDULE B

DESPAC TRANSACTION STEPS; CLOSING DESPAC TRANSACTIONS

(a)  DeSPAC Transaction Steps. The following steps will be taken as set forth under this subsection (a) (the “DeSPAC Transaction Steps”), provided that if any of such DeSPAC Transaction Steps requires an approval as set forth below, such DeSPAC Transaction Step will not be taken unless and until such approval is obtained:

1.	The Company and Company GP will amend and restate the limited partnership agreement of the Company in substantially the form of Exhibit D attached hereto (the “Company A&R Partnership Agreement”).

2.	Parent will, subject to obtaining the approval of the Parent Stockholder Matters, (i) adopt the Second Amended and Restated Certificate of Incorporation of Parent (the “Parent A&R Certificate”) in the form attached hereto as Exhibit A; (ii) adopt the Amended and Restated Bylaws of Parent (the “Parent A&R Bylaws”) in the form attached hereto as Exhibit B; and (iii) adopt a new stock incentive plan (the “Incentive Equity Plan”) in substantially the form attached hereto as Exhibit C pursuant to which Parent Class A Common Stock will be issuable.

3.	The Company will subscribe for and purchase from Parent certain shares of Parent Class B-1 Common Stock and Parent Class B-2 Common Stock, and distribute such Parent Class B-1 Common Stock to Professionals and such Parent Class B-2 Common Stock to the ILPs.

4.	Professionals will make a capital contribution of all of the outstanding membership interests of Company GP to Parent in respect of Professionals’ Parent Class B-1 Common Stock.

5.	Parent will subscribe for and purchase certain limited partnership interests of the Company designated as (a) “Partnership Class A Common Units” (“Parent Subscribed Class A Units”) and (b) “Partnership Class B-1 Common Units” and “Partnership Class B-2 Common Units” in the Company A&R Partnership Agreement (together, the “Parent Subscribed Class B Units” and, together with the Parent Subscribed Class A Units, the “Parent Subscribed Units”).

6.	Parent, Sponsors and Professionals, and certain other persons named therein, will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit E;

7.	Parent and Professionals will enter into a Stockholders Agreement (the “Stockholders Agreement”) in substantially the form attached hereto as Exhibit F.

8.	Parent, the Company, Professionals and the partners party thereto will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) in substantially the form attached hereto as Exhibit G.

Sch. B – page 1

(b)  Closing DeSPAC Transactions. At the Closing, the following steps will be taken as set forth below under this subsection (b) (the “Closing DeSPAC Transactions”):

1.	Company A&R Partnership Agreement; Conversion of Convertible Notes. At the Closing, the Company and Company GP shall take such steps as are necessary to authorize and adopt, and enter into, the Company A&R Partnership Agreement, in form and substance reasonably acceptable to Parent.

2.	Adoption of Parent A&R Certificate and Parent A&R Bylaws. Parent will adopt the Parent A&R Certificate and the Parent A&R Bylaws.

3.	Parent Class B Common Stock. At the Closing, following the transactions contemplated by Section 1.1 and item 1 of this subsection (b), Parent shall issue and sell to the Company, and the Company shall purchase from Parent, such number of shares of Parent Class B-1 Common Stock as is determined pursuant to the calculation set forth on Schedule C attached hereto, and such number of shares of Parent Class B-2 Common Stock as is determined pursuant to the calculation set forth on Schedule C attached hereto, and in consideration thereof, the Company shall pay to Parent cash, by wire transfer of readily available funds to the account designated by Parent, in the amount of the Parent Class B Common Stock Purchase Price. Such shares of Parent Class B-1 Common Stock will thereupon be distributed to Professionals, and such shares of Parent Class B-2 Common Stock will thereupon be distributed to the ILPs, each in accordance with the Company A&R Partnership Agreement.

4.	Company GP Contribution. At the Closing, following the transactions contemplated by item 2 of this subsection (b), Company GP, Professionals GP and Professionals shall take such steps as may be necessary to contribute to Parent all of the issued and outstanding membership interests of Company GP to Parent (the “Company GP Contribution”), as a contribution to capital in respect of the Parent Class B-1 Common Stock then held by Professionals, with the documentation thereof to be in form and substance reasonably acceptable to Parent and Professionals GP.

5.	Parent Subscribed Units. At the Closing, following the transactions contemplated by item 3 of this subsection (b), the Company shall issue and sell to Parent, and Parent shall purchase from the Company, such number of Parent Subscribed Units as is determined pursuant to the calculation set forth on Schedule C attached hereto, and in consideration thereof, Parent shall pay to the Company cash, by wire transfer of readily available funds to the account designated by the Company, in the amount equal to the Parent Subscribed Units Purchase Price, each in accordance with the Company A&R Partnership Agreement, and with the documentation of such purchase to be in form and substance reasonable acceptable to Parent, the Company and Professionals.

6.	Conversion of Pre-Combination Class B Common Stock. Upon the effectiveness of the consummation of the Transactions, the Pre-Combination Class B Common Stock (after giving effect to the Founders Shares Forfeiture) will automatically convert into shares of Parent Class A Common Stock (for the avoidance of doubt, with no adjustment to the conversion ratio and with no other anti-dilution protections).

Sch. B – page 2

SCHEDULE C
SUBSCRIBED SHARES AND UNITS CALCULATIONS

Parent Subscribed Class A Units

The number of Parent Subscribed Class A Units to be issued shall, taken together, represent a percentage of the “Partnership Class A Common Units” (as such term is defined in the Company A&R Partnership Agreement) of the Company equal to the result of:

100% minus [PWP Equity Value / $10.00] / [Parent Fully Diluted Capitalization], where

PWP Equity Value = $610,600,000 minus the aggregate amount of cash payments to be made to ILPs and Legacy Partners pursuant to Section 2.3(e) and Section 2.3(f); and

Parent Fully Diluted Capitalization = (1) the aggregate number of outstanding shares of Parent Class A Common Stock as of immediately prior to the Closing, after giving effect to all Parent Stockholder Redemptions, plus (2) 6,846,667 (i.e., the number of Pre-Combination Class B Common Stock outstanding after giving effect to the Founders Shares Forfeiture), plus (3) the aggregate number of shares of Parent Class A Common Stock to be issued in connection with the PIPE Investment as part of the Transactions plus (4) the quotient obtained by dividing PWP Equity Value by $10.00.

Parent Subscribed Class B Units

The number of Parent Subscribed Class B Units to be issued shall, taken together, equal the number of “Partnership Class A Common Units” held by Professionals and ILPs, after giving effect to the cash redemptions, if any, to be made pursuant to Section 2.3(e) and Section 2.3(f). The allocation of such Parent Subscribed Class B Units between the “Partnership Class B-1 Common Units” and the “Partnership Class B-2 Common Units” (as such terms are defined in the Company A&R Partnership Agreement) shall be based on the relative percentage ownership of “Partnership Class A Common Units” in the Company as between the ILPs and Professionals.

Class B-1 Common Stock and Class B-2 Common Stock

The aggregate number of shares of Parent Class B-1 Common Stock and Parent Class B-2 Common Stock, taken together, to be issued to the Company pursuant to item 3 of subsection (b) of Schedule B shall be equal to the number of “Partnership Class B-1 Common Units” and the “Partnership Class B-2 Common Units” to be issued to Parent pursuant to item 5 of subsection (b) of Schedule B.

Sch. C – page 1